   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1999

                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              DJ ORTHOPEDICS, LLC
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

               DELAWARE                                 3842                                52-2165554
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                       DJ ORTHOPEDICS CAPITAL CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

               DELAWARE                                 3842                                52-2157537
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                                 DONJOY, L.L.C.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

               DELAWARE                                 3842                                33-0848317
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                            ------------------------
                               2985 SCOTT STREET
                            VISTA, CALIFORNIA 92083
                                 (800) 336-5690
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                LESLIE H. CROSS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              DJ ORTHOPEDICS, LLC
                               2985 SCOTT STREET
                            VISTA, CALIFORNIA 92083
                                 (800) 336-5690
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)
                            ------------------------
                                WITH A COPY TO:
                              JAMES M. LURIE, ESQ.
                        O'SULLIVAN GRAEV & KARABELL, LLP
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 408-2400
                            ------------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------
                            ------------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                       TO BE          OFFERING PRICE         AGGREGATE           AMOUNT OF
            SECURITIES TO BE REGISTERED                 REGISTERED           PER NOTE        OFFERING PRICE(1)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
12 5/8% Senior Subordinated Notes due 2009.........    $100,000,000            100%            $100,000,000           $27,800
-----------------------------------------------------------------------------------------------------------------------------------
Guarantee of 12 5/8% Senior Subordinated Notes due
  2009.............................................         (2)                 (2)                 (2)                 (2)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.
(2) DonJoy, L.L.C. will guarantee the obligations of dj Orthopedics, LLC and DJ Orthopedics Capital Corporation under the 12 5/8% Senior Subordinated Notes due 2009. Pursuant to Rule 457(n), no additional registration fee is being paid in respect of the guarantees.
                            ------------------------
   THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement covers the registration of $100,000,000 aggregate principal amount of 12 5/8% Senior Subordinated Notes due 2009 (the "New Notes") of dj Orthopedics, LLC and DJ Orthopedics Capital Corporation (the "Issuers"), guaranteed by DonJoy, LLC (the "Guarantor"), that may be exchanged for an equal aggregate principal amount of the Issuers' outstanding 12 5/8% Senior Subordinated Notes due 2009, also guaranteed by the Guarantor. This Registration Statement also covers the registration of New Notes for resale by Chase Securities Inc. in market-making transactions. The complete prospectus relating to the exchange offer (the "Exchange Offer Prospectus") follow this explanatory note. Following the Exchange Offer Prospectus are certain pages of the prospectus relating solely to such market-making transactions (the "Market-Making Prospectus"), including alternate front and back cover pages, a section entitled "Risk Factors -- Trading Market for the New Notes" to be used in lieu of the section entitled "Risk Factors -- No Prior Market for the New Notes" and alternate sections entitled "Use of Proceeds" and "Plan of Distribution." In addition, the Market-Making Prospectus will not include the following captions (or the information set forth under those captions) in the Exchange Offer
Prospectus: "Prospectus Summary -- Summary of the Terms of The Exchange Offer," "Risk Factors -- Failure to Exchange Old Notes," "The Exchange Offer," "Exchange and Registration Rights Agreement" and "Certain U.S. Federal Income Tax Considerations." All other sections of the Exchange Offer Prospectus will be included in the Market-Making Prospectus.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1999
PROSPECTUS

DJ ORTHOPEDICS, LLC
DJ ORTHOPEDICS CAPITAL CORPORATION

OFFER TO EXCHANGE ALL OUTSTANDING
12 5/8% SENIOR SUBORDINATED NOTES DUE 2009
FOR 12 5/8% SENIOR SUBORDINATED NOTES DUE 2009
WHICH HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER

     - We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that are freely tradable.

     - You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

     - The exchange offer expires at 5:00 p.m., New York City time, on
                      ,           , unless we extend the offer.

THE NEW NOTES

     - The terms of the new notes to be issued in the exchange offer are substantially identical to the old notes, except that the new notes will be freely tradeable.

     - No public market currently exists for the notes. We do not intend to list the new notes on any securities exchange and, therefore, no active public market is anticipated.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 20 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

The date of this Prospectus is                , 1999

                               TABLE OF CONTENTS

                                 PAGE
                                 ----
Where You Can Find More
  Information..................    i
Forward-Looking Statements.....   ii
Industry Data..................   ii
Prospectus Summary.............    1
Risk Factors...................   20
The Transactions...............   41
The Exchange Offer.............   43
Use of Proceeds................   55
Capitalization.................   56
Selected Historical
  Consolidated Financial
  Data.........................   57
Unaudited Pro Forma
  Consolidated Financial
  Data.........................   60
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations...................   66
Business.......................   83

                                 PAGE
                                 ----
Management.....................  107
Security Ownership of Certain
  Beneficial Owners and
  Management...................  113
Certain Relationships and
  Related Transactions.........  119
Description of New Credit
  Facility.....................  127
Description of the Notes.......  130
Exchange and Registration
  Rights Agreement.............  183
Certain U.S. Federal Income Tax
  Considerations...............  186
Book-Entry; Delivery and
  Form.........................  187
Plan of Distribution...........  191
Legal Matters..................  191
Experts........................  192
Index To Consolidated Financial
  Statements...................  F-1

                           -------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     Upon effectiveness of the Registration Statement of which this prospectus is a part, we will file annual and quarterly reports and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). You may read and copy any reports, documents and other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

     We, together with our parent holding company, have filed a Registration Statement on Form S-4 to register with the Commission the new notes to be issued in exchange for the old notes. This prospectus is part of that Registration Statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the Registration Statement and the exhibits to the Registration Statement.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT US OR THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE DELIVERY OF THIS PROSPECTUS DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AFTER THIS DATE.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, in particular, the statements about our plans, strategies, and prospects under the headings "Prospectus Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading "Risk Factors". All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

                                 INDUSTRY DATA

     Information contained in this prospectus concerning the orthopedic products industry and its segments, including the orthopedic recovery products industry, our general expectations concerning that industry and its segments and our market position and market share within that industry or its segments, both domestically and internationally, are based on estimates prepared by us using data from various sources (primarily Frost & Sullivan, an international marketing consulting firm, as well as data from our internal research) and on assumptions made by us, based on that data and our knowledge of the orthopedic products industry and its segments, which we believe to be reasonable. Industry data is compiled based on the area of usage of the brace or support (i.e. for the knee, ankle, back, wrist or upper extremities) and includes both the non-retail market in which we compete and the retail market. Accordingly, industry data does not correspond to the organization of our operating segments. Thus, for example, knee braces and supports market data generally cover both rigid and soft knee braces and supports. We believe data regarding the orthopedic products industry and its segments and our market position and market share within that industry or its segments are inherently imprecise, but are generally indicative of their size and our market position and market share within that industry or its segments. Data on our market position and market share within the orthopedic recovery products industry or its segments is based on U.S. sales. Estimated revenues for the orthopedic recovery products industry and its segments and the historical growth rates of that industry and its segments are based on information obtained from Frost & Sullivan. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to our general expectations concerning the orthopedic products industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors" in this prospectus.

     DonJoy(R), ProCare(R), Defiance(R), GoldPoint(R), Monarch(R), RocketSoc(R), IceMan(R), Air DonJoy(R), Quadrant(R), Legend(TM), TROM(TM), Playmaker(TM), PainBuster(TM), OPAL(TM) and 4-TiTude(TM) are certain of our registered trademarks and trademarks for which we have applications pending.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes information about the exchange offer, as well as information regarding our business, certain recent transactions entered into by us and detailed financial data. We urge you to read this prospectus in its entirety. Unless otherwise indicated,

     - the terms "Company", "we", "our", "ours" and "us" refer to dj Orthopedics, LLC and its subsidiaries or, where the context requires, the operations of our predecessor, the Bracing and Support Systems division of Smith & Nephew, Inc. ("Smith & Nephew"),

     - the term "DJ Capital" refers to DJ Orthopedics Capital Corporation, our wholly owned subsidiary and a co-obligor on the notes,

     - the term "Issuers" refers to dj Orthopedics, LLC and DJ Orthopedics Capital Corporation,

     - the term "DonJoy" refers to DonJoy, L.L.C., our parent company, and

     - the term "notes" refers to both the old notes and the new notes.

The financial data included in this prospectus come from the financial statements of DonJoy. DonJoy is a guarantor of the notes and of our bank borrowings and has no material assets or operations other than its ownership of 100% of our equity interests. As a result, the consolidated financial position and results of operations of DonJoy are substantially the same as ours. The pro forma financial information set forth in this prospectus reflects the consummation of the Transactions (as defined below) as if they had occurred as of January 1, 1998 for purposes of the pro forma statements of income data and as of June 29, 1999 for purposes of the pro forma balance sheet data.

                                  THE COMPANY

OVERVIEW

     We are a world leading designer, manufacturer and marketer of orthopedic recovery products. Based on U.S. sales, we believe we are the leading provider of orthopedic recovery products and certain complementary products in the United States. Our broad product lines of rigid knee braces, soft goods and specialty and other orthopedic products provide a range of solutions for patients and orthopedic professionals during the various stages of the orthopedic treatment and recovery process. Our products can be used before, after and as an alternative to surgery, during and after rehabilitation and for the treatment of osteoarthritis. We are a market leader in the orthopedic recovery products industry, selling more than 500 individual products in over 50 countries throughout the world. We market our products under the DonJoy and ProCare brand names, each of which we believe enjoys one of the highest levels of brand name recognition within the orthopedic recovery products industry. In addition to the typical orthopedic patient, our products are used by professional athletes, NCAA athletic programs and the U.S. Ski Team. We believe that our leading market positions, strong brand names, reputation for quality products, broad product lines, established distribution networks in the United States and commitment to research and development provide us with significant opportunities to further grow revenues and earnings. For 1998 and the six months ended June 29, 1999, our net revenues were $101.2 million and $54.7 million, respectively, and our pro forma EBITDA (as defined) was $22.0 million and $11.5 million, respectively.

     Our product lines include rigid knee braces, soft goods and a portfolio of specialty and other orthopedic products.

     - Rigid Knee Braces. Our rigid knee braces include ligament braces, which provide durable support for knee ligament instabilities, post-operative braces, which provide both knee immobilization and a protected range of motion, and osteoarthritic ("OA") braces, which provide relief of knee pain due to osteoarthritis. These technologically-advanced products are generally prescribed to a patient by an orthopedic professional. Our rigid knee braces are either customized braces, utilizing basic frames which are then custom-manufactured to fit a patient's particular measurements, or are standard braces which are available "off-the-shelf" in various sizes and can be easily adjusted to fit the patient in the orthopedic professional's office. Substantially all of our rigid knee braces are marketed under the DonJoy brand name. These products represented approximately 45% of our net revenues for the twelve months ended June 29, 1999.

     - Soft Goods. Our soft goods products, most of which are fabric or neoprene-based, provide support and/or heat retention and compression for afflictions of the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist. Approximately 60% of our soft goods products are marketed under the ProCare brand name, with the remainder marketed under the DonJoy brand name. These products represented approximately 34% of our net revenues for the twelve months ended June 29, 1999.

     - Specialty and Other Orthopedic Products. Our portfolio of specialty and other orthopedic products, which are designed to facilitate orthopedic rehabilitation, include lower extremity walkers (boots which are an alternative to lower extremity casting), upper extremity braces (shoulder and arm braces and slings), cold therapy systems (a form of pain management which provides continuous cold therapy to assist in the reduction of pain and swelling) and pain management delivery systems (a range of ambulatory infusion pumps for the delivery of local anesthetic directly into a joint following surgery). Approximately 80% of our specialty and other orthopedic products are marketed under the DonJoy brand name, with the remainder marketed under the ProCare brand name. These products represented approximately 21% of our net revenues for the twelve months ended June 29, 1999.

     We sell our DonJoy products primarily to orthopedic surgeons, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists and trainers to meet the specific needs of their patients. We sell our ProCare products under private label brand names primarily to third party distributors who generally resell our products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians. Our products are used by people who have sustained an injury, have recently completed an orthopedic surgical procedure and/or suffer from an affliction of the joint. In addition, a number of high profile professional and amateur athletes who participate in sports such as football, basketball and skiing, choose to use our products.

INDUSTRY OVERVIEW

     The orthopedic recovery products industry, the primary industry in which we currently compete, is a segment of the worldwide orthopedic products industry, which had estimated sales in 1998 of $8.5 billion, including estimated U.S. sales of $5.1 billion. The worldwide orthopedic products industry includes reconstructive implants, tissue fixation and healing products, orthopedic recovery products, spinal implants, arthroscopy products and other related products. The orthopedic recovery products industry includes retail and non-retail sales of braces and supports for the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist, and other related products. The U.S. orthopedic recovery products industry generated estimated revenues of $630 million in 1998. We currently compete in the non-retail segment of the U.S. orthopedic recovery products industry, which generated estimated revenues of $535 million in 1998. The European orthopedic recovery products industry generated estimated revenues of $330 million in 1998. Comparable data for the rest of the world is not readily available. Complementary market segments to the orthopedic recovery products industry within the overall orthopedic products industry include orthopedic pain management systems and devices, a market in which we currently compete and which generated estimated 1998 U.S. revenues of $150 million, and soft tissue fixation products and tissue healing products, which represent attractive markets for us and which generated estimated 1998 U.S. revenues of $350 million. Comparable data for Europe and the rest of the world is not readily available.

     The orthopedic recovery products industry is highly fragmented and characterized by competition among a few large, diversified orthopedic companies and numerous smaller niche competitors. Revenues in the U.S. orthopedic recovery products industry grew at an estimated compound annual growth rate of 3.5% from 1994 through 1998. This growth has been driven by increased participation in exercise, sports and other physical activity, the aging "baby boomer" population including adults suffering from osteoarthritis, and a growing awareness of the importance of preventative bracing. Comparable data for Europe and the rest of the world is not readily available.

     We believe data set forth in this prospectus regarding the orthopedic products industry and its segments and our market position and market share within that industry or its segments are inherently imprecise, but are generally indicative of their size and our market position and market share within that industry or its segments. Estimated revenues for the orthopedic recovery products industry and its segments and the historical growth rates for such industry and its segments are based on information obtained from Frost & Sullivan. See "Industry Data."

COMPETITIVE STRENGTHS

     We believe that the following competitive strengths provide us with a strong and stable base to enable us to further enhance growth and profitability:

     - Leading market positions for certain of our products;

     - Strong brand name recognition and reputation for quality;

     - Broad product lines;

     - Established U.S. distribution networks;

     - Successful record of new product development; and

     - Experienced and incentivized management team.

For a complete discussion of our competitive strengths, see "Business -- Competitive Strengths."

BUSINESS STRATEGY

     Our strategic objectives are to strengthen our leadership position in the orthopedic recovery products industry and to increase our revenues and profitability. As a stand alone entity, we will be able to pursue strategic initiatives which were previously not possible. We intend to:

     - Broaden our market reach;

     - Enhance and grow our core business; and

     - Expand our business platform.

The key elements of our business strategy are to:

     - Increase international sales;

     - Improve operating efficiencies;

     - Introduce new products and product enhancements; and

     - Pursue strategic growth opportunities.

For a complete discussion of our business strategy, See "Business -- Business Strategy."

                                THE TRANSACTIONS

     On June 30, 1999, DonJoy consummated a recapitalization pursuant to an agreement among Chase DJ Partners, LLC ("CDP"), Smith & Nephew, the former owner of 100% of the equity interests of DonJoy, and DonJoy.

     Approximately $208.5 million of cash was required to finance the recapitalization, including approximately $199.8 million of cash paid to Smith & Nephew as consideration for the repurchase of Smith & Nephew's equity interests in DonJoy (other than a retained interest of approximately 7.1%) and $8.7 million in transaction fees and expenses. The amount of cash paid to Smith & Nephew is subject to a post-closing adjustment. See "The Transactions." The sources of funds for the recapitalization consisted of:

     - a $64.6 million cash investment in the common membership units (the "Common Units") of DonJoy by CDP;

     - a $1.8 million investment in the Common Units of DonJoy by three members of senior management (the "Management Members"), $1.4 million of which was financed by loans from DonJoy evidenced by management promissory notes;

     - $30.0 million of net proceeds from the purchase by CB Capital Investors L.P. ("CB Capital") and First Union Investors, Inc. ("First Union Investors") of redeemable preferred membership interests (the "Redeemable Preferred Units" and, together with the Common Units, the "Units") of DonJoy having an aggregate liquidation preference of $31.4 million. CB Capital and First Union Investors purchased approximately $21.2 million and $10.2 million, respectively, of Redeemable Preferred Units before payment of $1.4 million of fees to them on a pro rata basis; and

     - our payment to DonJoy for DonJoy's assets and operations, financed by:
       -- approximately $98.0 million from the offering of the old notes, and -- $15.5 million of borrowings under our new senior secured credit facility.

     The recapitalization, the purchase of the Common Units by CDP and the Management Members, the purchase of the Redeemable Preferred Units, the sale of assets by DonJoy to us, the offering of the old notes and the borrowings under our new credit facility are collectively referred to in this prospectus as the "Transactions." As a result of the Transactions, we are a wholly-owned direct subsidiary of DonJoy, holding all of its operating assets.

     The sources and uses of funds for the recapitalization are presented in the following table:

                                                               AMOUNT
                                                        ---------------------
                                                             (DOLLARS IN
                                                              MILLIONS)
SOURCES:
  New credit facility(a)..............................         $ 15.5
  Old notes...........................................           98.0
  Redeemable Preferred Units(b).......................           30.0
  Common Unit investment in DonJoy by CDP.............           64.6
  Retained Common Unit investment in DonJoy by Smith &
     Nephew...........................................            5.4
  Common Unit investment in DonJoy by Management
     Members..........................................            1.8
                                                               ------
     Total sources....................................         $215.3
                                                               ======
USES:
  Consideration paid to Smith & Nephew................         $199.8
  Retained Common Unit investment in DonJoy by Smith &
     Nephew...........................................            5.4
  Loans to Management Members.........................            1.4
  Fees and expenses...................................            8.7
                                                               ------
     Total uses.......................................         $215.3
                                                               ======

-------------------------

(a) Represents the $15.5 million term loan borrowed under our new credit facility to consummate the recapitalization. Our new credit facility also provides for borrowings of up to $25.0 million under a revolving credit facility for working capital and general corporate purposes, including to finance acquisitions, investments and strategic alliances.

(b) Represents $31.4 million of proceeds received from the sale of Redeemable Preferred Units, net of $1.4 million of fees paid to CB Capital and First Union Investors on a pro rata basis.

     As a result of the recapitalization, CDP, Smith & Nephew, the Management Members and the holders of the Redeemable Preferred Units own approximately 85.1%, 7.1%, 2.5% and 5.3%, respectively, of the voting units of DonJoy. In addition, certain members of our management have been granted options to acquire up to approximately 15% of DonJoy's equity interests on a fully diluted basis. See "Management -- 1999 Option Plan".

     CDP is a limited liability company formed by CB Capital, First Union Investors and Fairfield Chase Medical Partners, LLC ("Fairfield Chase"). CB Capital invested approximately $57.9 million, First Union Investors invested approximately $6.4 million and Fairfield Chase invested approximately $0.3 million in CDP. CDP and CB Capital are affiliates of Chase Capital Partners ("CCP"). CCP is the private equity group of The Chase Manhattan Corporation, one of the largest bank holding companies in the United States, and is one of the largest private equity organizations in the United States, with over $7.0 billion under management. Through its affiliates, CCP invests in leveraged buyouts, recapitalizations and venture capital opportunities by providing equity and mezzanine debt capital. Since its inception in 1984, CCP has made over 700 direct investments in a variety of industries. CCP has invested approximately $750 million in over 80 health care companies. First Union Investors is the direct equity and mezzanine investment group of First Union Corporation. Fairfield Chase is a private venture capital firm targeting middle market medical device companies created by CCP and Charles T. Orsatti and controlled by Mr. Orsatti. For a description of the ownership, voting and management arrangements regarding DonJoy and CDP, see "Security Ownership of Certain Beneficial Owners and Management."

     On July 30, 1999, CB Capital and First Union Investors each transferred to affiliates of TCW/Crescent Mezzanine, L.L.C. ("TCW") approximately $5.0 million of Redeemable Preferred Units of DonJoy and $1.8 million and $0.2 million, respectively, of membership interests in CDP.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     On June 30, 1999, we completed the private offering of our 12 5/8% Senior Subordinated Notes due 2009. We and DonJoy entered into an exchange and registration rights agreement with the initial purchaser in the private placement in which we and DonJoy agreed to deliver to you this prospectus and we agreed to complete the exchange offer within 225 days after the date of original issuance of the old notes. You are entitled to exchange in the exchange offer your old notes for new notes which are identical in all material respects to the old notes except that:

     - the new notes have been registered under the Securities Act;

     - the new notes are not entitled to certain rights which are applicable to the old notes under the exchange and registration rights agreement; and

     - certain liquidated damages provisions are no longer applicable.

The Exchange Offer.......................    We are offering to exchange up to
                                             $100.0 million aggregate principal
                                             amount of 12 5/8% senior
                                             subordinated notes which have been
                                             registered under the Securities Act
                                             for up to $100.0 million aggregate
                                             principal amount of 12 5/8% senior
                                             subordinated notes which were
                                             issued on June 30, 1999 in the
                                             private offering. Old notes may be
                                             exchanged only in integral
                                             multiples of $1,000.

Resales..................................    Based on an interpretation by the
                                             staff of the Commission set forth
                                             in no-action letters issued to
                                             third parties, we believe that the
                                             new notes issued pursuant to the
                                             exchange offer in exchange for old
                                             notes may be offered for resale,
                                             resold and otherwise transferred by
                                             you (unless you are our "affiliate"
                                             within the meaning of Rule 405
                                             under the Securities Act) without
                                             compliance with the registration
                                             and prospectus delivery provisions
                                             of the Securities Act, provided
                                             that you are acquiring the new
                                             notes in the ordinary course of
                                             business and that you have not
                                             engaged in, do not intend to engage
                                             in, and have no arrangement or
                                             understanding with any person to
                                             participate in, a distribution of
                                             the new notes.

                                             Each participating broker-dealer
                                             that receives new notes for its own
                                             account pursuant to the exchange
                                             offer in exchange for old notes
                                             that were acquired as a result of
                                             market-making or other trading
                                             activity must acknowledge that it
                                             will deliver a prospectus in
                                             connection with any resale of the
                                             new notes. See "Plan of
                                             Distribution."

                                             Any holder of old notes who

                                             - is our affiliate,

                                             - does not acquire new notes in the
                                                ordinary course of its business,
                                                or

                                             - tenders in the exchange offer
                                                with the intention to
                                                participate, or for the purpose
                                                of participating, in a
                                                distribution of new notes,

                                             cannot rely on the position of the
                                             staff of the SEC enunciated in
                                             Exxon Capital Holdings Corporation,
                                             Morgan Stanley & Co. Incorporated
                                             or similar no-action letters and,
                                             in the absence of an exemption,
                                             must comply with the registration
                                             and prospectus delivery
                                             requirements of the Securities Act
                                             in connection with the resale of
                                             the new notes.

Expiration Date; Withdrawal of Tenders...    The exchange offer will expire at
                                             5:00 p.m., New York City time, on
                                                          ,      or such later
                                             date and time to which we extend
                                             it. We do not currently intend to
                                             extend the expiration date. A
                                             tender of old notes pursuant to the
                                             exchange offer may be withdrawn at
                                             any time prior to the expiration
                                             date. Any old notes not accepted
                                             for exchange for any reason will be
                                             returned without expense to the
                                             tendering holder promptly after the
                                             expiration or termination of the
                                             exchange offer.

Conditions to the Exchange Offer.........    The exchange offer is subject to
                                             customary conditions, some of which
                                             we may waive. See "The Exchange
                                             Offer -- Conditions to Exchange
                                             Offer."

Procedures for Tendering Old Notes.......    If you wish to accept the exchange
                                             offer, you must complete, sign and
                                             date the accompanying letter of
                                             transmittal, or a copy of the
                                             letter of transmittal, according to
                                             the instructions contained in this
                                             prospectus and the letter of
                                             transmittal. You must also mail or
                                             otherwise deliver the letter of
                                             transmittal, or the copy, together
                                             with the old notes and any other
                                             required documents, to the exchange
                                             agent at the address set forth on
                                             the cover of the letter of
                                             transmittal. If you hold old notes
                                             through the Depository Trust
                                             Company ("DTC") and wish to
                                             participate in the exchange offer,
                                             you must comply with the Automated
                                             Tender Offer Program procedures of
                                             DTC, by which you will agree to be
                                             bound by the letter of transmittal.
                                             By signing or agreeing to be bound
                                             by the letter of transmittal, you
                                             will represent to us that, among
                                             other things:

                                             - any new notes that you receive
                                                will be acquired in the ordinary
                                                course of your business;

                                             - you have no arrangement or
                                                understanding with any person or
                                                entity to participate in the
                                                distribution of the new notes;

                                             - if you are a broker-dealer that
                                                will receive new notes for your
                                                own account in exchange for old
                                                notes that were acquired as a
                                                result of market-making
                                                activities, that you will
                                                deliver a prospectus, as
                                                required by law, in connection
                                                with any resale of such new
                                                notes; and

                                             - you are not our "affiliate" as
                                                defined in Rule 405 under the
                                                Securities Act, or, if you are
                                                an affiliate, you will comply
                                                with any applicable registration
                                                and prospectus delivery
                                                requirements of the Securities
                                                Act.

Guaranteed Delivery Procedures...........    If you wish to tender your old
                                             notes and your old notes are not
                                             immediately available or you cannot
                                             deliver your old notes, the letter
                                             of transmittal or any other
                                             documents required by the letter of
                                             transmittal or comply with the
                                             applicable procedures under DTC's
                                             Automated Tender Offer Program
                                             prior to the expiration date, you
                                             must tender your old notes
                                             according to the guaranteed
                                             delivery procedures set forth in
                                             this prospectus under "The Exchange
                                             Offer -- Guaranteed Delivery
                                             Procedures."

Effect on Holders of Old Notes...........    As a result of the making of, and
                                             upon acceptance for exchange of all
                                             validly tendered old notes pursuant
                                             to the terms of, the exchange
                                             offer, we will have fulfilled a
                                             covenant contained in the exchange
                                             and registration rights agreement
                                             and, accordingly, we will not be
                                             obligated to pay liquidated damages
                                             as described in the exchange and
                                             registration rights agreement. If
                                             you are a holder of old notes and
                                             do not tender your old notes in the
                                             exchange offer, you will continue
                                             to hold such old notes and you will
                                             be entitled to all the rights and
                                             limitations applicable to the old
                                             notes in the indenture, except for
                                             any rights under the exchange and
                                             registration rights agreement that
                                             by their terms terminate upon the
                                             consummation of the exchange offer.

Consequences of Failure to Exchange......    All untendered old notes will
                                             continue to be subject to the
                                             restrictions on transfer provided
                                             for in the old notes and in the
                                             indenture. In general, the old
                                             notes may not be offered or sold
                                             unless registered under the
                                             Securities Act, except pursuant to
                                             an exemption from, or in a
                                             transaction not subject to, the
                                             Securities Act and applicable state
                                             securities laws. Other than in
                                             connection with the exchange offer,
                                             we do not currently anticipate that
                                             we will register the old notes
                                             under the Securities Act.

Certain U.S. Federal Income Tax
  Considerations.........................    The exchange of old notes for new
                                             notes in the exchange offer should
                                             not be a taxable event for U.S.
                                             federal income tax purposes. See
                                             "Certain U.S. Federal Income Tax
                                             Considerations."

Use of Proceeds..........................    We will not receive any cash
                                             proceeds from the issuance of the
                                             new notes in the exchange offer.

Exchange Agent...........................    The Bank of New York is the
                                             exchange agent for the exchange
                                             offer. The address and telephone
                                             number of the exchange agent are
                                             set forth in the section captioned
                                             "The Exchange Offer -- Exchange
                                             Agent."

                     SUMMARY OF THE TERMS OF THE NEW NOTES

Issuers..................................    dj Orthopedics, LLC and DJ
Orthopedics Capital Corporation.

New Notes Offered........................    $100,000,000 aggregate principal
                                             amount of 12 5/8% Senior
                                             Subordinated Notes due 2009.

Maturity.................................    June 15, 2009.

Interest.................................   Annual rate:  12 5/8%
                                             Payment frequency: every six months
                                             on June 15 and December 15.
                                             First payment: December 15, 1999.

                                             Holders of old notes whose old
                                             notes are accepted for exchange in
                                             the exchange offer will be deemed
                                             to have waived the right to receive
                                             any payment in respect of interest
                                             on the old notes accrued from June
                                             30, 1999 (the original issue date
                                             of the old notes) to the date of
                                             issuance of the new notes.
                                             Consequently, holders who exchange
                                             their old notes for new notes will
                                             receive the same interest payment
                                             on December 15, 1999 (the first
                                             interest payment date with respect
                                             to the old notes and the new notes
                                             following consummation of the
                                             exchange offer) that they would
                                             have received had they not accepted
                                             the exchange offer.

Optional Redemption......................    On and after June 15, 2004, we may
                                             redeem some or all of the notes at
                                             the redemption prices listed in the
                                             section entitled "Description of
                                             the Notes -- Optional Redemption."
                                             Prior to such date, we may not
                                             redeem the notes, except as
                                             described in the following
                                             paragraph.

                                             At any time prior to June 15, 2002,
                                             we may redeem up to 35% of the
                                             original aggregate principal amount
                                             of the notes with the net cash
                                             proceeds of certain equity
                                             offerings at a redemption price
                                             equal to 112.625% of the principal
                                             amount thereof, plus accrued
                                             interest, so
                                             long as (a) at least 65% of the
                                             original aggregate amount of the
                                             notes remains outstanding after
                                             each such redemption and (b) any
                                             such redemption by us is made
                                             within 90 days of such equity
                                             offering.

Change of Control........................    Upon the occurrence of a change of
                                             control, unless we have exercised
                                             our right to redeem all of the
                                             notes as described above, you will
                                             have the right to require us to
                                             repurchase all or a portion of your
                                             notes at a purchase price in cash
                                             equal to 101% of the principal
                                             amount thereof, plus accrued
                                             interest to the date of repurchase.
                                             See "Description of the
                                             Notes -- Change of Control."

Guarantees...............................    The new notes will be fully and
                                             unconditionally guaranteed on an
                                             unsecured senior subordinated basis
                                             by DonJoy and certain of our future
                                             subsidiaries. None of our current
                                             subsidiaries will guarantee the new
                                             notes. If we fail to make payments
                                             on the new notes, DonJoy and our
                                             future subsidiaries that are
                                             guarantors, if any, must make them
                                             instead.

                                             Our Mexican subsidiary, currently
                                             our only subsidiary besides DJ
                                             Capital, will not guarantee the new
                                             notes. On a pro forma basis, as of
                                             June 29, 1999, the aggregate amount
                                             of the liabilities of our Mexican
                                             subsidiary as reflected on its
                                             balance sheet would have been $0.1
                                             million and such subsidiary would
                                             have accounted for less than 1% of
                                             our assets.

                                             Guarantees of the new notes will be
                                             subordinated to the guarantees of
                                             our senior indebtedness under our
                                             new credit facility issued by
                                             DonJoy and certain of our future
                                             subsidiaries.

Ranking..................................    The new notes will be unsecured
                                             and:

                                             - subordinate to all of our
                                               existing and future senior debt;

                                             - rank equally with all of our
                                               other future senior subordinated
                                               debt, including any old notes not
                                               exchanged for new notes in the
                                               exchange offer;

                                             - rank senior to all of our future
                                               subordinated debt;

                                             - effectively subordinated to our
                                               secured indebtedness to the
                                               extent of the value of the assets
                                               securing such indebtedness; and

                                             - effectively subordinated to all
                                               liabilities of our Mexican
                                               subsidiary and any other future
                                               subsidiary which does not
                                               guarantee the new notes.

                                             Similarly, the guarantees of the
                                             new notes by DonJoy and our future
                                             guarantor subsidiaries, if any,
                                             will be unsecured and:

                                             - subordinate to all of the
                                               applicable guarantor's existing
                                               and future senior debt;

                                             - rank equally with all of the
                                               applicable guarantor's other
                                               future senior subordinated debt,
                                               including its guarantee of any
                                               old notes not exchanged for new
                                               notes in the exchange offer;

                                             - rank senior to all of the
                                               applicable guarantor's future
                                               subordinated debt; and

                                             - effectively subordinated to any
                                               secured indebtedness of such
                                               guarantor to the extent of the
                                               value of the assets securing such
                                               indebtedness.

                                             Assuming we had completed the
                                             Transactions on June 29, 1999 and
                                             that all old notes are exchanged
                                             for
                                             new notes in the exchange offer, on
                                             a pro forma basis:

                                             - we would have had $15.5 million
                                               of senior debt to which the notes
                                               would be subordinated (which
                                               amount does not include $25.0
                                               million available under the
                                               revolving credit portion of our
                                               credit facility);

                                             - DonJoy and DJ Capital would have
                                               had no senior debt (other than
                                               their respective guarantees of
                                               our indebtedness under our new
                                               credit facility);

                                             - we and DJ Capital would not have
                                               had any senior subordinated debt
                                               other than the new notes, and
                                               DonJoy would not have had any
                                               senior subordinated debt other
                                               than its guarantee on the new
                                               notes;

                                             - we and DonJoy would not have had
                                               any subordinated debt; and

                                             - our Mexican subsidiary, which is
                                               not a guarantor of the new notes,
                                               would have had $0.1 million of
                                               liabilities as reflected on its
                                               balance sheet.

                                             The indenture relating to the new
                                             notes permits us to incur a
                                             significant amount of additional
                                             senior indebtedness.

Certain Covenants........................    The indenture, among other things,
                                             restricts our ability and the
                                             ability of our subsidiaries to:

                                             - borrow money;

                                             - make distributions, redeem equity
                                               interests or redeem subordinated
                                               debt;

                                             - make investments;

                                             - use assets as security in other
                                               transactions;

                                             - sell assets;

                                             - guarantee other indebtedness;

                                             - enter into agreements that
                                               restrict dividends from
                                               subsidiaries;

                                             - merge or consolidate; and

                                             - enter into transactions with
                                               affiliates.

                                             These covenants are subject to a
                                             number of important exceptions. For
                                             more details, see "Description of
                                             the Notes -- Certain Covenants."

                                  RISK FACTORS

     You should carefully consider the information under the caption "Risk Factors" and all other information in this prospectus before participating in the exchange offer.
                           -------------------------

     dj Orthopedics, LLC is a Delaware limited liability company formed in March 1999 and is a wholly-owned subsidiary of DonJoy, L.L.C., a Delaware limited liability company formed in December 1998 which acquired the assets and certain liabilities of the Bracing and Support Systems division of Smith & Nephew. DJ Orthopedics Capital Corporation, our wholly-owned subsidiary, is a Delaware corporation formed in March 1999 to serve as a co-issuer of the notes. Our principal executive offices are located at 2985 Scott Street, Vista, California 92083 and our telephone number is (800) 336-5690.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table presents summary historical and pro forma consolidated financial data of DonJoy. DonJoy is a guarantor of the notes and of the new credit facility and has no material assets or operations other than its ownership of 100% of our equity interests. As a result, the consolidated financial position and results of operations of DonJoy are substantially the same as ours. The summary historical consolidated financial data for the years ended December 31, 1996, 1997 and 1998 come from DonJoy's audited consolidated financial statements included in this prospectus.

     The summary historical consolidated financial data for the six months ended June 27, 1998 and June 29, 1999 come from DonJoy's unaudited consolidated financial statements included in this prospectus. In the opinion of our management, the unaudited consolidated financial data reflect all adjustments (which include normal recurring adjustments) necessary to present fairly DonJoy's financial position and results of operations for the unaudited periods. The results of operations for the interim periods are not necessarily indicative of operating results for the full year.

     The summary pro forma consolidated financial data set forth below come from the unaudited pro forma financial statements included in this prospectus. The pro forma consolidated statements of income data gives effect to the Transactions as if they had occurred on January 1, 1998. The pro forma consolidated balance sheet data gives effect to the Transactions as if they had occurred on June 29, 1999. The summary pro forma financial data does not purport to represent what DonJoy's financial position or results of operations would have been if the Transactions had been completed as of the date or for the period presented, nor do such data purport to represent DonJoy's financial position or results of operations for any future date or period.

     We urge you to read the financial data set forth below together with DonJoy's historical consolidated financial statements and the information included under "The Transactions," "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which is included elsewhere in this prospectus.

                                                                                                      PRO FORMA
                                           HISTORICAL                                      --------------------------------
                                 ------------------------------      SIX MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,       --------------------     YEAR ENDED     SIX MONTHS ENDED
                                 ------------------------------    JUNE 27,    JUNE 29,    DECEMBER 31,        JUNE 29,
                                  1996       1997        1998        1998        1999          1998              1999
                                 -------    -------    --------    --------    --------    ------------    ----------------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net revenues...................  $83,112    $92,741    $101,169    $48,044     $54,653       $101,169          $54,653
Cost of goods sold(a)..........   36,396     39,030      46,329     22,096      25,642         43,080           23,825
                                 -------    -------    --------    -------     -------       --------          -------
Gross profit...................   46,716     53,711      54,840     25,948      29,011         58,089           30,828
Operating expenses(a):
  Sales and marketing..........   20,067     22,878      25,296     12,001      13,371         25,296           13,371
  General and administrative...   12,941     15,802      16,484      8,269       8,773         13,441            7,362
  Research and development.....    1,766      2,055       2,248      1,201       1,048          2,248            1,048
  Restructuring costs(b).......       --         --       2,467      2,467          --          2,467               --
                                 -------    -------    --------    -------     -------       --------          -------
Total operating expenses.......   34,774     40,735      46,495     23,938      23,192         43,452           21,781
                                 -------    -------    --------    -------     -------       --------          -------
Income from operations.........   11,942     12,976       8,345      2,010       5,819         14,637            9,047
Interest income (expense),
  net..........................   (2,459)    (2,072)         --         --          --        (15,031)          (7,516)
                                 -------    -------    --------    -------     -------       --------          -------
Income before income taxes.....    9,483     10,904       8,345      2,010       5,819           (394)           1,531
Provision for income taxes.....    3,828      4,367       3,394        817       2,387             --               --
                                 -------    -------    --------    -------     -------       --------          -------
Net income.....................  $ 5,655    $ 6,537    $  4,951    $ 1,193     $ 3,432       $   (394)         $ 1,531
                                 =======    =======    ========    =======     =======       ========          =======
OTHER DATA:
EBITDA(c)......................  $16,584    $17,779    $ 15,665    $ 6,934     $ 8,270       $ 21,957          $11,498
Adjusted EBITDA(d).............   19,187     22,090      21,957     10,058      11,498         21,957           11,498
Depreciation and
  amortization.................    4,642      4,803       4,853      2,457       2,451          4,853            2,451
Capital expenditures...........    1,848      2,273       3,189      2,742         515          3,189              515
Cash interest expense..........       --         --          --         --          --         14,029            7,015
Ratio of earnings to fixed
  charges......................     3.94x      4.83x       8.84x      3.61x      15.79x            (e)            1.19x
Ratio of EBITDA to cash
  interest expense.............       --         --          --         --          --            1.6x             1.6x
Ratio of total debt to
  EBITDA.......................       --         --          --         --          --            5.2x             4.9x(f)

                                                                AS OF JUNE 29, 1999
                                                              -----------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ---------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA
Cash........................................................   $ 1,086      $     --
Working capital.............................................    23,466        23,466
Total assets................................................    75,627        81,741
Total debt..................................................        --       113,453
Redeemable Preferred Units(g)...............................        --        30,000
Total equity (deficit)......................................    64,586       (71,667)

            NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

(a) Historical amounts include various charges and overhead allocations from Smith & Nephew. See note (d) below.

(b) We recorded restructuring costs in 1998 relating to the consolidation of our operations at our Vista, California facility. See Note 4 of Notes to Consolidated Financial Statements, "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Manufacturing Cost Reduction Initiatives".

(c) "EBITDA" is defined as income from operations plus restructuring costs, and depreciation and amortization. EBITDA is not a measure of performance under generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. However, management has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Our definition of EBITDA may not be comparable to that of other companies.

(d) "Adjusted EBITDA" represents EBITDA (as defined above) adjusted to eliminate:

    (1) charges for brand royalties paid by DonJoy to Smith & Nephew for use of the Smith & Nephew trademarks and trade names;

    (2) foreign sales corporation commissions paid by DonJoy on sales to foreign sales corporations established by Smith & Nephew for tax planning purposes;

    (3) Smith & Nephew overhead allocations for corporate managed accounts and new business expense and corporate management expense which will not be incurred following consummation of the recapitalization (the "Eliminated Allocations");

    (4) Smith & Nephew overhead allocations for research and development and for amounts charged by Smith & Nephew for services provided to us for finance (risk management, treasury, audit and taxes), human resources and payroll and legal services (collectively, the "Other Corporate Allocations");

    and adjusted to include the estimated costs we expect to incur to replace the services previously provided by Smith & Nephew as part of the Other Corporate Allocations.

                                                YEARS ENDED            SIX MONTHS ENDED
                                               DECEMBER 31,           -------------------
                                        ---------------------------   JUNE 27,   JUNE 29,
                                         1996      1997      1998       1998       1999
                                        -------   -------   -------   --------   --------
EBITDA................................  $16,584   $17,779   $15,665   $ 6,934    $ 8,270
Brand royalties.......................    1,274     1,605     3,249     1,603      1,817
Foreign sales corporation
  commissions.........................      492       661       439       219         --
Eliminated Allocations................      836     1,652     1,726       863        979
Other Corporate Allocations...........      801     1,193     1,678       839        832
Estimated costs to replace Smith &
  Nephew services.....................     (800)     (800)     (800)     (400)      (400)
                                        -------   -------   -------   -------    -------
Adjusted EBITDA.......................  $19,187   $22,090   $21,957   $10,058    $11,498
                                        =======   =======   =======   =======    =======

    Adjusted EBITDA does not reflect adjustments for Smith & Nephew allocations for bonus, pension and insurance or payroll taxes and benefits or charges for direct legal expenses incurred by Smith & Nephew on our behalf, which costs and expenses we believe we would have incurred in approximately the same amounts on a stand-alone basis, and are of a nature we will continue to incur following the recapitalization. Accordingly, no adjustments for these items have been made. For a more complete description of the corporate charges and allocations, the services to be performed by Smith & Nephew after the recapitalization and our ability to replace such services, see
    Note 3 of Notes to Consolidated Financial Statements, "Risk Factors -- No Recent Prior Operations as an Independent Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations --
    Overview -- Smith & Nephew Allocations and Sales" and "Certain Relationships and Related Transactions -- Other Agreements between DonJoy and Smith & Nephew -- Transition Services Agreement."

    The adjustments described above are reflected in the consolidated pro forma financial data presented in this prospectus.

(e) Pro forma earnings were insufficient to cover fixed charges by $0.5 million for the year ended December 31, 1998.

(f) Annualized

(g) The Redeemable Preferred Units were issued by DonJoy. See "The
    Transactions."

                                  RISK FACTORS

     In addition to the other matters described in this prospectus, you should carefully consider the specific factors set forth below before participating in the exchange offer.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS AND TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.

     As a result of the Transactions, we are highly leveraged, which means we have a large amount of indebtedness in relation to our members' equity (deficit). The following chart shows certain important credit statistics and is presented assuming we had completed the Transactions as of June 29, 1999 in the case of the first three statistics, and as of January 1, 1998 in the case of the ratios of earnings to fixed charges:

                                           PRO FORMA AT
                                          JUNE 29, 1999
                                          --------------
                                          (IN THOUSANDS)
Long-term debt..........................     $113,453
Redeemable preferred units..............     $ 30,000
Members' deficit........................     $(71,667)

                                      PRO FORMA FOR THE
                            -------------------------------------
                               YEAR ENDED        SIX MONTHS ENDED
                            DECEMBER 31, 1998     JUNE 29, 1999
                            -----------------    ----------------
Ratio of earnings to fixed
  charges.................             (a)            1.19x

-------------------------

(a) Pro forma earnings were insufficient to cover fixed charges by $0.5 million for the year ended December 31, 1998.

     We may also incur additional indebtedness from time to time to finance acquisitions, investments or strategic alliances or capital expenditures or for other purposes subject to the restrictions contained in the new credit facility and the indenture. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of New Credit Facility" and "Description of the Notes."

     Our high degree of leverage could have important consequences to us, including the following:

     - Our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms.

     - We will need a substantial portion of our cash flow to pay the principal and interest on our indebtedness, including indebtedness that we may incur in the future.

     - Payments on our indebtedness will reduce the funds that would otherwise be available for our operations and future business opportunities.

     - Debt under the new credit facility is secured and matures prior to the notes.

     - A substantial decrease in our net operating cash flows could make it difficult for us to meet our debt service requirements and force us to modify our operations.

     - We may be more highly leveraged than our competitors, which may place us at a competitive disadvantage.

     - Our debt level may make us more vulnerable than our competitors to a downturn in our business or the economy generally.

     - Our debt level reduces our flexibility in responding to changing business and economic conditions.

     - Some of our debt has a variable rate of interest, which exposes us to the risk of increased interest rates.

     - There would be a material adverse effect on our business and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

ABILITY TO SERVICE DEBT -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to pay principal and interest on the notes and to satisfy our other obligations will depend upon, among other things:

     - Our future financial and operating performance, which performance will be affected by prevailing economic conditions and financial, business, regulatory and other factors, certain of which are beyond our control;

     - The future availability of borrowings under the new revolving credit facility or any successor facility, the availability of which is or may depend on, among other things, our complying with certain covenants. See "Description of New Credit Facility."

     Based on our current and expected levels of operations, we expect that our operating cash flow and borrowings under the new revolving credit facility should be sufficient for us to meet our operating expenses, to make necessary capital expenditures and to service our debt requirements as they become due. However, our operating results and borrowings under the new revolving credit facility may not be sufficient to service our indebtedness, including the Notes. In addition, we may incur additional indebtedness in order to make acquisitions, investments or strategic alliances. If we cannot service our indebtedness, we will be forced to take actions such as reducing or delaying acquisitions, investments, strategic alliances and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness (which could include the notes), or seeking additional equity capital or bankruptcy protection. There is no assurance that any of these remedies can be effected on satisfactory terms, if at all. In addition, the terms of existing or future debt agreements, including the new credit facility and the indenture, may restrict us from adopting any of these alternatives.

SUBORDINATION OF THE NOTES AND THE GUARANTEE; STRUCTURAL SUBORDINATION OF THE NOTES -- THE NOTES AND THE GUARANTEE BY DONJOY ARE, AND GUARANTEES BY ANY OF OUR FUTURE SUBSIDIARIES WILL BE, EFFECTIVELY SUBORDINATED TO ALL SENIOR DEBT OF OUR SUBSIDIARIES.

     The notes are subordinated in right of payment to the prior payment in full of all our existing and future senior indebtedness and the guarantee of the notes by DonJoy and any future subsidiaries providing a guarantee of the notes will be subordinated in right of payment to all senior indebtedness of the applicable guarantor. The indenture requires each of our domestic subsidiaries that is formed or acquired in the future to guarantee the notes, unless we designate such subsidiary as an Unrestricted Subsidiary (as defined). As of June 29, 1999, assuming that we had completed the Transactions on that date, we would have had approximately $15.5 million of senior indebtedness outstanding (excluding unused commitments under the new revolving credit facility), all of which would have been secured, and DonJoy would have had no senior indebtedness outstanding (other than its guarantee of our borrowings under the new credit facility). In addition, the indenture permits us and our Restricted Subsidiaries (as defined in the indenture) to incur additional senior indebtedness, including indebtedness under the new credit facility.

     We or the applicable guarantor may not pay principal, premium (if any), interest or other amounts on account of the notes or the guarantee by DonJoy or any subsidiary in the event of a payment default on, or another default that has resulted in the acceleration of, certain senior indebtedness (including debt under the new credit facility) unless such indebtedness has been paid in full or the default has been cured or waived. In the event of certain other defaults with respect to certain senior indebtedness, we or the applicable guarantor may not be permitted to pay any amount on account of the notes or the guarantee by DonJoy or any subsidiary for a designated period of time. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us or a guarantor, our assets or a guarantor's assets, as the case may be, will be available to pay obligations on the notes or the guarantor's guarantee, as applicable, only after our senior indebtedness or the senior indebtedness of that guarantor has been paid in full, and there can be no assurance that there will be sufficient assets remaining to pay amounts due on all or any of the notes or any guarantee of the notes.

     Our right to receive assets of any subsidiary which is not a guarantor upon the liquidation or reorganization of that subsidiary (and thus the rights of the holders of notes to realize any value with respect to those assets) will be subject to the prior claims of creditors of that subsidiary (including trade creditors). Accordingly, since our Mexican subsidiary is not a guarantor of the notes, the notes are effectively subordinated to all liabilities (including trade payables and contingent liabilities) of our Mexican subsidiary and any of our future subsidiaries that do not provide a guarantee of the notes except to the extent that we are recognized as a creditor of such subsidiary. However, even if we were recognized as a creditor of a subsidiary that does not guarantee the notes, our claims would still be subordinate to any security interest in the assets of that subsidiary, and any indebtedness of that subsidiary senior to that held by us. On a pro forma basis after giving effect to the Transactions, the aggregate amount of the liabilities of our Mexican subsidiary as reflected on its balance sheet would have been $0.1 million as of June 29, 1999.

LIMITED VALUE OF DONJOY GUARANTEE -- YOU SHOULD NOT RELY ON THE GUARANTEE BY DONJOY IN THE EVENT WE CANNOT MAKE PAYMENTS UPON THE NEW NOTES.

     As a result of the Transactions, all of the operations of DonJoy are conducted through us and DonJoy has no material assets other than its ownership of 100% of our equity interests. Accordingly, DonJoy's cash flow and, consequently, its ability to service debt, including its guarantee of the notes and our new credit facility, depends on our operations. As a result, you should not rely on the guarantee by DonJoy for repayment of the notes.

ASSET ENCUMBRANCES TO SECURE THE NEW CREDIT FACILITY -- IF WE DEFAULT UNDER OUR SENIOR DEBT, OUR SENIOR LENDERS CAN FORECLOSE ON THE ASSETS WE HAVE PLEDGED TO SECURE PAYMENT OF THE SENIOR DEBT TO YOUR EXCLUSION.

     In addition to being contractually subordinated to all existing and future senior indebtedness, our obligations under the notes (and DonJoy's obligations under its guarantee) are unsecured while our obligations under the new credit facility (and DonJoy's obligations under its guarantee of our indebtedness under the new credit facility) are secured by a security interest in substantially all of our assets and the assets of DonJoy (which consist principally of 100% of our equity interests) and each of our existing and subsequently acquired or organized U.S. and, subject to certain limitations, non-U.S. subsidiaries, including a pledge of all of the issued and outstanding equity interests in our existing or subsequently acquired or organized U.S. subsidiaries and 65% of the equity interests in each of our subsequently acquired or organized non-U.S. subsidiaries. If we are declared bankrupt or insolvent or if we default under the new credit facility, the lenders could declare all of the funds borrowed under our new credit facility, together with accrued interest, immediately due and payable. If we were unable to repay that indebtedness, the lenders could foreclose on our equity interests pledged by DonJoy, on the pledged equity interests of our subsidiaries and on the assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture at such time. Furthermore, if all equity interests of any future subsidiary guarantor are sold to persons pursuant to an enforcement of the pledge of equity interests in that subsidiary guarantor for the benefit of the senior lenders, then the applicable subsidiary guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. See "Description of New Credit Facility."

RESTRICTIVE DEBT COVENANTS -- OUR DEBT AGREEMENTS RESTRICT OUR BUSINESS IN MANY WAYS.

     The new credit facility and the indenture impose, and the terms of any future indebtedness may impose, operating and other restrictions on us. Such restrictions affect, and in many respects limit or prohibit, among other things, our ability to:

     - incur additional indebtedness,

     - issue redeemable equity interests and preferred equity interests,

     - pay dividends or make distributions, repurchase equity interests or make other restricted payments,

     - redeem indebtedness that is subordinated in right of payment to the Notes,

     - create liens,

     - enter into certain transactions with affiliates,

     - make certain investments,

     - sell assets, or

     - enter into mergers or consolidations.

     The new credit facility also requires us to achieve certain financial and operating results and satisfy certain financial ratios and prohibits us from prepaying our other indebtedness (including the notes) while indebtedness under the new credit facility is outstanding. Our ability to comply with such provisions may be affected by events beyond our control.

     These restrictions contained in the indenture and the new credit facility could

     - limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans, and

     - adversely affect our ability to finance our operations, acquisitions, investments or strategic alliances or other capital needs or to engage in other business activities that would be in our interest.

     A breach of any of these covenants, ratios, tests or other restrictions could result in an event of default under the new credit facility and/or the indenture. Upon the occurrence of an event of default under the new credit facility, the lenders could elect to declare all amounts outstanding under the new credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure such indebtedness. If the lenders under the new credit facility accelerate the payment of the indebtedness, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness, including the notes. See "-- Subordination of the Notes and the Guarantee; Structural Subordination of the Notes," "-- Asset Encumbrances to Secure the New Credit Facility," "Description of New Credit Facility" and "Description of the Notes -- Certain Covenants."

UNCERTAINTY RELATING TO THIRD PARTY REIMBURSEMENT -- CHANGES IN REIMBURSEMENT POLICIES FOR OUR PRODUCTS BY THIRD PARTY PAYORS OR REDUCTIONS IN REIMBURSEMENT RATES FOR OUR PRODUCTS COULD ADVERSELY AFFECT US.

     The ability of our customers (or persons to whom our customers sell our products) to receive reimbursement for the cost of our products from private third party payors and, to a lesser extent, Medicare, Medicaid and other governmental programs, is important to our business. Although we are unable to give precise data because, subject to certain limited exceptions, we are not directly involved in the third party reimbursement process, we believe that a substantial portion of our sales to customers (or by them to their customers) are reimbursed by third party payors. In the United States, third party reimbursement is generally based on the medical necessity of the product to the user, and generally products which are prescribed by doctors are eligible for reimbursement. As such, we believe that substantially all of our U.S. sales of rigid knee braces and a substantial portion of our U.S. sales of soft goods and specialty and other orthopedic products are reimbursed by third party payors. In response to the historic and forecasted reductions of U.S. reimbursement rates, we and many of our competitors are introducing new product offerings at lower prices. Failure by users of our products to obtain sufficient reimbursement from third party payors for our products or adverse changes in governmental and private payors' policies toward reimbursement for our products could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that third party reimbursement for our products will continue to be available or at what rate such products will be reimbursed.

     Congress and certain state legislatures are considering reforms in the health care industry that may lower reimbursement practices, including controls on health care spending through limitations on the growth of Medicare and Medicaid spending. In particular, President Clinton's budget request for 2000 proposes an over $500 million reduction in reimbursement for orthotic and prosthetic devices, including some of our products. In addition, we believe that as an alternative to the President's budget proposal, Congress is considering the elimination of the current 1% annual increase in reimbursement rates for orthotic and prosthetic devices. The President's proposal is not specific as to how the reduction in reimbursement would be implemented. We cannot predict whether or in what form the reduction of, or elimination of the annual increases in, reimbursement rates will be adopted, or if adopted, what effect such reduction or elimination will have on reimbursement rates for our products. Private health insurance plans generally set reimbursement rates at a discount to Medicare. Any Congressional or regulatory developments that reduce Medicare reimbursement rates could reduce reimbursement rates for our products, which could have an adverse effect on our ability to sell our products or cause our customers to use less expensive products, which could have a material adverse effect on our results of operations.

     Similar to our domestic business, our success in international markets also depends upon the eligibility of our products for reimbursement through government sponsored health care payment systems and third party payors, particularly in Europe and Japan, our principal international markets. Reimbursement practices vary significantly by country, with certain jurisdictions, most notably France, requiring products to undergo lengthy regulatory review in order to be eligible for reimbursement. In addition, health care cost containment efforts similar to those we face in the United States are prevalent in many of the foreign jurisdictions in which our products are sold and these efforts are expected to continue. For example, in Germany, our largest foreign market representing approximately one-third of international sales in 1998, reimbursement for our products was decreased in 1997 to 80% from 100% by government sponsored health care payment systems and third party payors. In Italy, our rigid knee bracing products and cold therapy systems, among others, are no longer eligible for reimbursement at all. In the United Kingdom, while reimbursement for our products through the National Health Service ("NHS") is currently available, the cost of our products is not reimbursed by private health insurance plans and orthopedic professionals are being pressured by the NHS to reduce or eliminate the number of rigid knee braces prescribed for orthopedic patients. In France, while we believe our rigid knee braces would be eligible for reimbursement, our knee brace products have not gone through the lengthy regulatory process necessary for reimbursement eligibility and, accordingly, the cost of these products is not currently reimbursed in France. Any developments in our foreign markets that eliminate or reduce reimbursement rates for our products could have an adverse effect on our ability to sell our products or cause our customers to use less expensive products, which could have a material adverse effect on our results of operations.

RESPONSES BY HEALTH CARE PROVIDERS TO PRICE PRESSURES; FORMATION OF BUYING GROUPS -- HEALTHCARE REFORM AND THE EMERGENCE OF MANAGED CARE AND BUYING GROUPS HAS PUT DOWNWARD PRESSURE ON THE PRICES OF OUR PRODUCTS.

     Within the United States, health care reform and the emergence of managed care are changing the dynamics of the health care industry as it seeks ways to control rising health care costs. As a result of health care reform, the U.S. health care industry has seen a rapid expansion of managed care at the expense of traditional private insurance. The development of managed care programs in which the providers contract to provide comprehensive health care to a patient population at a fixed cost per person (referred to as capitation) has given rise to, and is expected to continue to cause, pressures on health care providers to lower costs. The advent of managed care has also resulted in greater attention to the tradeoff between patient need and product cost, so-called demand matching, where patients are evaluated as to age, need for mobility and other parameters and are then matched with an orthopedic recovery product that is cost effective in light of such evaluation. One result of demand matching has been, and is expected to continue to be, a shift toward lower priced products, and any such shift in our product mix to lower margin, off-the-shelf products could have an adverse impact on our operating results. For example, in our rigid knee bracing segment, we and many of our competitors are offering lower priced, off-the-shelf products in response to managed care. These lower priced products have in part contributed to our minimal sales growth in our rigid knee bracing product lines over the past few years and could have a material adverse effect on our business, financial condition and results of operations in the future.

     A further result of managed care and the related pressure on costs has been the advent of buying groups in the United States. Such buying groups enter into preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The extent to which such buying groups are able to obtain compliance by their members with such preferred supplier agreements varies considerably depending on the particular buying groups. In response to the organization of new buying groups, we have entered into national contracts with selected groups and believe that the high levels of product sales to such groups and the opportunity for increased market share can offset the financial impact of discounting. We believe that our ability to enter into more of such arrangements will be important to our future success and the growth of our revenues. However, we may not be able to obtain new preferred supplier commitments for major buying groups, in which case we could lose significant potential sales, to the extent such groups are able to command a high level of compliance by their members. On the other hand, if we receive preferred supplier commitments from particular groups which do not deliver high levels of compliance, we may not be able to offset the negative impact of lower per unit prices or lower margins with any increases in unit sales or in market share, which could have a material adverse effect on our business, financial condition and results of operations.

     In international markets, where the movement toward health care reform and the development of managed care are generally not as advanced as in the United States, we have experienced similar downward pressure on product pricing and other effects of health care reform as we have experienced in the United States. We expect health care reform and managed care to continue to develop in our primary international markets, including Europe and Japan, which we expect will result in further downward pressure in product pricing. The timing and the effects on us of health care reform and the development of managed care in international markets cannot currently be predicted.

POTENTIAL REGULATION LIMITING CUSTOMER BASE -- PROPOSED LAWS COULD LIMIT THE TYPES OF ORTHOPEDIC PROFESSIONALS WHO CAN FIT, SELL OR SEEK REIMBURSEMENT FOR OUR PRODUCTS.

     Congress and state legislatures have from time to time, in response to pressure from certain orthopedic professionals, considered proposals which would have the effect of limiting the types of orthopedic professionals who can fit and/or sell our products or who can seek reimbursement for our products. In particular, Texas and Florida have adopted legislation which prohibits the practice of orthotics and prosthetics, including the measuring, fitting and adjusting of certain medical devices, without a license. The effect of such laws could be to substantially limit our potential customers in those jurisdictions in which such legislation or regulations are enacted and could provide the authorized providers of our products with greater purchasing power. In such event, we would seek to ensure that orthopedic professionals continue to prescribe our products and enhance our relationships with authorized providers. However, we may not be successful in responding to such laws and therefore the adoption of such laws could have a material adverse effect on our business, financial condition and results of operations.

PATENTS AND PROPRIETARY KNOW-HOW -- WE RELY ON INTELLECTUAL PROPERTY TO DEVELOP AND MANUFACTURE OUR PRODUCTS AND OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE LOSE OUR INTELLECTUAL PROPERTY RIGHTS.

     We hold U.S. and foreign patents relating to certain of our components and products and have patent applications pending with respect to certain components and products. We also anticipate that we will apply for additional patents as we deem appropriate. We believe that certain of our existing patents, particularly the patents for our:

     - "Four Points of Leverage" system, the critical element in the design of all of our ligament braces,

     - Custom Contour Measuring System, which serves as an integral part of the measurement process for patients ordering our customized ligament and OA braces,

     - series of hinges for our post-operative braces, and

     - pneumatic pad design and production technologies which utilize air inflatable cushions that allow the patient to vary the location and degree of support provided by braces such as the Defiance and the Patient Ready Monarch, are and will continue to be extremely important to our success. However, we cannot assure you that:

     - our existing or future patents, if any, will afford us adequate protection,

     - our patent applications will result in issued patents, or

     - our patents will not be circumvented or invalidated.

The patent for our "Four Points of Leverage" system expires in January 2005. The expiration of this patent could have a material adverse effect on our business, financial condition and results of operations.

     In addition, we hold licenses from third parties to utilize certain patents, patents pending and technology utilized in the design of some of our existing products and products under development, including the IceMan and the VISTA system. If we lost these licenses, we would not be able to manufacture and sell these products, which could have a material adverse effect on our business, financial condition and results of operations.

     Our success also depends on non-patented proprietary know-how, trade secrets, processes and other proprietary information. We employ various methods to protect our proprietary information, including confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information. However, these methods may not provide us with adequate protection. Our proprietary information may become known to, or be independently developed by, competitors, or our proprietary rights in intellectual property may be challenged, any of which could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Intellectual Property."

PATENT LITIGATION -- WE COULD BE ADVERSELY AFFECTED IF WE BECOME INVOLVED IN LITIGATION REGARDING OUR PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

     The medical device industry has experienced extensive litigation regarding patents and other intellectual property rights. We or our products may become subject to patent infringement claims or litigation or interference proceedings declared by the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time-consuming. We have from time to time needed to, and may in the future need to, litigate to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Any future litigation or interference proceedings will result in substantial expense to us and significant diversion of effort by our technical and management personnel. An adverse determination in litigation or interference proceedings to which we may become a party could:

     - subject us to significant liabilities to third parties,

     - require disputed rights to be licensed from a third party for royalties that may be substantial, or

     - require us to cease using such technology.

Any one of these outcomes could have a material adverse effect on us. Furthermore, we may not be able to obtain necessary licenses on satisfactory terms, if at all. Accordingly, adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling certain of our products, which would have a material adverse effect on our business, financial condition and results of operations.

UNCERTAINTY OF DOMESTIC AND FOREIGN REGULATORY CLEARANCE AND APPROVAL -- WE MAY NOT RECEIVE REGULATORY CLEARANCE OR APPROVAL FOR OUR PRODUCTS OR OPERATIONS IN THE UNITED STATES OR ABROAD.

     Our products and operations are subject to extensive regulation in the United States by the Federal Food and Drug Administration ("FDA"). The FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, promotion, distribution, and production of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In particular, in order for us to market certain products for clinical use in the United States, we generally must first obtain clearance from the FDA, pursuant to Section 510(k) of the Federal Food, Drug, and Cosmetic Act ("FFDCA"). Clearance under Section 510(k) requires demonstration that a new device is substantially equivalent to another legally marketed device. In addition, if we develop products in the future that are not considered to be substantially equivalent to a legally marketed device, we will be required to obtain FDA approval by submitting a premarket approval application ("PMA"). All of our currently marketed products hold the relevant exemption or premarket clearance under the FFDCA. See "Business -- Government Regulation."

     The FDA may not act favorably or quickly in its review of our 510(k) or PMA submissions, or we may encounter significant difficulties and costs in our efforts to obtain FDA clearance or approval, all of which could delay or preclude sale of new products in the United States. Furthermore, the FDA may request additional data, require us to conduct further testing, or compile more data, including clinical data, in support of a 510(k) submission. The FDA may also, instead of accepting a 510(k) submission, require us to submit a PMA, which is typically a much more complex application than a 510(k). To support a PMA, the FDA would likely require that we conduct one or more clinical studies to demonstrate that the device is safe and effective, rather than substantially equivalent to another legally marketed device. We may not be able to meet the requirements to obtain 510(k) clearance or PMA approval, or the FDA may not grant any necessary clearances or approvals. In addition, the FDA may place significant limitations upon the intended use of our products as a condition to a 510(k) clearance or PMA approval. Product applications can also be denied or withdrawn due to failure to comply with regulatory requirements or the occurrence of unforeseen problems following approval. Failure to obtain FDA clearance or approvals of new products we develop, any limitations imposed by the FDA on new product use or the costs of obtaining FDA clearance or approvals could have a material adverse effect on our business, financial condition and results of operations.

     In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a device, a company must, among other things, apply for and obtain Institutional Review Board ("IRB") approval of the proposed investigation. In addition, if the clinical study involves a "significant risk" (as defined by the FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an investigational device exemption ("IDE") application. We may not be able to obtain FDA and/or IRB approval to undertake clinical trials in the U.S. for any new devices we intend to market in the United States in the future. If we obtain such approvals, we may not be able to comply with the IDE and other regulations governing clinical investigations or the data from any such trials may not support clearance or approval of the investigational device. Failure to obtain such approvals or to comply with such regulations could have a material adverse effect on our business, financial condition and results of operations.

     Once the medical device sponsor obtains clearance or approval for a product, rigorous regulatory requirements apply to medical devices. These requirements include, among other things, the Quality System Regulation ("QSR"), recordkeeping regulations, labeling requirements and adverse event reporting regulations. See "Business -- Government Regulation -- Medical Device Regulation." Failure to comply with applicable FDA medical device regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspension of production, the FDA's refusal to grant future premarket clearances or approvals, withdrawals or suspensions of current product applications, and criminal prosecution. Any of these actions, in combination or alone,

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

could have a material adverse effect on our business, financial condition, and results of operations.

     In many of the foreign countries in which we market our products, we are subject to regulations affecting, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to our devices and products in such countries are similar to those of the FDA, including those in Germany, our largest foreign market. In addition, in many countries the national health or social security organizations require our products to be qualified before they can be marketed with the benefit of reimbursement eligibility. Failure to receive, or delays in the receipt of, relevant foreign qualifications could also have a material adverse effect on our business, financial condition, and results of operations. See
"Business -- Government Regulation." Due to the movement towards harmonization of standards in the European Union, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union wide single regulatory system. The timing of this harmonization and its effect on us cannot currently be predicted. Any such developments could have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE ON ORTHOPEDIC PROFESSIONALS, AGENTS AND DISTRIBUTORS -- WE RELY HEAVILY ON OUR RELATIONSHIPS WITH ORTHOPEDIC PROFESSIONALS, AGENTS AND DISTRIBUTORS FOR MARKETING OUR PRODUCTS.

     The sales of our rigid knee braces depend to a significant extent on the prescription and/or recommendation of such products by widely recognized orthopedic surgeons and sports medicine specialists. We have developed and maintain close relationships with a number of widely recognized orthopedic surgeons and sports medicine specialists who assist in product research, development and marketing. These professionals often become product "champions", speaking about our products at medical seminars, assisting in the training of other professionals in the use and/or fitting of our products and providing us with feedback on the industry's acceptance of our new products. The failure of our rigid knee braces to retain the support of such surgeons or specialists, or the failure of our new rigid knee braces to secure and retain similar support from leading surgeons or specialists, could have a material adverse effect on our business, financial condition and results of operations.

     Our marketing success in the United States also depends largely upon marketing arrangements with independent agents and distributors. Our success depends upon our agents' and distributors' sales and service expertise and relationships with the customers in the marketplace. Our failure to maintain relationships with agents and distributors could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Sales, Marketing and Distribution."

TRANSITION TO NEW INDEPENDENT DISTRIBUTORS IN INTERNATIONAL MARKETS -- WE COULD BE ADVERSELY AFFECTED IF WE ARE NOT SUCCESSFUL IN FINDING AND RETAINING NEW INDEPENDENT DISTRIBUTORS IN INTERNATIONAL MARKETS.

     In international markets our products have historically been sold through 30 Smith & Nephew sales organizations and 14 independent distributors, with approximately 55% of our international sales having been made through Smith &

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

Nephew sales organizations. As a result of the recapitalization, we intend to replace most of the Smith & Nephew sales organizations with independent distributors. As of August 1, 1999, we have replaced the Smith & Nephew sales organizations in Japan, New Zealand and Hong Kong with independent distributors. We have also given notice to Smith & Nephew that we will terminate 16 of the remaining 27 Smith & Nephew sales organizations by the beginning of 2000. We believe that we will be able to increase sales by switching to independent distributors who will be responsible for achieving sales targets and focused on building strong relationships with our targeted customers. However, we may not be able to find and retain independent distributors on favorable terms or successfully effect the transition to such new distributors without a significant disruption or loss of sales in the applicable foreign jurisdiction. In addition, the new distributors may not become technically proficient in the use and benefits of our products in a timely manner, if at all. Accordingly, our transition to new independent distributors could have a material adverse effect on our business, financial condition and results of operations.

     In connection with the recapitalization, we entered into a distribution agreement pursuant to which the 30 Smith & Nephew sales organizations which sell our products will continue to do so. However, Smith & Nephew has the right to cease distributing our products in a specific territory on either 30 or 60 days notice (which notice may not be given with respect to certain territories prior to September 1, 1999 or December 31, 1999), depending on the territory. See "Certain Relationships and Related Transactions -- Other Agreements between DonJoy and Smith & Nephew -- Distribution Agreement." If Smith & Nephew terminates the distribution of our products in a territory, we may not be able to find a new independent distributor to replace the Smith & Nephew sales organization, which could have a material adverse effect on our sales in such jurisdiction. The termination of distribution by Smith & Nephew in a sufficient number of jurisdictions prior to the time we are able to replace the Smith & Nephew sales organizations being terminated with new independent distributors could have a material adverse effect on our business, financial condition and results of operations.

INTERNATIONAL OPERATIONS -- OUR INTERNATIONAL SALES MAY BE ADVERSELY AFFECTED BY FOREIGN CURRENCY EXCHANGE FLUCTUATIONS AND OTHER RISKS.

     Sales in foreign markets, primarily Europe and Japan, represented approximately 16% of our net revenues for the twelve months ended June 29, 1999, with Germany representing approximately one-third of international net revenues. See Note 7 of Notes to Consolidated Financial Statements. We expect that our international sales will increase. See "Business -- Business Strategy." Since our international sales are denominated in U.S. dollars, our operating results are not directly impacted by foreign currency exchange fluctuations. However, the volume and product mix of our international sales may be adversely impacted by foreign currency exchange fluctuations as changes in the rate of exchange between the U.S. dollar and the applicable foreign currency will affect the cost of our products to our foreign customers and thus may impact the overall level of customer purchases or result in the customer purchasing less expensive, lower margin products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." In addition, future

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

sales of our products may be denominated in foreign currencies which would cause currency fluctuations to more directly impact our operating results.

     We are also subject to other risks inherent in international operations including political and economic conditions, foreign regulatory requirements, exposure to different legal requirements and standards, potential difficulties in protecting intellectual property, import and export restrictions, increased costs of transportation or shipping, difficulties in staffing and managing international operations, labor disputes, difficulties in collecting accounts receivable and longer collection periods and potentially adverse tax consequences. As we continue to expand our international business, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks. These and other factors may have a material adverse effect on our international operations or on our business, financial condition and results of operations.

INTERNATIONAL OPERATIONS -- OUR LACK OF MANUFACTURING OPERATIONS OUTSIDE THE UNITED STATES MAY CAUSE OUR PRODUCTS TO BE LESS COMPETITIVE IN INTERNATIONAL MARKETS.

     We currently have no manufacturing operations in any foreign jurisdiction other than Mexico. The cost of transporting our products to foreign jurisdictions is currently borne by our customers, who are also often required to pay foreign import duties on our products. As a result, the cost of our products to customers who use or distribute them outside the United States is often greater than products manufactured in the local foreign jurisdiction. In addition, foreign manufacturers of competitive products often receive various local tax concessions which lower their overall manufacturing costs. In order to compete successfully in international markets, we may be required to open or acquire manufacturing operations abroad, which would increase our exposure to the risks of doing business in international jurisdictions. We may not be able to successfully operate off-shore manufacturing operations, which could have a material adverse effect on our international operations or on our business, financial condition and results of operations.

NO RECENT PRIOR OPERATIONS AS AN INDEPENDENT COMPANY -- WE ARE NO LONGER A DIVISION OF SMITH & NEPHEW AND MUST NOW PROVIDE FOR CERTAIN ADMINISTRATIVE SERVICES EITHER INTERNALLY OR THROUGH THIRD PARTIES.

     Prior to the consummation of the recapitalization, DonJoy operated as a division of Smith & Nephew, which provided DonJoy with certain administrative services, such as legal, tax, treasury, risk management, cash management and benefits administration services. In connection with the recapitalization, Smith & Nephew agreed to provide, as requested by DonJoy, many of these services until December 31, 1999, after which time we are required to provide for such services either internally or through third parties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Smith & Nephew Allocations and Sales" and "Certain Relationships and Related Transactions -- Other Agreements between DonJoy and Smith & Nephew." As of the date of this prospectus, we have begun to provide most of these services internally. We cannot assure you that we will be able to obtain replacement sources for any of the remaining services previously provided by Smith & Nephew, or that if obtained, we can obtain such services on terms as favorable as those provided by Smith & Nephew. In addition, we cannot assure you that we will be able to achieve the cost

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

savings presented in the pro forma financial information included in this prospectus.

LOSS OF SMITH & NEPHEW NAME -- WE MAY BE ADVERSELY AFFECTED BECAUSE WE ARE NO LONGER ABLE TO USE THE SMITH & NEPHEW TRADEMARK AND TRADE NAMES.

     As a result of the recapitalization, we no longer have the right to use the Smith & Nephew trademark and trade names. We believe that the sale of our products have benefited from the use of the Smith & Nephew trademark and trade names, particularly in international markets where some of our products have been resold by Smith & Nephew sales organizations under Smith & Nephew brand names, as well as in obtaining national contracts with buying groups. The impact on our business and operations of our no longer using such trademarks and trade names cannot be fully predicted and could have a material adverse effect on our business, financial condition and results of operations.

RISKS GENERALLY ASSOCIATED WITH STRATEGIC GROWTH OPPORTUNITIES -- WE INTEND TO PURSUE, BUT MAY NOT BE ABLE TO IDENTIFY, FINANCE OR SUCCESSFULLY COMPLETE STRATEGIC GROWTH OPPORTUNITIES.

     One element of our growth strategy is to pursue acquisitions, investments and strategic alliances that either expand or complement our business. We may not be able to identify acceptable opportunities or complete any acquisitions, investments or strategic alliances on favorable terms or in a timely manner. Acquisitions and, to a lesser extent, investments and strategic alliances involve a number of risks, including:

     - the diversion of management's attention to the assimilation of the operations and personnel of the new business,

     - adverse short-term effects on our operating results, and

     - the inability to successfully integrate the new businesses with our existing business, including financial reporting, management and information technology systems.

In addition, we may require additional debt or equity financings for future acquisitions, investments or strategic alliances which may not be available on favorable terms, if at all. We may not be able to successfully integrate or operate profitably any new business we acquire and we cannot assure you that any other investments we make or strategic alliances we enter into will be successful.

IMPLEMENTATION OF BUSINESS STRATEGY -- IF WE CANNOT SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY, WE MAY NOT BE ABLE TO SERVICE OUR INDEBTEDNESS.

     Our business strategy is to:

     - increase international sales,

     - improve operating efficiencies,

     - introduce new products and product enhancements, and

     - pursue strategic growth opportunities.

     Our ability to achieve our objectives is subject to a variety of factors, many of which are beyond our control, and we may not be successful in implementing our strategy. In addition, the implementation of our strategy may not improve our operating results. We may decide to alter or discontinue certain aspects of our business strategy and may adopt alternative or additional strategies due to

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

competitive factors or factors not currently foreseen, such as unforeseen costs and expenses or events beyond our control, such as an economic downturn. See "-- Substantial Leverage and Ability to Service and Refinance Debt."

     Any failure to successfully implement our business strategy may adversely affect our ability to service our indebtedness, including our ability to make principal and interest payments on the notes.

DEPENDENCE UPON KEY PERSONNEL -- WE MAY BE ADVERSELY AFFECTED IF WE LOSE ANY MEMBER OF OUR SENIOR MANAGEMENT.

     We are dependent on the continued services of our senior management team, including Leslie H. Cross, our President and Chief Executive Officer, Cyril Talbot III, our Vice President -- Finance and Chief Financial Officer, and Michael R. McBrayer, our Vice President -- Domestic Sales. The loss of these key personnel could have a material adverse effect on us. See
"Management -- Employment Agreements."

COMPETITION -- WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT.

     The orthopedic recovery products industry is highly competitive and fragmented. Our competitors include numerous smaller niche companies and a few large, diversified orthopedic companies. Some of our competitors are part of corporate groups that have significantly greater financial, marketing and other resources than us. As such, we may be at a competitive disadvantage with respect to these competitors. Our primary competitors in the rigid knee brace market include DePuy OrthoTech (a division of Johnson & Johnson), Innovation Sports Incorporated, Townsend Industries Inc., Bledsoe Brace Systems (a division of Medical Technology, Inc.) and Generation II USA, Inc. We compete in the non-retail sector of the soft goods products market and our competitors include DeRoyal Industries, Zimmer, Inc. (a division of Bristol-Meyers Squibb Company) and Tecnol Orthopedics (a division of Kimberly Clark Corp.). We compete with a variety of manufacturers of specialty and other orthopedic products, depending on the type of product. In addition, in certain foreign countries, we compete with one or more local competitors.

TECHNOLOGICAL CHANGE -- WE MAY NOT BE ABLE TO DEVELOP AND MARKET NEW PRODUCTS OR PRODUCT ENHANCEMENTS TO REMAIN COMPETITIVE.

     Our competitors may develop new medical procedures, technologies or products that are more effective than ours or that would render our technology or products obsolete or uncompetitive which could have a material adverse effect on us. For example, the recent development and use of joint lubricants to treat osteoarthritis in the knee may prove to be an effective alternative to the use of our OA braces.

     Further, our ongoing success requires the continued development of new products and the enhancement of our existing products. We may not be able to:

     - continue to develop successful new products and enhance existing products,

     - obtain required regulatory approvals for such products,

     - market such products in a commercially viable manner, or

     - gain market acceptance for such products.

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

Our failure to develop and market new products and product enhancements could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Competition."

PRODUCT LIABILITY EXPOSURE -- WE COULD BE ADVERSELY AFFECTED IF A PRODUCT LIABILITY CLAIM IS BROUGHT AGAINST US AND WE DON'T HAVE ADEQUATE INSURANCE.

     The manufacturing and marketing of our products entails risks of product liability and from time to time we have been subject to product liability claims. Although we maintain product liability insurance in amounts which we believe to be reasonable and standard in the industry, the amount and scope of any coverage may be inadequate to protect us in the event of a substantial adverse product liability judgment.

CONCENTRATION OF OWNERSHIP AND CONTROL OF THE COMPANY -- WE ARE CONTROLLED BY CDP, FAIRFIELD CHASE AND THEIR MEMBERS AND THEIR INTERESTS MAY NOT BE ALIGNED WITH YOURS.

     As a result of the recapitalization, CDP owns approximately 85.1% of the outstanding voting units of our parent company, DonJoy, which owns all of our equity interests. The members of CDP are CB Capital, First Union Investors, Fairfield Chase and TCW. CB Capital owns a majority of the interests of CDP and Fairfield Chase, which is controlled by Charles T. Orsatti, is the initial managing member of CDP. In addition, through their ownership of Redeemable Preferred Units, CB Capital and First Union Investors also directly own approximately 2.5% of the outstanding voting units of DonJoy and TCW owns approximately 2.5% of the outstanding voting units of DonJoy. Accordingly, CDP, Fairfield Chase, which as managing member initially controls CDP, and their members have the power, subject to certain exceptions, to control us and DonJoy. Under certain circumstances CB Capital can become the managing member of CDP. For a description of the ownership, voting and management arrangements regarding DonJoy and CDP, see "Security Ownership of Certain Beneficial Owners and Management." The interests of CDP, Fairfield Chase and their members may not in all cases be aligned with yours.

PURCHASE OF THE NOTES UPON CHANGE OF CONTROL -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon a change of control, we are required to offer to purchase all of the notes then outstanding at 101% of the principal amount thereof plus accrued interest. If a change of control were to occur, we may not have sufficient funds to pay the purchase price for the outstanding notes tendered, and we expect that we would require third-party financing. However, we may not be able to obtain such financing on favorable terms, if at all. In addition, the new credit facility restricts our ability to repurchase the notes, including pursuant to an offer in connection with a change of control. A change of control under the indenture may also result in an event of default under the new credit facility and may cause the acceleration of other senior indebtedness, if any, in which case the subordination provisions of the notes would require payment in full of the new credit facility and any other senior indebtedness before repurchase of the notes. Our future indebtedness may also contain restrictions on our ability to repay the notes upon certain events or transactions that could constitute a change of control under the indenture. The

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

inability to repay senior indebtedness upon a change of control or to purchase all of the tendered notes, would each constitute an event of default under the indenture. See "Description of the Notes -- Change of Control" and "Description of New Credit Facility."

     The change of control provision in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. Such transaction may not involve a change in voting power or beneficial ownership, or, even if it does, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger these provisions. Except as described under "Description of the Notes -- Change of Control", the Indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

YEAR 2000 -- OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY THE YEAR 2000 PROBLEM.

     The "Year 2000" problem relates to computer systems that are designed using two digits, rather than four, to represent a given year. Therefore, such systems may recognize "00" as the year 1900 rather than 2000, possibly resulting in major system failures or miscalculations and causing disruptions in our operations. We have assessed our readiness for the Year 2000 by focusing on four key areas: (1) internal infrastructure readiness, by addressing internal hardware and software, and non-information technology systems; (2) product readiness, by addressing the functionality of the processes by which our products are developed, manufactured and distributed; (3) supplier readiness, by addressing the preparedness of our key suppliers; and (4) customer readiness, by addressing customer support and transactional activity. For each readiness area, we are performing a risk assessment, conducting testing and remediation, developing contingency plans to mitigate unknown risk and communicating with employees, suppliers, customers and other third parties to raise awareness of the Year 2000 issue.

     We believe our current remediation and replacement programs will adequately address the Year 2000 issues with respect to our internal systems in all material respects. However, these programs may experience minor disruptions. In addition, our suppliers and customers may not resolve their own Year 2000 issues in a timely manner. We have received written responses from some of our suppliers and customers acknowledging the Year 2000 issue and stating their present intention to be compliant. We have not received responses from all of our suppliers and customers and we cannot assure you that all of our key suppliers or customers will become compliant in time to avoid a disruption to our business which could have a material adverse effect on us. If we or our suppliers or customers fail to completely overcome the Year 2000 issue, our business, financial condition and results of operations could be adversely affected.

     During 1998 and the first six months of 1999 we expensed $337,000 for consulting services and software related to compliance with Year 2000 requirements. We estimate that the future costs of complying with the Year 2000 requirements will be approximately $40,000 in additional consulting and software and hardware purchases. Our forecasted costs and the expected completion of

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

our Year 2000 programs by the end of the third quarter of 1999 are based on our best estimates, which in turn are based on numerous assumptions of future events, including the continued availability and cost of necessary personnel and other resources, third party modification plans and other factors. We cannot be certain that these estimates will be achieved and actual results could differ materially from these estimates.

IMPACT OF ENVIRONMENTAL AND OTHER REGULATION -- WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAWS AND OTHER REGULATIONS WHICH COULD ADVERSELY AFFECT US.

     We are subject to the requirements of federal, state and local environmental and occupational health and safety laws and regulations of the U.S. and foreign countries. We cannot assure you that we have been or will be at all times in complete compliance with all such requirements or that we will not incur material costs or liabilities in connection with such requirements in the future. These requirements are complex, constantly changing and have tended to become more stringent over time. It is possible that these requirements may change or liabilities may arise in the future in a manner that could have a material effect on our business. For more information about our environmental compliance and potential environmental liabilities see
"Business -- Environmental and Other Matters."

REGULATION OF FRAUD AND ABUSE IN HEALTH CARE -- WE MAY NEED TO CHANGE OUR BUSINESS PRACTICES TO COMPLY WITH HEALTH CARE FRAUD AND ABUSE REGULATIONS.

     We are subject to various federal and state laws pertaining to health care fraud and abuse, including antikickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs, including Medicare, Medicaid, VA health programs and CHAMPUS. We have never been challenged by a governmental authority under any of these laws and believe that our operations are in material compliance with such laws. However, because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. In addition, we cannot assure you that the occurrence of one or more violations of these laws would not result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Government Regulation."

FRAUDULENT CONVEYANCE STATUTES -- FEDERAL AND STATE LAWS PERMIT A COURT TO VOID THE NOTES AND GUARANTEES UNDER CERTAIN CIRCUMSTANCES.

     The new notes will be issued in exchange for the old notes. We used the net proceeds from the offering of the old notes, together with borrowings under the term loan portion of our new credit facility, to purchase the assets and operations of DonJoy. DonJoy used such amounts, together with the proceeds from the issuance of the Common Units to CDP and the Management Members and the Redeemable Preferred Units to repurchase a portion of the equity interests of DonJoy owned by Smith & Nephew. The obligations we incurred under the indenture and the old notes and the obligations incurred by DonJoy under the indenture and its guarantee may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit commenced by or on behalf of our or DonJoy's unpaid creditors. Under these laws, if a court were to find that, at the time we issued the old notes or DonJoy issued its guarantee of the old notes, we or DonJoy, as the case may be:

     - incurred such indebtedness with the intent of hindering, delaying or defrauding present or future creditors, or

     - received less than the reasonably equivalent value or fair consideration for incurring such indebtedness, and

        - were insolvent or rendered insolvent by reason of any of the Transactions,

        - were engaged or about to engage in a business or transaction for which our or DonJoy's assets constituted unreasonably small capital to carry on our or its business, or

        - intended to incur, or did incur, or believed that we or DonJoy would incur, debts beyond our or its ability to pay as they matured or became due then, such court might:

     - subordinate the notes or DonJoy's guarantee of the notes to our or DonJoy's presently existing or future indebtedness,

     - void the issuance of the notes (in our case) or DonJoy's Guarantee, or

     - take other actions detrimental to holders of the notes.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. However, we or DonJoy generally would be considered insolvent at the time we incurred indebtedness under the old notes or DonJoy issued its guarantee, as the case may be, if either:

     - the fair salable value of our or DonJoy's assets, as applicable, were less than the amount required to pay our or DonJoy's probable liability on our or its total existing debts and liabilities (including contingent liabilities) as they become absolute or matured, or

     - the sum of our or DonJoy's debts (including contingent liabilities) were greater than our or DonJoy's assets, at fair valuation.

We cannot predict:

     - what standard a court would apply in order to determine whether we or DonJoy were insolvent as of the date we or DonJoy issued the old notes or its guarantee, or that regardless of the method of valuation a court would determine that we or DonJoy were insolvent on that date, or

     - whether a court would not determine that the payments constituted fraudulent transfers on another ground.

     In rendering their opinions in connection with the Transactions, our counsel and counsel to the initial purchaser of the old notes did not express any opinion as to the applicability of federal bankruptcy or state fraudulent transfer and conveyance laws.

     To the extent a court voids DonJoy's guarantee as a fraudulent conveyance or holds it unenforceable for any other reason, holders of the notes would cease to have any claim in respect of DonJoy and would be creditors solely of us.

     Based upon financial and other information available to us, we believe that we and DonJoy issued the old notes and the guarantee of the old notes for proper purposes and in good faith and that at the time we and DonJoy issued the old notes and the guarantee of the old notes, we and DonJoy (i) were not insolvent or rendered insolvent thereby, (ii) had sufficient capital to run our business and (iii) were able to pay our debts as they mature or become due. In reaching these conclusions, we relied on various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. However, a court may not adopt the assumptions and methodologies we have chosen or concur with our conclusion as to our solvency.

     Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against us or DonJoy within 90 days after any payment by us with respect to the notes or by DonJoy under its guarantee of the notes, or if we or DonJoy anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

     In the event there are any subsidiary guarantors in the future, the foregoing would apply their guarantees.

FAILURE TO EXCHANGE OLD NOTES -- IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES AND YOUR ABILITY TO TRANSFER OLD NOTES WILL BE ADVERSELY AFFECTED.

     We will only issue new notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and, except in certain limited circumstances, you will no longer have any registration rights or be entitled to any liquidated damages with respect to the old notes. In addition:

     - if you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes, and

     - if you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those new notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

     After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be less old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such new notes.

NO PRIOR MARKET FOR THE NEW NOTES -- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

     The new notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the new notes.

                                THE TRANSACTIONS

     On June 30, 1999, DonJoy consummated a recapitalization pursuant to a recapitalization agreement dated as of April 29, 1999 among CDP, Smith & Nephew and DonJoy. As a result of the recapitalization, CDP, Smith & Nephew, the Management Members and the holders of the Redeemable Preferred Units own approximately 85.1%, 7.1%, 2.5% and 5.3%, respectively, of the outstanding voting Units of DonJoy.

     Pursuant to the recapitalization, CDP made a $64.6 million cash investment in the common units of DonJoy. The Management Members also made a $1.8 million investment in the Common Units of DonJoy, $1.4 million of which was financed by loans from DonJoy. In addition, DonJoy issued the Redeemable Preferred Units for an aggregate purchase price of $31.4 million, with CB Capital purchasing approximately $21.2 million and First Union Investors purchasing approximately $10.2 million of such Redeemable Preferred Units before payment of $1.4 million of fees to them on a pro rata basis. DonJoy sold all of its assets (other than the cash proceeds from the equity contribution by CDP and the Management Members and the issuance of the Redeemable Preferred Units) to the Company. The Company funded the asset sale using the proceeds from the offering of the old notes and $15.5 million of borrowings under the new credit facility. DonJoy used the $208.5 million of proceeds from the asset sale, the issuance of the Redeemable Preferred Units and the issuance of the Common Units to CDP and the Management Members (excluding $1.4 million which was financed through loans to the Management Members to repurchase from Smith & Nephew its Common Units in DonJoy (other than a retained interest of approximately 7.1%) for approximately $199.8 million, subject to adjustment as described below, and to pay transaction fees and expenses of $8.7 million. The consideration paid to Smith & Nephew will be increased (decreased) on a dollar for dollar basis to the extent the value of our net operating assets (as defined in the recapitalization agreement) on the closing date of the recapitalization exceeded (was less than) $33.4 million.

     The sources and uses of funds for the recapitalization are presented in the following table:

                                                       AMOUNT
                                                ---------------------
                                                     (DOLLARS IN
                                                      MILLIONS)
SOURCES:
  New credit facility(a)......................         $ 15.5
  Old notes...................................           98.0
  Redeemable Preferred Units(b)...............           30.0
  Common Unit investment in DonJoy by CDP.....           64.6
  Retained Common Unit investment in DonJoy by
     Smith & Nephew...........................            5.4
  Common Unit investment in DonJoy by
     Management Members.......................            1.8
                                                       ------
          Total sources.......................         $215.3

                                                       AMOUNT
                                                ---------------------
                                                     (DOLLARS IN
                                                      MILLIONS)
                                                       ======
USES:
  Consideration paid to Smith & Nephew........         $199.8
  Retained Common Unit investment in DonJoy by
     Smith & Nephew...........................            5.4
  Loans to Management Members.................            1.4
  Fees and expenses...........................            8.7
                                                       ------
          Total uses..........................         $215.3
                                                       ======

-------------------------

(a) Represents the $15.5 million term loan borrowed under the new credit facility to consummate the recapitalization. The new credit facility also provides for borrowings of up to $25.0 million under the revolving credit facility for working capital and general corporate purposes, including to finance acquisitions, investments and strategic alliances.

(b) Represents $31.4 million of proceeds received from the sale of Redeemable Preferred Units, net of $1.4 million of fees paid to CB Capital and First Union Investors on a pro rata basis.

     The loans to the Management Members bear interest at the rate of 5.3% and have a seven year maturity. Annual interest payments are required until the maturity date, at which time the entire principal amount of the loan must be repaid. The loans to the Management Members are full recourse and secured by a pledge of the Common Units issued to the applicable Management Members.

     In connection with the recapitalization, DonJoy and Smith & Nephew entered into agreements providing for the continuation or transfer and transition of certain aspects of the Company's business operations. See "Certain Relationships and Related Transactions -- Additional Agreements between DonJoy and Smith & Nephew."

     Upon consummation of the recapitalization, DonJoy adopted an option plan entitling certain members of management to acquire, subject to certain conditions, up to approximately 15% of DonJoy's equity interests on a fully diluted basis. See "Management -- 1999 Option Plan."

     On July 30, 1999, CB Capital and First Union Investors each transferred to TCW approximately $5.0 million of Redeemable Preferred Units of DonJoy and $1.8 million and $0.2 million, respectively, of membership interests in CDP.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We and DonJoy have entered into an exchange and registration rights agreement with the initial purchaser of the old notes in which we and DonJoy agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the old notes for new notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause the exchange offer to be consummated within 225 days following the original issuance of the old notes. The new notes will have terms substantially identical to the old notes except that the new notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the exchange and registration rights agreement. The old notes were issued on June 30, 1999.

     Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

     - if pursuant to any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC do not permit us to effect the exchange offer as contemplated by the exchange and registration rights agreement;

     - if any old notes validly tendered in the exchange offer are not exchanged for new notes within 225 days after the original issue of the old notes;

     - if the initial purchaser of the old notes so requests (but only with respect to any old notes not eligible to be exchanged for new notes in the exchange offer); or

     - if any holder of the old notes notifies us that it is not permitted to participate in the exchange offer or would not receive fully tradable new notes pursuant to the exchange offer.

     Each holder of old notes that wishes to exchange old notes for transferable new notes in the exchange offer will be required to make the following representations:

     - any new notes will be acquired in the ordinary course of its business;

     - such holder has no arrangement or understanding with any person to participate in the distribution of the new notes; and

     - such holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

RESALE OF NEW NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     - such new notes are acquired in the ordinary course of the holder's business; and

     - the holder does not intend to participate in the distribution of such new notes.

     Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

     - cannot rely on the position of the staff of the SEC enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, for the resale or for other retransfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

     The form and terms of the new notes will be substantially identical to the form and terms of the old notes except the new notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon failure of the Issuers to fulfill their obligations under the exchange and registration rights agreement to file, and cause to be effective, a registration statement. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, $100.0 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

     We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from the Issuers and delivering exchange notes to such holders. Subject to the terms of the exchange and registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "-- Certain Conditions to the Exchange Offer."

     Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "-- Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time on , 1999, unless we extend it in our sole discretion.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     - to delay accepting for exchange any old notes;

     - to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     - subject to the terms of the exchange and registration rights agreement, to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

     - the new notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     - the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

     - the representations described under "-- Purpose and Effect of the Exchange Offer", "-- Procedures for Tendering" and "Plan of Distribution", and

     - such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     - comply with DTC's Automated Tender Offer Program procedures described below.

     In addition, either:

     - the exchange agent must receive old notes along with the letter of transmittal; or

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, the Issuers recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or old notes to the Issuers. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes; either:

     - make appropriate arrangements to register ownership of the old notes in such owner's name; or

     - obtain a properly completed bond power from the registered holder of old notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old note tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by the Issuers, they should also submit evidence satisfactory to the Issuers of their authority to deliver the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer program to tender. Participant in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

     - such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

     - the agreement may be enforced against such participant.

     The Issuers will determine in their sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, the Issuers will issue new notes for old notes that they have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     By signing the letter of transmittal, each tendering holder of old notes will represent to the Issuers that, among other things:

     - any new notes that the holder receives will be acquired in the ordinary course of its business;

     - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

     - if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the new notes;

     - if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

     - the holder is not an "affiliate", as defined in Rule 405 of the Securities Act, of either of the Issuers or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

      -- setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

      -- stating that the tender is being made thereby; and

      -- guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York State Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "-- Exchange Agent", or

     - holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

     Any such notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn;

     - identify the old notes to be withdrawn (including the principal amount of such old notes); and

     - where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

     If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have validity tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "Procedures for Tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

                    For Overnight Delivery, Delivery by Hand
                  or Delivery by Registered or Certified Mail:

                              The Bank of New York
                           101 Barclay St., Floor 7E
                               New York, NY 10286
                          Attn: Reorganization Section

                           By Facsimile Transmission
                       (for eligible institutions only):

                                 (212) 815-6339

                      Confirm facsimile by telephone only:

                                 (---) --------

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by its officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     Our expenses in connection with the exchange offer include:

     - SEC registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

TRANSFER TAXES

     The Issuers will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

     - certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

     - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

     If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

     Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct the Issuers to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of old notes who do not exchange their old notes for new notes under the exchange offer will remain subject to the restrictions on transfer applicable to the old notes:

     - as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

     In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, the Issuers do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the new notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes:

     - could not rely on the applicable interpretations of the SEC; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

     The Issuers will record the new notes in their accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, the Issuers will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The Issuers will record the expenses of the exchange offer as incurred.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     The Issuers may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuers have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness.

                                 CAPITALIZATION

     The following table sets forth DonJoy's consolidated capitalization as of June 29, 1999 on an historical basis and a pro forma basis adjusted to give effect to the Transactions as if they had been consummated on such date. This table should be read in conjunction with the consolidated financial statements, including the notes thereto, "The Transactions," "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                            AS OF JUNE 29, 1999
                                                          -----------------------
                                                          HISTORICAL    PRO FORMA
                                                          ----------    ---------
                                                          (DOLLARS IN THOUSANDS)
Cash....................................................   $ 1,086      $     --
                                                           =======      ========
Debt:
  New credit facility(a)................................   $    --      $ 15,500
  Old notes(b)..........................................        --        97,953
                                                           -------      --------
          Total debt....................................        --       113,453
Redeemable preferred units(c)...........................        --        30,000
Members' equity (deficit)...............................    64,586       (71,667)
                                                           -------      --------
          Total capitalization..........................   $64,586      $ 71,786
                                                           =======      ========

-------------------------

(a) Represents the $15.5 million term loan borrowed under the new credit facility to consummate the recapitalization. Up to $25.0 million is available under the revolving credit facility for working capital and general corporate purposes, including to finance acquisitions, investments and strategic alliances.

(b) Net of unamortized debt discount of approximately $2.0 million.

(c) Represents $31.4 million of proceeds received from the sale of Redeemable Preferred Units, net of $1.4 million of fees paid. The $1.4 million of fees will be accreted as dividends over the term of the Redeemable Preferred Units. The Redeemable Preferred Units were issued by DonJoy. See "The Transactions."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table presents selected historical consolidated financial and other data of DonJoy as of and for the dates and periods indicated. DonJoy is a guarantor of the notes and of the new credit facility and has no material assets or operations other than its ownership of 100% of our equity interests. As a result, the consolidated financial position and results of operations of DonJoy are substantially the same as those of the Company. The historical consolidated financial data at December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 are derived from the audited consolidated financial statements of DonJoy and the related notes thereto included elsewhere in this prospectus. The historical financial data at December 31, 1996 (audited) and at and for the years ended December 31, 1994 (unaudited) and 1995 (unaudited) are derived from consolidated financial statements of DonJoy that are not included in this prospectus. In September 1995, the Company acquired Professional Care Products Incorporated and its operating results have been included in DonJoy's consolidated financial statements since the date of acquisition. The selected financial data at and for the six-month periods ended June 27, 1998 and June 29, 1999 are derived from the unaudited consolidated financial statements of DonJoy and the related notes thereto included elsewhere in this prospectus (except for the balance sheet data at June 27, 1998 which is not included in this prospectus). In the opinion of management of DonJoy, the unaudited consolidated financial data reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations for the unaudited periods. The results of operations for the interim periods are not necessarily indicative of operating results for the full year. The consolidated financial data set forth below should be read in conjunction with the historical consolidated financial statements and the related notes thereto, "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this prospectus.

                                                                                     SIX MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,               -----------------------------
                            ------------------------------------------------     JUNE 27,        JUNE 29,
                             1994      1995      1996      1997       1998         1998            1999
                            -------   -------   -------   -------   --------   -------------   -------------
                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net revenues..............  $59,134   $67,756   $83,112   $92,741   $101,169      $48,044         $54,653
Cost of goods sold(a).....   20,471    25,193    36,396    39,030     46,329       22,096          25,642
                            -------   -------   -------   -------   --------      -------         -------
Gross profit..............   38,663    42,563    46,716    53,711     54,840       25,948          29,011
Operating expenses(a):
  Sales and marketing.....   17,318    18,148    20,067    22,878     25,296       12,001          13,371
  General and
    administrative........    7,932    10,178    12,941    15,802     16,484        8,269           8,773
  Research and
    development...........    1,767     1,808     1,766     2,055      2,248        1,201           1,048
  Restructuring
    costs(b)..............       --        --        --        --      2,467        2,467              --
                            -------   -------   -------   -------   --------      -------         -------
Total operating
  expenses................   27,017    30,134    34,774    40,735     46,495       23,938          23,192
                            -------   -------   -------   -------   --------      -------         -------
Income from operations....   11,646    12,429    11,942    12,976      8,345        2,010           5,819
Interest income (expense),
  net.....................      297      (989)   (2,459)   (2,072)        --           --              --
                            -------   -------   -------   -------   --------      -------         -------
Income before income
  taxes...................   11,943    11,440     9,483    10,904      8,345        2,010           5,819

                                                                                     SIX MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,               -----------------------------
                            ------------------------------------------------     JUNE 27,        JUNE 29,
                             1994      1995      1996      1997       1998         1998            1999
                            -------   -------   -------   -------   --------   -------------   -------------
                                                         (DOLLARS IN THOUSANDS)
Provision for income
  taxes...................    4,902     4,535     3,828     4,367      3,394          817           2,387
                            -------   -------   -------   -------   --------      -------         -------
Net income................  $ 7,041   $ 6,905   $ 5,655   $ 6,537   $  4,951      $ 1,193         $ 3,432
                            =======   =======   =======   =======   ========      =======         =======
OTHER DATA:
EBITDA(c).................  $13,574   $15,183   $16,584   $17,779   $ 15,665      $ 6,934         $ 8,270
Adjusted EBITDA(d)........       NM        NM    19,187    22,090     21,957       10,058          11,498
Depreciation and
  amortization............    1,928     2,754     4,642     4,803      4,853        2,457           2,451
Capital expenditures......    1,758     1,044     1,848     2,273      3,189        2,742             515
Ratio of earnings to fixed
  charges(e)..............    32.71x     8.45x     3.94x     4.83x     8.84x         3.61x          15.79x
BALANCE SHEET DATA (AT END
  OF PERIOD):
Cash......................  $   347   $   718   $   557   $   910   $    809      $   285         $ 1,086
Working capital...........    7,253     8,511     9,675     9,749     15,625       11,744          23,533
Total assets..............   31,172    73,184    70,787    71,288     77,056       75,413          75,560
Obligations to Smith &
  Nephew (including
  current portion)........    2,824    44,456    53,428    45,027     45,227       46,853           1,628
Total equity..............   19,183    12,593     1,344     7,881     12,832        9,074          64,586

-------------------------

NM: Not meaningful

(a) Includes various charges and overhead allocations from Smith & Nephew. See note (d) below.

(b) DonJoy recorded restructuring costs in 1998 relating to the consolidation of its operations at its Vista, California facility. See Note 4 of Notes to Consolidated Financial Statements, "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Manufacturing Cost Reduction Initiatives."

(c) "EBITDA" is defined as income from operations plus restructuring costs, and depreciation and amortization. EBITDA is not a measure of performance under generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. However, management has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. The Company's definition of EBITDA may not be comparable to that of other companies.

(d) "Adjusted EBITDA" represents EBITDA (as defined above) adjusted to eliminate

     (1) charges for brand royalties paid by DonJoy to Smith & Nephew for use of the Smith & Nephew trademarks and trade names;

     (2) foreign sales corporation commissions paid by DonJoy on sales to foreign sales corporations established by Smith & Nephew for tax planning purposes;

     (3) Smith & Nephew overhead allocations for corporate managed accounts and new business expense and corporate management expense which will not be incurred following consummation of the Recapitalization (the "Eliminated Allocations");

     (4) Smith & Nephew overhead allocations for research and development and for amounts charged by Smith & Nephew for services provided to DonJoy for finance (risk management, treasury, audit and taxes), human resources and payroll and legal services (collectively, the "Other Corporate Allocations");

     and adjusted to include the estimated costs expected to be incurred by DonJoy to replace the services previously provided by Smith & Nephew as part of the Other Corporate Allocations.

                                                                SIX MONTHS ENDED
                             YEARS ENDED DECEMBER 31,     -----------------------------
                            ---------------------------     JUNE 27,        JUNE 29,
                             1996      1997      1998         1998            1999
                            -------   -------   -------   -------------   -------------
EBITDA....................  $16,584   $17,779   $15,665      $ 6,934         $ 8,270
Brand royalties...........    1,274     1,605     3,249        1,603           1,817
Foreign sales corporation
  commissions.............      492       661       439          219              --
Eliminated Allocations....      836     1,652     1,726          863             979
Other Corporate
  Allocations.............      801     1,193     1,678          839             832
Estimated costs to replace
  Smith & Nephew
  services................     (800)     (800)     (800)        (400)           (400)
                            -------   -------   -------      -------         -------
Adjusted EBITDA...........  $19,187   $22,090   $21,957      $10,058         $11,498
                            =======   =======   =======      =======         =======

     Adjusted EBITDA does not reflect adjustments for Smith & Nephew allocations for bonus, pension and insurance or payroll taxes and benefits or charges for direct legal expenses incurred by Smith & Nephew on DonJoy's behalf, which costs and expenses DonJoy believes it would have incurred in approximately the same amounts on a stand-alone basis, and are of a nature it will continue to incur following the recapitalization. Accordingly, no adjustments for these items have been made. For a more complete description of the corporate charges and allocations, the services performed by Smith & Nephew after the recapitalization and the ability of DonJoy to replace such services, see Note 3 of Notes to Consolidated Financial Statements, "Risk Factors -- No Recent Prior Operations as an Independent Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Smith & Nephew Allocations and Sales" and "Certain Relationships and Related Transactions -- Other Agreements between DonJoy and Smith & Nephew -- Transition Services Agreement."

(e) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs, whether expensed or capitalized, and
    (iii) an allocation of one-third of the rental expense from operating leases which management considers to be a reasonable approximation of the interest factor of rental expense.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated financial data of DonJoy give effect to the Transactions. DonJoy is a guarantor of the notes and of the new credit facility and has no material assets or operations other than its ownership of 100% of our equity interests. As a result, the consolidated financial position and results of operations of DonJoy are substantially the same as ours. The unaudited pro forma consolidated balance sheet gives effect to the Transactions as if they had occurred on June 29, 1999. The unaudited pro forma consolidated statements of income for the year ended December 31, 1998 and the six-month period ended June 29, 1999 give effect to the Transactions as if they had occurred on January 1, 1998. The recapitalization will have no impact on the historical basis of DonJoy's assets and liabilities as reflected in the consolidated financial statements except for the elimination of the intercompany accounts.

     The pro forma financial data assume a purchase price for the redemption of Smith & Nephew's Common Units in DonJoy in the recapitalization of $199.8 million. The consideration paid to Smith & Nephew will be increased (decreased) on a dollar for dollar basis to the extent DonJoy's net operating assets (as defined in the recapitalization agreement) on the closing date of the recapitalization exceeded (was less than) $33.4 million. The determination of any such adjustment will be made subsequent to the closing date of the recapitalization. If any additional payment is to be made to Smith & Nephew pursuant to the foregoing, the Company may borrow such amount under the new revolving credit facility for distribution to DonJoy for payment to Smith & Nephew.

     The pro forma adjustments are based upon available information and certain assumptions that DonJoy believes are reasonable under the circumstances. The unaudited pro forma consolidated financial data do not purport to represent what DonJoy's consolidated financial position or consolidated results of operations would have actually been if the Transactions had in fact occurred on the dates indicated and are not necessarily representative of DonJoy's consolidated financial position or results of operations for any future date or period. The unaudited pro forma consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                 DONJOY, L.L.C.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 29, 1999
                             (DOLLARS IN THOUSANDS)

                                                         PRO FORMA
                                          HISTORICAL    ADJUSTMENTS      PRO FORMA
                                          ----------    -----------      ---------
ASSETS
Current assets:
  Cash..................................   $ 1,086       $  (1,086)(a)   $     --
  Accounts receivable, net of allowance
     for doubtful accounts of $697......    16,415              --         16,415
  Accounts receivable, related
     parties............................     1,983              --          1,983
  Inventories, net......................    14,441              --         14,441
  Other current assets..................       582              --            582
                                           -------       ---------       --------
     Total current assets...............    34,507          (1,086)        33,421
  Property, plant and equipment, net....     6,377              --          6,377
  Intangible assets, net................    34,609              --         34,609
  Other assets..........................       134           7,200(b)       7,334
                                           -------       ---------       --------
Total assets............................   $75,627       $   6,114       $ 81,741
                                           =======       =========       ========

LIABILITIES AND MEMBERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable......................   $ 6,306       $      --       $  6,306
  Accounts payable, related parties.....       157              --            157
  Accrued compensation..................     1,669              --          1,669
  Accrued commissions...................       794              --            794
  Intercompany obligations..............     1,695          (1,086)(c)        609
  Other accrued liabilities.............       420              --            420
                                           -------       ---------       --------
     Total current liabilities..........    11,041          (1,086)(c)      9,955
  Long-term debt........................        --         113,453(d)     113,453
Redeemable Preferred Units..............        --          30,000(e)      30,000
Members' equity (deficit)...............    64,586        (136,253)(f)    (71,667)
                                           -------       ---------       --------
Total liabilities and members' equity
  (deficit).............................   $75,627       $   6,114       $ 81,741
                                           =======       =========       ========

See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                                 DONJOY, L.L.C.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                                 BALANCE SHEET
                      (DOLLARS IN THOUSANDS IN ALL TABLES)

     (a) Entry records elimination of cash retained by Smith & Nephew in accordance with the recapitalization agreement.

     (b) The Company incurred fees and expenses of $8.7 million in connection with the Transactions, of which approximately $1.5 million will be charged against equity in the third quarter of 1999. The adjustment reflects the balance of $7.2 million in debt issuance costs which will be amortized over the terms of the related debt instruments.

     (c) Pursuant to the recapitalization agreement, all cash was to be retained by Smith & Nephew. However, due to timing of deposits, cash held by the Company on June 29, 1999 could not be transferred to Smith & Nephew in accordance with the recapitalization agreement. Accordingly, the Company recorded at June 29, 1999, a liability to Smith & Nephew in the amount of the cash. Entry records elimination of the liability for cash held by the Company but owed to Smith & Nephew.

     (d) Reflects the new long-term debt of the Company consisting of the $15.5 million term loan, and the old notes. The notes are reflected net of unamortized discount of approximately $2.0 million. The discount will be charged to earnings over the term of the notes. Total borrowings of up to $25.0 million under the new revolving credit facility are also available for working capital and general corporate purposes, including to finance acquisitions, investments and strategic alliances.

     (e) Reflects the issuance of the redeemable preferred units by DonJoy, net of $1.4 million of fees paid to CB Capital and First Union investors on a pro rata basis. The $1.4 million of fees will be accreted as dividends over the term of the Redeemable Preferred Units.

     (f) Consists of the following adjustments to members' equity (deficit):

Equity investments by CDP.........................  $  64,550
Equity investment by Management Members...........      1,850
Less: Note receivable from Management Members.....     (1,400)
Consideration paid to Smith & Nephew..............   (199,756)
Transaction fees..................................     (1,497)
                                                    ---------
                                                    $(136,253)
                                                    =========

                                 DONJOY, L.L.C.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                                          FISCAL YEAR ENDED DECEMBER 31, 1998         SIX MONTHS ENDED JUNE 29, 1999
                                         --------------------------------------   --------------------------------------
                                                       PRO FORMA                                PRO FORMA
                                         HISTORICAL   ADJUSTMENTS     PRO FORMA   HISTORICAL   ADJUSTMENTS     PRO FORMA
                                         ----------   -----------     ---------   ----------   -----------     ---------
                                                                     (DOLLARS IN THOUSANDS)
Net revenues...........................   $101,169     $     --       $101,169     $54,653       $    --        $54,653
Cost of goods sold.....................     46,329       (3,249)(a)     43,080      25,642        (1,817)(a)     23,825
                                          --------     --------       --------     -------       -------        -------
  Gross profit.........................     54,840        3,249         58,089      29,011         1,817         30,828
Operating expenses:
  Sales and marketing..................     25,296           --         25,296      13,371            --         13,371
  General and administrative...........     16,484       (3,043)(b)     13,441       8,773        (1,411)(b)      7,362
  Research and development.............      2,248           --          2,248       1,048            --          1,048
  Restructuring costs..................      2,467           --          2,467          --            --             --
                                          --------     --------       --------     -------       -------        -------
Total operating expenses...............     46,495       (3,043)        43,452      23,192        (1,411)        21,781
Income from operations.................      8,345        6,292         14,637       5,819         3,228          9,047
Interest income (expense), net.........         --      (15,031)(c)    (15,031)         --        (7,516)(c)     (7,516)
                                          --------     --------       --------     -------       -------        -------
  Income (loss) before income taxes....      8,345       (8,739)          (394)      5,819        (4,288)         1,531
Provision (benefit) for income taxes...      3,394       (3,394)(d)         --       2,387        (2,387)(d)         --
                                          --------     --------       --------     -------       -------        -------
Net income (loss)......................   $  4,951     $ (5,345)      $   (394)    $ 3,432       $(1,901)       $ 1,531
                                          ========     ========       ========     =======       =======        =======
EBITDA(e)..............................   $ 15,665                    $ 21,957     $ 8,270                      $11,498
                                          ========                    ========     =======                      =======

See accompanying Notes to Unaudited Pro Forma Consolidated Statement of Income.

                                 DONJOY, L.L.C.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              STATEMENTS OF INCOME
                      (DOLLARS IN THOUSANDS IN ALL TABLES)

     (a) Entry records elimination of brand royalties charged by Smith & Nephew for use of Smith & Nephew's trademarks and trade names. Following the recapitalization, the Company does not have the license to use any of the Smith & Nephew trademarks or tradenames.

     (b) Entry records the elimination of (i) foreign sales corporation commissions paid by DonJoy on sales to foreign sales corporations established by Smith & Nephew for tax planning purposes, (ii) Smith & Nephew overhead allocations for corporate managed accounts and new business expense and corporate management expense which the Company will not incur following the recapitalization (the "Eliminated Allocations"), (iii) Smith & Nephew overhead allocations for research and development and for amounts charged by Smith & Nephew for services provided to DonJoy for finance (risk management, treasury, audit and taxes), human resources and payroll and legal services (collectively, the "Other Corporate Allocations"); and the inclusion of (iv) the estimated costs to replace the services previously provided by Smith & Nephew as part of the Other Corporate Allocations, as follows:

                                                             SIX MONTHS
                                          YEAR ENDED            ENDED
                                       DECEMBER 31, 1998    JUNE 29, 1999
                                       -----------------    -------------
    Foreign sales corporation
      commissions....................       $  439             $   --
    Eliminated Allocations...........        1,726                979
    Other Corporate Allocations......        1,678                832
    Estimated cost to replace Smith &
      Nephew services................         (800)              (400)
                                            ------             ------
                                            $3,043             $1,411
                                            ======             ======

        The pro forma statements of income do not reflect adjustments for Smith & Nephew allocations for bonus, pension and insurance or payroll taxes and benefits or charges for direct legal expenses incurred by Smith & Nephew on DonJoy's behalf, which costs and expenses DonJoy believes it would have incurred on a stand-alone basis in approximately the same amounts during the pro forma periods presented, and are of a nature it will continue to incur following the recapitalization. Accordingly, no pro forma adjustments for these items have been made. For a more complete description of the corporate charges and allocations, the services performed by Smith & Nephew after the recapitalization and the ability of DonJoy to replace such services, see Note 3 of Notes to Consolidated Financial Statements, "Risk Factors -- No Recent Prior Operations as an Independent Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview --

        Smith & Nephew Allocations and Sales" and "Certain Relationships and Related Transactions -- Other Agreements between DonJoy and Smith & Nephew -- Transition Services Agreement."

     (c) Pro forma adjustments to interest expense as a result of the Transactions are as follows:

                                                             SIX MONTHS
                                          YEAR ENDED            ENDED
                                       DECEMBER 31, 1998    JUNE 29, 1999
                                       -----------------    -------------
    New credit facility ($15,000 at
      assumed weighted average rate
      of 8.25%)......................       $ 1,279            $  639
    Old notes........................        12,625             6,313
    Commitment fee on unused portion
      of new revolving credit
      facility ($25,000 at 0.5%).....           125                63
                                            -------            ------
    Total pro forma cash interest
      expense........................        14,029             7,015
    Amortization of debt issuance
      costs..........................           802               401
    Amortization of discount.........           200               100
                                            -------            ------
    Total pro forma interest
      expense........................       $15,031            $7,516
                                            =======            ======

     (d) Eliminates provision for income taxes. DonJoy and the Company are limited liability companies; as such neither will be subject to tax following the recapitalization as DonJoy's earnings will be included in the taxable income of its members. The indenture and the new credit facility permit the Company to make distributions to DonJoy in certain amounts to allow DonJoy to make distributions to its members to pay income taxes on such allocated earnings.

     (e) EBITDA is defined as income from operations plus restructuring costs, and depreciation and amortization. EBITDA is not a measure of performance under generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. However, management has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. The Company's definition of EBITDA may not be comparable to that of other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     DonJoy is a guarantor of the notes and of the new credit facility and has no material assets or operations other than its ownership of all of our equity interests. As a result, the discussion below of the historical consolidated financial position and results of operations of DonJoy is substantially the same as ours.

     The following discussion and analysis of DonJoy's financial condition and results of operations covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Transactions will have on DonJoy and the Company, including significantly increased leverage and liquidity requirements. See "Risk Factors," "Capitalization," "Unaudited Pro Forma Consolidated Financial Data," and "-- Liquidity and Capital Resources." The following discussion should be read in conjunction with DonJoy's historical consolidated financial statements and the related notes thereto and the other financial data included elsewhere in this prospectus.

OVERVIEW

     SEGMENTS. The Company designs, manufactures and markets orthopedic recovery products and complementary products. The Company's product lines include rigid knee braces, soft goods and a portfolio of specialty and other orthopedic products. The Company's rigid knee braces include ligament braces, which provide durable support for knee ligament instabilities, post-operative braces, which provide both knee immobilization and a protected range of motion, and OA braces, which provide relief of knee pain due to osteoarthritis. The Company's soft goods products, most of which are fabric or neoprene-based, provide support and/or heat retention and compression for afflictions of the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist. The Company's portfolio of specialty and other orthopedic products, which are designed to facilitate orthopedic rehabilitation, include lower extremity walkers, upper extremity braces, cold therapy systems and pain management delivery systems. The rigid knee brace product lines and the soft goods product lines constitute reportable segments under generally accepted accounting principles. See Note 7 of Notes to Consolidated Financial Statements. Set forth below is revenue and gross profit information for the Company's three product lines for the years ended December 31, 1996, 1997 and 1998 and the first six months of 1998 and 1999. Gross profit information is presented before brand royalties charged by Smith & Nephew for use of Smith & Nephew trademarks and trade names (which charges are no longer incurred by the Company following the recapitalization) and certain other cost of goods sold, primarily manufacturing variances, which have not been directly allocated to any of the product lines. See Note 7 of Notes to Consolidated Financial Statements.

                                                            SIX MONTHS ENDED
                           YEARS ENDED DECEMBER 31,       ---------------------
                         -----------------------------    JUNE 27,     JUNE 29,
                          1996       1997       1998        1998         1999
                         -------    -------    -------    ---------    --------
                                        (DOLLARS IN THOUSANDS)
Rigid knee braces:
  Net revenues.........  $47,849    $48,371    $48,777     $24,405     $24,031
  Gross profit.........   32,092     33,910     34,460      16,924      17,238
  Gross profit
     margin............     67.1%      70.1%      70.6%       69.3%       71.7%
Soft goods:
  Net revenues.........  $27,194    $31,737    $34,364     $16,102     $18,775
  Gross profit.........   12,965     15,541     16,637       7,805       9,130
  Gross profit
     margin............     47.7%      49.0%      48.4%       48.5%       48.6%
Specialty and other
  orthopedic products:
  Net revenues.........  $ 8,069    $12,633    $18,028     $ 7,537     $11,847
  Gross profit.........    3,814      6,132      8,978       3,678       5,895
  Gross profit
     margin............     47.3%      48.5%      49.8%       48.8%       49.8%

The Company's total gross profit margin before brand royalties and other cost of goods sold not allocable to specific product lines was 58.8%, 59.9%, 59.4%, 59.1% and 59.0% in 1996, 1997 and 1998 and the first six months of 1998 and 1999, respectively.

     The Company's products are marketed globally under the DonJoy and ProCare brand names through several distribution channels. DonJoy brand product sales represented approximately 75% of total net revenues in 1998. The Company markets substantially all of its rigid knee braces, approximately 80% of its specialty and other orthopedic products and approximately 40% of its soft goods products under the DonJoy brand name. ProCare brand product sales represented approximately 25% of total net revenues in 1998. The Company markets approximately 60% of its soft goods products, approximately 20% of its specialty and other orthopedic products and a small percentage of its rigid knee braces under the ProCare brand name.

     DOMESTIC SALES. In the United States, DonJoy brand products are marketed to orthopedic surgeons, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists and trainers by 26 commissioned agents who employ approximately 185 sales representatives. After a product order is received by a sales representative, the Company ships and bills the product directly to the orthopedic professional and the Company pays a sales commission to the agent. The gross profit and gross profit margins on DonJoy products sold in the United States do not include the commissions paid to the agents on sales of such products, which commissions are reflected in sales and marketing expense in the consolidated financial statements. Domestic sales of DonJoy brand products represented approximately 60% of total net revenues in 1998.

     ProCare products are sold in the United States to third party distributors, including large, national distributors, regional specialty dealers and medical products buying groups who generally purchase such products at a discount from list prices. These distributors then resell ProCare products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians for use by the patients. Domestic sales of ProCare products represented approximately 20% of total net revenues in 1998.

     INTERNATIONAL SALES. International sales, primarily in Europe and Japan, accounted for approximately 20%, 18%, 18%, 20% and 16% of the Company's net revenues in 1996, 1997 and 1998 and the first six months of 1998 and 1999, respectively. Sales in Germany, the Company's largest foreign market, accounted for approximately one-third of the Company's 1998 international net revenues, with no other country accounting for more than approximately 10% of the Company's 1998 international net revenues. Sales in Europe, primarily Germany, the United Kingdom, France, Spain and Italy, accounted for approximately 69% of the Company's 1998 international net revenues. Sales in Japan accounted for approximately 7% of the Company's 1998 international net revenues. The Company expects its international net revenues to increase as a percentage of its total net revenues in the future.

     International sales are currently made through two distinct channels: Smith & Nephew sales organizations within each major country (such as the United Kingdom, France, Italy and Spain) and independent third party distributors (such as in Germany). Distributors in both of these channels buy and resell the Company's products and have the ability to sell DonJoy and ProCare brand products within their designated countries. DonJoy brand products constituted approximately 80% of total international sales during 1998. ProCare products are currently generally resold by the Smith & Nephew sales organizations under the Smith & Nephew name. Approximately 55% of international sales in 1998 were generated through the Smith & Nephew sales organizations. The Company believes future opportunities for sales growth within international markets are significant. The Company expects to increase international sales by reorganizing and expanding its international distribution network and implementing the marketing and distribution strategies which it has successfully utilized in the United States and certain international territories, most notably Germany. In particular, the Company intends to replace most of its existing Smith & Nephew sales organizations with independent distributors who will focus on building strong relationships with the Company's targeted customers and will be responsible for achieving specified sales targets. As of August 1, 1999, the Company has replaced the Smith & Nephew sales organizations in Japan, New Zealand and Hong Kong with independent distributors. The Company has also given notice to Smith & Nephew that the Company will terminate 16 of the remaining 27 Smith & Nephew sales organizations by the beginning of 2000. See "Risk
Factors -- Transition to New Independent Distributors in International Markets" and "Business -- Business Strategy -- Increase International Sales."

     The Company's international sales are made in United States dollars. Accordingly, the Company's results of operations are not directly impacted by foreign currency exchange fluctuations. However, the volume and product mix of international sales may be impacted by foreign currency exchange fluctuations as changes in the rate of exchange between the U.S. dollar and the foreign currency will affect the cost of our products to our customers and thus may impact the overall level of customer purchases or result in the customer purchasing less expensive products. See "Risk Factors -- International Operations."

     THIRD PARTY REIMBURSEMENT; HEALTH CARE REFORM; MANAGED CARE. While national health care reform and the advent of managed care has impacted the orthopedic recovery products industry, its impact has not been as dramatic as experienced by other sectors of the health care market, such as long term care, physician practice management and managed care (capitation) programs. In recent years, efforts to control medical costs within the U.S. orthopedic recovery products industry have been directed towards scrutiny of medical device reimbursement codes, whereby devices are classified to determine the dollar amount eligible for reimbursement, and their applicability toward certain orthopedic procedures. Reimbursement codes covering certain of the Company's products have been lowered or narrowed, thereby reducing the breadth of products for which reimbursement can be sought. The Company expects that a reduction in the total dollar value eligible for reimbursement will occur in the future as the reform process continues.

     In international markets, while the movement toward health care reform and the development of managed care are generally not as advanced as in the United States, the Company has experienced similar downward pressure on product pricing and other effects of health care reform as it has experienced in the United States. The Company expects health care reform and managed care to continue to develop in its primary international markets, including Europe and Japan, which the Company expects will result in further downward pressure in product pricing.

     In response to the historic and forecasted reductions of reimbursement rates and the impact of demand matching (where patients are evaluated as to age, need for mobility and other parameters and are then matched with an orthopedic recovery product that is cost effective in light of such evaluation), the Company and many of its competitors are introducing new product offerings at lower prices. This is particularly evident within the U.S. rigid knee bracing segment of the orthopedic recovery products industry where the Company and many of its competitors are offering lower priced, off-the-shelf products. The minimal sales growth in the Company's rigid knee bracing product lines over the past few years has in part resulted from these price pressures.

     The Company believes that it will not be materially adversely affected by U.S. or international health care reform. The Company currently does not have any capitated health care service arrangements. The Company believes that to the extent it responds to price pressures through lower prices for its products, it will be able to substantially offset the effect of this price erosion through reductions in its manufacturing and other costs. In addition, because of the quality, functionality and reputation of its products, its marketing and sales programs which emphasize strong relationships with customers and the service it provides to its customers, the Company believes it will be able to compete even if reimbursement rates are materially altered. For example, revenues from the IceMan from 1997 to 1998 increased despite elimination of its eligibility for reimbursement.

     A further result of managed care and the related pressure on costs has been the advent of buying groups in the United States which enter into preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The Company has entered into national contracts with selected buying groups and expects to enter into additional national contracts in the future. The Company believes that the high level of product sales to such groups, to the extent such groups are able to command a high level of compliance by their members with the preferred supplier arrangements, and the opportunity for increased market share can offset the financial impact of the price discounting under such contracts. Accordingly, although there can be no assurance, the Company believes that such price discounting will not have a material adverse effect on the Company's operating results in the future. See "Risk Factors -- Responses by Health Care Providers to Price Pressures; Formation of Buying Groups" and "Business -- Sales, Distribution and Marketing -- United States."

     OFFICECARE PROGRAM. In 1996, in response to the needs of its customers, the Company launched OfficeCare, an inventory management and insurance billing program for its U.S. orthopedic physician customers. Under the OfficeCare program, the Company provides the orthopedic physician with an inventory of orthopedic products for immediate disbursement to the physician's patients. The Company then directly seeks reimbursement from the patient's insurance company, other third party payor or from the patient where self-pay is applicable.

     Since its inception, the OfficeCare program has been promoted specifically to provide the Company's orthopedic physician customers with a full complement of soft goods and certain specialty products (including products of competitors) for immediate patient use. The OfficeCare program is intended to introduce new orthopedic physicians to the Company's product lines without financial risk to the potential customer.

     The OfficeCare program represented approximately 6% and 7.5% of the Company's net revenues for 1998 and the first six months of 1999, respectively, with sales of soft goods representing the majority of such sales. As a result of the growth of the program, the Company's working capital needs have significantly increased due to higher levels of accounts receivable and inventories necessary to operate the program. In addition, OfficeCare has expanded the Company's involvement in the third party reimbursement process, or in certain cases directly with the patient. The collection period for these receivables as compared to other segments of the Company's business is significantly longer and has also resulted in a need to increase the Company's bad debt allowance requirements.

     SMITH & NEPHEW ALLOCATIONS AND SALES. Prior to December 29, 1998, the Company's business was operated as the Bracing & Support Systems Division (the "Division") of Smith & Nephew. Effective December 29, 1998, Smith & Nephew contributed the Division's net assets and shares of a Mexican subsidiary to DonJoy, then a newly formed Delaware limited liability company, the sole member of which was Smith & Nephew. Accordingly, the contribution has been accounted for on a predecessor basis for financial reporting purposes.

     As a result of the Company formerly being a division of Smith & Nephew, the Company's historical results of operations reflect certain direct charges from Smith & Nephew as well as certain allocations of Smith & Nephew's overhead and other expenses. These amounts were charged or allocated to the Company on the basis of direct usage where identifiable, with the remainder allocated to the Company on the basis of its annual sales or the capital employed by Smith & Nephew in the Company's business. See Note 3 of Notes to Consolidated Financial Statements.

     The following is a summary of such charges and allocations and their applicability to the Company on a stand-alone basis following the recapitalization. See "Unaudited Pro Forma Consolidated Financial Data".

          (1) Charges for brand royalties historically included in the Company's cost of goods sold resulting from the use by the Company of the Smith & Nephew trademarks and trade name. These charges were $1.3 million, $1.6 million, $3.2 million, $1.6 million and $1.8 million in 1996, 1997 and 1998 and the first six months of 1998 and 1999, respectively. As a result of the recapitalization, the Company no longer has the right to use the Smith & Nephew trademarks and trade names and, accordingly, these charges are no longer incurred by the Company.

          (2) Foreign sales corporation commissions historically included in the Company's general and administrative expense paid by the Company on sales to foreign sales corporations established by Smith & Nephew. The use of foreign sales corporations was a tax planning strategy for Smith & Nephew. These charges were $0.5 million, $0.7 million, $0.4 million, $0.2 million and $0 in 1996, 1997 and 1998 and the first six months of 1998 and 1999, respectively. Following the recapitalization, the Company no longer incurs these charges.

          (3) Smith & Nephew allocations for a portion of its corporate managed accounts and new business expense and corporate management expense historically included in the Company's general and administrative expense. These allocations (referred to in this prospectus as the "Eliminated Allocations") were $0.8 million, $1.7 million, $1.7 million, $0.9 million and $1.0 million in 1996, 1997 and 1998 and the first six months of 1998 and 1999, respectively. These allocations were for a portion of Smith & Nephew's overhead expenses that the Company will not incur or replace following the recapitalization.

          (4) Smith & Nephew allocations for research and development and for finance (risk management, treasury, audit and taxes), human resources and payroll, and legal services historically provided by Smith & Nephew to the Company which were included in the Company's general and administrative expense. These allocations (referred to in this prospectus collectively as the "Other Corporate Allocations") were $0.8 million, $1.2 million, $1.7 million, $0.8 million and $0.8 million in 1996, 1997 and 1998 and the first six months of 1998 and 1999, respectively. These allocations were for a portion of Smith & Nephew's overhead expenses. The Company on a stand-alone basis will need to replace these services provided by Smith & Nephew following the recapitalization, and will incur additional expenses associated with external auditing and periodic filings with the Securities and Exchange Commission. The Company estimates that the aggregate cost of replacing these services and such additional expenses will be approximately $800,000 following the recapitalization.

          (5) Other allocations relating to bonuses, pension and insurance historically included in the Company's cost of goods sold, sales and marketing expense and general and administrative expense, and charges for payroll taxes and benefits and direct legal expenses incurred by Smith & Nephew on the Company's behalf included in the Company's general and administrative expense. These costs and expenses are of a nature the Company expects to continue to incur on a stand-alone basis following the recapitalization.

     Under a transition services agreement entered into in connection with the recapitalization, Smith & Nephew will continue to provide certain of the administrative services referred to in paragraph (4) above as required by the Company through December 31, 1999 at no cost to the Company except that the Company will reimburse Smith & Nephew for all payments made by Smith & Nephew to third parties in conjunction with providing the services. Based on prior practice, such payments are not expected to be material. See "Certain Relationships and Related Transactions -- Other Agreements between DonJoy and Smith & Nephew -- Transition Services Agreement." The Company believes that prior to the termination of the transition services agreement, it will replace the services provided by Smith & Nephew either with internal staff, including through the addition of new employees, or through arrangements with third party providers. As noted above, the Company estimates that the services described in paragraph (4) above (which will be reflected as general and administrative expense following the recapitalization) will cost the Company approximately $800,000 following the recapitalization. However, there can be no assurance that the Company will be able to obtain suitable replacement sources for such services, either internally or through or outsourcing arrangements, or that if obtained, such services will not cost significantly in excess of the Company's estimates.

     For the years ended December 31, 1996, 1997 and 1998 and the first six months of 1998 and 1999, the Company's sales to Smith & Nephew and its affiliates (including Smith & Nephew's sales organizations) were $9.7 million, $11.8 million, $10.7 million, $5.7 million and $5.2 million, respectively, or 12%, 13%, 11%, 12% and 10%, respectively, of total sales for these periods. International sales represented the vast majority of sales to Smith & Nephew and its affiliates, accounting for approximately 89%, 74%, 91%, 92% and 89% of total sales to Smith & Nephew and its affiliates in 1996, 1997 and 1998 and in the first six months of 1998 and 1999, respectively. See Note 7 of Notes to Consolidated Financial Statements. Domestic sales to Smith & Nephew and its affiliates were higher in 1997 as a result of sales to a Smith & Nephew affiliate, which then resold the Company's products to a third party. Beginning in 1998, the Company made these sales directly to the third party. In connection with the recapitalization, Smith & Nephew and its sales organizations which distribute the Company's products internationally entered into agreements with the Company regarding the purchase of Company products following consummation of the recapitalization. However, neither Smith & Nephew nor such sales organizations have any obligation to purchase any specific or minimum quantity of products pursuant to such agreements. See "Certain Relationships and Related Transactions -- Other Agreements between DonJoy and Smith & Nephew -- Supply Agreement" and "-- Distribution Agreement". Accordingly, while the Company believes that Smith & Nephew and its sales organizations will continue to purchase Company products following the recapitalization, there can be no assurance that sales to Smith & Nephew following the recapitalization will continue at historical levels or that such sales in the future will not be significantly reduced.

     MANUFACTURING COST REDUCTION INITIATIVES. Over the past several years, the Company has undertaken two initiatives designed to lower its overall manufacturing cost structure. First, in order to take advantage of the lower labor costs in

Mexico, the Company in 1993 began manufacturing certain of its labor intensive products, principally soft goods products, subassemblies and pads used in rigid knee braces and covers, in two facilities in Tijuana, Mexico. Secondly, in 1998 the Company completed the consolidation of its domestic operations into one location in Vista, California. As a result, the Company incurred $2.5 million of restructuring costs (net of $0.3 million of deferred rent reflected on its balance sheet which related to the vacated facility) in 1998 substantially all of which related to lease termination costs on the vacated facility. In 1998 and the first six months of 1999, $2.0 million of the restructuring reserve was utilized through payments on the vacated facility net of sublease income and write-off of certain abandoned fixed assets of the vacated facility. Pursuant to the recapitalization agreement, the remainder of the restructuring reserve, which amounted to $0.9 million at June 29, 1999 and consisted of the remaining lease obligations on the vacated facility, was assumed by Smith & Nephew. See "Unaudited Pro Forma Consolidated Financial Data." In addition, 1998 general and administrative expense included $0.2 million of costs related to moving costs resulting from the consolidation of the facilities. Operating results for the first three quarters of 1998 were adversely affected by the consolidation due to disruption caused as the Company totally integrated manufacturing operations of the DonJoy and ProCare brands which were previously separate and distinct, but returned to prior levels in the fourth quarter of 1998 and the first six months of 1999.

     The Company intends to continue to pursue opportunities to reduce manufacturing costs and improve operating efficiencies. The Company will move as appropriate greater portions of its labor intensive operations to its facilities in Mexico to generate further labor cost savings for its more labor intensive products and utilize the resulting additional capacity in its U.S. facilities to manufacture its more technologically advanced products. By upgrading its computer systems to achieve more efficient production, the Company expects to achieve material and labor cost reductions as well as economies of scale across its manufacturing operation. In addition, the Company intends to further automate its manufacturing operations through the use of more technologically advanced fabrication and equipment systems. The Company will continue to rationalize raw materials used in the production of its existing products, thereby enabling the Company to leverage its purchasing power. Finally, in order to achieve further cost savings, the Company intends to further reduce its number of stock keeping units (SKUs) without impacting service or breadth of the Company's product range.

     BASIS OF PRESENTATION; TAXES. The recapitalization had no impact on the historical basis of the Company's assets and liabilities as reflected in the consolidated financial statements except for the elimination of the intercompany accounts. However, as a result of the recapitalization, for federal income tax purposes, the Company will record an increase in the tax basis of its fixed and intangible assets in an amount approximately equal to the taxable gain recognized by Smith & Nephew on the sale of its interest in DonJoy. As a result, after the recapitalization, for tax purposes the Company will be able to depreciate assets with a higher tax basis than for financial reporting purposes. Prior to the recapitalization, the Company's results of operations were included in the consolidated federal income tax returns which Smith & Nephew filed in the United States and the historical financial statements reflect a provision for income taxes assuming that DonJoy had filed a separate federal income tax return. As limited liability companies, DonJoy and the Company are not subject to income taxes following the recapitalization. See "Unaudited Pro Forma Consolidated Financial Data." Instead, DonJoy's earnings following the recapitalization will be allocated to its members and included in the taxable income of its members. The indenture and the new credit facility permit the Company to make distributions to DonJoy in certain amounts to allow DonJoy to make distributions to its members to pay income taxes in respect of their allocable share of taxable income of DonJoy and its subsidiaries, including the Company.

RESULTS OF OPERATIONS

     The Company operates its business on a manufacturing calendar, with its fiscal year always ending on December 31. Each quarter is 13 weeks, consisting of one five-week and two four-week periods. The first and fourth quarters may have more or less working days from year to year based on what day of the week holidays fall on. See "-- Six Months Ended June 29, 1999 Compared to Six Months Ended June 27, 1998."

     The following table sets forth the Company's operating results as a percentage of net revenues.

                                     YEARS ENDED DECEMBER
                                              31,             SIX MONTHS ENDED
                                     ---------------------   -------------------
                                                             JUNE 27,   JUNE 29,
                                     1996    1997    1998      1998       1999
                                     -----   -----   -----   --------   --------
Net revenues
  Rigid knee bracing...............   57.6%   52.2%   48.2%    50.8%      44.0%
  Soft goods.......................   32.7    34.2    34.0     33.5       34.3
  Specialty and other orthopedic
     products......................    9.7    13.6    17.8     15.7       21.7
                                     -----   -----   -----    -----      -----
Total consolidated net revenues....  100.0   100.0   100.0    100.0      100.0
Cost of goods sold allocable to
  product lines....................   41.2    40.1    40.6     40.9       41.0
                                     -----   -----   -----    -----      -----
Gross profit exclusive of brand
  royalties and other cost of goods
  sold.............................   58.8    59.9    59.4     59.1       59.0
  Brand royalties..................    1.5     1.7     3.2      3.3        3.3
  Other cost of goods sold.........    1.1      .3     2.0      1.8        2.6
                                     -----   -----   -----    -----      -----
Gross profit.......................   56.2    57.9    54.2     54.0       53.1
Sales and marketing................   24.1    24.7    25.0     25.0       24.5
General and administrative.........   15.6    17.0    16.3     17.2       16.0
Research and development...........    2.1     2.2     2.2      2.5        1.9
Restructuring costs................     --      --     2.4      5.1         --
                                     -----   -----   -----    -----      -----
Income from operations.............   14.4    14.0     8.3      4.2       10.7
Interest income (expense), net.....   (3.0)   (2.2)     --       --         --
                                     -----   -----   -----    -----      -----
Income before income taxes.........   11.4    11.8     8.3      4.2       10.7
Provision for income taxes.........    4.6     4.7     3.4      1.7        4.4
                                     -----   -----   -----    -----      -----
Net income.........................    6.8%    7.1%    4.9%     2.5%       6.3%
                                     =====   =====   =====    =====      =====

     The following table summarizes certain of the Company's operating results by quarter for 1997 and 1998 and the first six months of 1999.

                                       1997                                    1998                          1999
                       -------------------------------------   -------------------------------------   -----------------
                         Q1        Q2        Q3        Q4        Q1        Q2        Q3        Q4        Q1        Q2
                       -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
Net revenues.........  $22,930   $21,843   $23,166   $24,802   $24,568   $23,476   $24,770   $28,355   $28,651   $26,002
Gross profit.........   13,050    12,960    13,200    14,501    12,940    13,008    13,272    15,620    15,051    13,960
Income from
  operations.........    3,444     2,948     2,881     3,703        79     1,931     2,174     4,161     3,080     2,739
Number of operating
  days...............       62        63        63        64        60        63        63        65        64        61

SIX MONTHS ENDED JUNE 29, 1999 COMPARED TO SIX MONTHS ENDED JUNE 27, 1998

     NET REVENUES. Net revenues increased $6.6 million, or 13.8%, to $54.7 million for the first six months of 1999 from $48.0 million for the first six months of 1998. The first six months of 1999 contained two more business days than the first six months of 1998 which resulted in approximately $900,000 more revenue in the first six months of 1999 as compared to the first six months of 1998. Net revenues for the rigid knee bracing segment decreased marginally between periods. Higher unit sales of ligament and post-operative braces were offset by lower unit sales of OA braces. Soft goods sales increased by $2.7 million over the prior period due primarily to increased sales volumes of neoprene bracing products, wrist splints and other soft good supports. These increases primarily reflect the effect of national contracts entered into in the second half of 1998. Specialty and other orthopedic products sales increased by $4.3 million over the prior period due primarily to the recently introduced Painbuster pain management delivery systems and to increased sales of lower extremity walkers.

     GROSS PROFIT. Gross profit increased $3.1 million, or 11.8%, to $29.0 million for the first six months of 1999 from $25.9 million for the first six months of 1998. Gross profit margin, exclusive of brand royalties and other cost of goods sold not allocable to specific product lines, was consistent between periods. Gross profit for the rigid knee bracing segment increased $0.3 million, with gross profit margin increasing to 71.7% from 69.3%. These increases reflected the improved product mix. Gross profit for the soft goods segment increased $1.3 million as a result of increased sales volume at substantially the same margin as the prior period. Gross profit for the specialty and other orthopedic products segment increased $2.2 million, with gross profit margin increasing to 49.8% from 48.8%. These changes reflect the change in product mix. Brand royalties charged by Smith & Nephew for the use of its trademarks and trade names were relatively consistent with the prior period as a percentage of net revenues. In the first six months of 1999, other cost of goods sold not allocable to specific product lines increased primarily due to the OfficeCare program and the amortization of the Painbuster pain management delivery system distribution rights.

     SALES AND MARKETING EXPENSES. Sales and marketing expenses increased $1.4 million, or 11.4%, to $13.4 million for the first six months of 1999 from $12.0 million for the first six months of 1998. The increase primarily reflected an increase in commissions associated with higher sales of DonJoy products in the United States.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $0.5 million, or 6.1%, to $8.8 million for the first six months of 1999 from $8.3 million for the first six months of 1998. The increase was primarily due to an increase in corporate allocations from Smith & Nephew of $0.3 million and increases in salaries and benefits during the first six months of 1999. However, general and administrative expenses declined as a percentage of revenues to 16.1% from 17.2%.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were approximately equal over the two periods. Significant resources within the department were re-deployed to focus primarily on the development of the VISTA System during the first six months of 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     NET REVENUES. Net revenues increased $8.4 million, or 9.1%, to $101.2 million in 1998 from $92.7 million in 1997. Net revenues in the rigid knee bracing segment increased marginally between the periods. Lower unit sales of ligament and OA braces were offset by an increase in unit sales of post-operative braces and an overall improvement in product mix. Soft goods sales increased by $2.6 million over the prior year period due to increased sales volumes of wrist splints, slings and immobilizers and other soft good supports. The increased sales volumes of these products were primarily the result of growth in the OfficeCare program. Specialty and other orthopedic products sales increased $5.4 million over the prior year period primarily due to increased sales volumes of lower extremity walkers, shoulder products, cold therapy units and other specialty products. In addition, the introduction of the PainBuster pain management delivery systems during the fourth quarter of 1998 contributed to increased sales within this segment.

     GROSS PROFIT. Gross profit increased $1.1 million, or 2.1%, to $54.8 million in 1998 from $53.7 million in 1997. Gross profit margin, exclusive of brand royalties and other cost of goods sold not allocable to specific product lines, decreased to 59.4% in 1998 from 59.9% in 1997. Gross profit for the rigid knee bracing segment increased $0.6 million, with gross profit margin increasing to 70.6% from 70.1%. These increases reflected the improved product mix. Gross profit for the soft goods segment increased $1.1 million, with gross profit margin decreasing to 48.4% from 49.0%, reflecting increased sales of lower margin products. Gross profit for the specialty and other orthopedic products segment increased $2.8 million, with gross profit margin increasing to 49.8% from 48.5%. These changes reflected the change in product mix. Brand royalties charged by Smith & Nephew which are included within cost of goods sold increased to 3.0% of revenues from 1.5% over the prior year period. Other cost of goods sold not allocable to specific product lines increased to $2.0 million in 1998 from $0.3 million in 1997. This increase primarily resulted from the disruption caused as the Company totally integrated manufacturing operations of the DonJoy and ProCare brands which were previously separate. By the fourth quarter of 1998, manufacturing operations had returned to previous levels.

     SALES AND MARKETING EXPENSES. Sales and marketing expenses increased $2.4 million, or 10.6%, to $25.3 million in 1998 from $22.9 million in 1997. This increase primarily reflected an increase in commissions associated with higher sales of DonJoy products in the United States, as well as advertising and delivery expenses.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $0.7 million, or 4.3%, to $16.5 million in 1998 from $15.8 million in 1997. The increase was primarily due to $0.3 million in year 2000 compliance costs, $0.2 million in moving costs related to the Company's consolidation of its two U.S. facilities and a $0.2 million increase in corporate allocations from Smith & Nephew. However, these expenses declined as a percentage of revenues to 16.3% from 17.0%.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were approximately equal over the two periods. As a result of the Company's research and development efforts, the OPAL OA knee brace, the enhanced Defiance custom knee brace and the TROM post-operative brace were introduced during 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     NET REVENUES. Net revenues increased $9.6 million, or 11.6%, to $92.7 million in 1997 from $83.1 million in 1996. Net revenues in the rigid knee bracing segment increased marginally between the periods. Lower unit sales of ligament braces were offset by an increase in unit sales of post-operative braces and an overall improvement in product mix. Soft goods sales increased by $4.5 million over the prior year period due to increased sales volumes of general soft goods supports, slings and immobilizers and Drytex based support products. Specialty and other orthopedic products sales increased $4.6 million over the prior year period primarily due to increased sales volumes of lower extremity walkers and cold therapy units.

     GROSS PROFIT. Gross profit increased $7.0 million, or 15.0%, to $53.7 million in 1997 from $46.7 million in 1996. Gross profit margin, exclusive of brand royalties and other cost of goods sold not allocable to specific product lines, increased to 59.9% in 1997 from 58.8% in 1996, which reflected the benefits of utilizing the existing vertically integrated manufacturing capabilities of Professional Care Products Incorporated, purchased in the latter part of 1995, within the DonJoy brand manufacturing operations in order to produce in-house components previously purchased from outside sources. The ProCare brand manufacturing capabilities included metal stamping capabilities, tool and die development, injection molding and in-house fabricated strapping material. In addition, increased purchasing power for materials used in DonJoy and ProCare brand products not manufactured in-house contributed to the increase in gross profit. Gross profit for the rigid knee bracing segment increased $1.8 million, with gross profit margin increasing to 70.1% from 67.1%. These increases reflect the improved product mix. Gross profit for the soft goods segment increased $2.6 million, with gross profit margin increasing to 49.0% from 47.7%, reflecting lower production costs for labor intensive products which were transferred to the Mexican manufacturing facilities. Gross profit for the specialty and other orthopedic products segment increased $2.3 million, with gross profit margin increasing to 48.5% from 47.3%, also reflecting lower manufacturing costs. Brand royalties charged by Smith & Nephew remained relatively constant over the period. Other cost of goods sold not allocable to specific product lines decreased to $0.3 million in 1997 from $0.9 million in 1996 reflecting a decline in manufacturing variances resulting from the integration of the ProCare manufacturing operations discussed above.

     SALES AND MARKETING EXPENSES. Sales and marketing expenses increased $2.8 million, or 14.0%, to $22.9 million in 1997 from $20.1 million in 1996. This increase primarily reflected an increase in commissions associated with higher sales of DonJoy products in the United States.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $2.9 million, or 22.1%, to $15.8 million in 1997 from $12.9 million in 1996. The increase was primarily due to a $1.9 million increase in corporate allocations from Smith & Nephew in 1997 over the prior year period. In addition, there was an additional $0.5 million in direct legal expenses primarily related to a single patent defense action in which the Company prevailed. These expenses increased a percentage of revenues to 17.0% from 15.6%.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $2.1 million in 1997 as compared to $1.8 million in 1996. During 1997, the Walkabout was introduced and many enhancements and modifications were incorporated within existing product lines.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal liquidity requirements are to service its debt and meet its working capital and capital expenditure needs. At December 31, 1997 and December 31, 1998, the Company had long-term intercompany obligations to Smith & Nephew of $43.5 million and $44.0 million, respectively. On June 29, 1999, all long-term intercompany obligations and certain other current liabilities owed to Smith & Nephew were contributed to members equity in accordance with the recapitalization agreement. The Company's long-term indebtedness at June 29, 1999 on a pro forma basis after giving effect to the Transactions would have been approximately $113.5 million.

     Net cash provided by operating activities was $9.6 million, $11.1 million, $3.7 million, $0.2 million and $7.3 million in 1996, 1997, and 1998 and the first six months of 1998 and 1999, respectively. The increase of $7.1 million in the first six months of 1999 reflects the increase in net income in the first six months of 1999 as compared to the first six months of 1998, a decrease in inventories and a general increase in working capital. The decrease of $7.4 million in 1998 was primarily due to the decrease in net income in 1998 as compared to 1997, the increased levels in accounts receivable and inventories offset in part by an increase in accounts payable and the effect of the restructuring in 1998. The increase of $1.4 million in 1997 as compared to 1996 was primarily a result of the increase in net income in 1997 as compared to 1996, the increased level of accounts payable offset in part by an increase in accounts receivables and inventories and an approximately $1.0 million use of cash in 1996 relating to a restructuring reserve established in connection with the acquisition of Professional Care Products Incorporated in 1995.

     Cash flows used in investing activities were $1.9 million, $2.3 million, $4.0 million, $2.6 million and $2.8 million in 1996, 1997, 1998 and the first six months of 1998 and 1999, respectively. Capital expenditures in the first six months of 1999 primarily reflected a payment relating to the exclusive North American distribution rights for the PainBuster pain management and relief systems. Capital expenditures in the first six months of 1998 reflected leasehold improvements on the expanded Vista, California facility. The increase of $1.7 million in 1998 as compared to 1997 related to increased capital expenditures related to leasehold improvements on the expanded Vista facility and a payment relating to the purchase of intellectual property rights from IZEX Technologies to design, manufacture and distribute the VISTA System. Capital expenditures in 1996 and 1997 remained relatively constant.

     Cash flows provided by (used in) financing activities were $(7.9) million, $(8.4) million, $0.2 million, $1.8 million and $(4.2) million in 1996, 1997, 1998 and the first six months of 1998 and 1999, respectively. The changes are a result of the change in intercompany obligations. Prior to the recapitalization, the Company participated in Smith & Nephew's central cash management program, wherein all of the Company's cash receipts are remitted to Smith & Nephew and all cash disbursements are funded by Smith & Nephew. Following the recapitalization, the Company no longer participates in Smith & Nephew's cash management program. See Note 3 of Notes to Consolidated Financial Statements.

     Interest payments on the old notes and on borrowings under the new credit facility have significantly increased the Company's liquidity requirements. The new credit facility provides for the term loan of $15.5 million, which was borrowed in connection with the recapitalization, and up to $25.0 million of revolving credit borrowings under the new revolving credit facility, which are available for working capital and general corporate purposes, including financing of acquisitions, investments and strategic alliances. As of August 31, 1999, the Company had no borrowings outstanding under the new revolving credit facility. Borrowings under the term loan and the new revolving credit facility bear interest at variable rates plus an applicable margin. See "Description of New Credit Facility."

     The following table sets forth the principal payments on the term loan for the years 1999 through its maturity in 2005:

                                            PRINCIPAL
                   YEAR                      PAYMENT
                   ----                     ----------
1999......................................  $  250,000
2000......................................  $  500,000
2001......................................  $  500,000
2002......................................  $  500,000
2003......................................  $  500,000
2004......................................  $6,750,000
2005......................................  $6,500,000

     In addition, commencing with the year ending December 31, 1999, the Company is required to make annual mandatory prepayments of the term loan under the new credit facility in an amount equal to 50% of excess cash flow (as defined in the new credit facility) (75% if the Company's leverage ratio exceeds a certain level). In addition, the term loan is subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of certain equity and debt issuances by DonJoy, the Company or any of its subsidiaries and (b) 100% of the net cash proceeds of certain asset sales or other dispositions of property by DonJoy, the Company or any of its subsidiaries, in each case subject to certain exceptions.

     The new credit facility and the indenture impose certain restrictions on the Company, including restrictions on its ability to incur indebtedness, pay dividends, make investments, grant liens, sell its assets and engage in certain other activities.

In addition, the new credit facility requires the Company to maintain certain financial ratios. Indebtedness under the new credit facility is secured by substantially all of the assets of the Company, including the Company's real and personal property, inventory, accounts receivable, intellectual property and other intangibles. See "Description of New Credit Facility."

     The Company incurred fees and expenses of $8.7 million in connection with the Transactions. Approximately $7.2 million, principally relating to financing fees and expenses, will be capitalized and amortized over the terms of the related debt instruments.

     In addition to its debt service obligations, the Company will require liquidity for capital expenditures and working capital needs. The Company expects 1999 capital expenditures to be approximately $7.0 million, $2.7 million of which is expected to be used for product development, systems upgrades and machinery and equipment, $2.0 million of which relates to payments due to I-Flow for the distribution rights to the PainBuster and $2.3 million of which relates to payments to IZEX Technologies for the license of technology and know-how for the design, manufacture and distribution of the VISTA System, an advanced rehabilitation bracing system. Capital expenditures through the first six months of 1999 totaled $2.7 million, $2.0 million of which relates to payments for the exclusive North American distribution rights for the PainBuster pain management and relief systems.

     As part of its strategy the Company intends to pursue acquisitions, investments and strategic alliances. The Company may require new sources of financing to consummate any such transactions, including additional debt or equity financing. There can be no assurance that such additional sources of financing will be available on acceptable terms if at all.

     The Company's ability to satisfy its debt obligations and to pay principal and interest on its indebtedness, including the notes, fund working capital requirements and make anticipated capital expenditures will depend on its future performance, which is subject to general economic, financial and other factors, some of which are beyond its control. Management believes that based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds including the availability of borrowings under the new revolving credit facility, will be adequate for the foreseeable future to make required payments of principal and interest on the Company's indebtedness, including the notes, to fund anticipated capital expenditures and for working capital requirements. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the new revolving credit facility in an amount sufficient to enable the Company to service its indebtedness, including the notes, or to fund its other liquidity needs.

MARKET RISK

     The Company is exposed to certain market risks as part of its ongoing business operations. Primary exposure following consummation of the Transactions includes changes in interest rates. The Company, as a matter of policy, does not enter into derivative or other financial investments for trading or speculative purposes.

     The Company will manage its interest rate risk by balancing the amount of fixed and variable debt. For fixed rate debt, interest rate changes affect the fair market value but do not impact earnings or cash flows. Conversely for variable rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant. As of July 31, 1999, the Company had $100 million principal amount of fixed rate debt represented by the old notes and $15.5 million of variable rate debt represented by borrowings under the new credit facility. Up to $25.0 million of variable rate borrowings is available under the new revolving credit facility. The Company may use derivative financial instruments, where appropriate, to manage its interest rate risks.

SEASONALITY

     The Company generally records its highest net revenues in the first and fourth quarters due to the greater number of orthopedic surgeries and injuries resulting from increased sports activity, particularly football and skiing. In addition, during the fourth quarter, a patient has a greater likelihood of having satisfied his annual insurance deductible than in the first three quarters of the year, and thus there is an increase in the number of elective orthopedic surgeries. Conversely, the Company generally has lower net revenues during its second and third quarters as a result of decreased sports activity and fewer orthopedic surgeries. The Company's results of operations would be adversely and disproportionately affected if the Company's sales were substantially lower than those normally expected during its first and fourth quarters.

YEAR 2000

     The Company has assessed it readiness for the Year 2000 by focusing on four key areas: (1) internal infrastructure readiness, by addressing internal hardware and software, and non-information technology systems; (2) product readiness, by addressing the functionality of the Company's processes by which its products are developed, manufactured and distributed; (3) supplier readiness, by addressing the preparedness of key suppliers of the Company; and
(4) customer readiness, by addressing customer support and transactional activity. For each readiness area, the Company is performing a risk assessment, conducting testing and remediation, developing contingency plans to mitigate unknown risk, and communicating with employees, suppliers, customers and other third parties to raise awareness of the Year 2000 issue.

     INTERNAL INFRASTRUCTURE READINESS. The Company, assisted by third parties, has conducted an assessment of internal applications and computer hardware. Most software applications have been made Year 2000 compliant, and resources have been assigned to address other applications based on their importance and the time required to make them Year 2000 compliant. The Year 2000 compliance evaluation of hardware, including servers, desktops, telecommunication equipment and non-information technology systems, has been completed. All software and hardware remediation is expected to be completed no later than the third quarter of 1999.

     PRODUCT READINESS. The Company has conducted an assessment to identify and resolve possible Year 2000 issues existing in the Company's processes by which it develops, manufactures and distributes its products. To date, the Company has not identified any Year 2000 issues with such processes.

     SUPPLIER READINESS. The Company has identified and contacted key suppliers to solicit information on their Year 2000 readiness. To date, the responses the Company has received indicate that the Company's key suppliers are in compliance with Year 2000 requirements. Based on the Company's assessment of each supplier's progress to adequately address the Year 2000 issue, the Company will develop a supplier action list and contingency plans.

     CUSTOMER READINESS. The Company has contacted key customers to assess their Year 2000 readiness. Based on the Company's assessment of each customer's progress to adequately address the Year 2000 issue, the Company will develop a customer action list and contingency plans.

     During 1998 and the first six months of 1999, the Company expensed $337,000 for consulting services and software related to compliance with Year 2000 requirements. The Company estimates that the future costs of complying with the Year 2000 requirements will be approximately $40,000 in additional consulting and software and hardware purchases. The Company is continuing its assessments and developing alternatives that will necessitate refinement of this estimate over time. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the remedial actions described in this section.

     Since the efforts described above are ongoing, all potential Year 2000 complications may have not yet been identified. Therefore, while the Company continues to believe the Year 2000 issues discussed above will not have a materially adverse impact on its business, financial condition or results of operations, it is not possible to determine with certainty whether or to what extent the Company may be affected.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. This standard is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments and unrealized gains and losses on investments, shall be reported, net of their tax related tax effect, to arrive at comprehensive income. The adoption of SFAS 130 resulted in comprehensive income that was the same as net income.

     Effective January 1, 1998, the Company adopted the Financial Accounting Standards Board SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 superseded SFAS No. 14 Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position, but did affect the disclosure of segment information. See Note 7 of Notes to Consolidated Financial Statements for information regarding industry segments.

                                    BUSINESS

OVERVIEW

     The Company is a world leading designer, manufacturer and marketer of orthopedic recovery products. Based on U.S. sales, the Company believes it is the leading provider of orthopedic recovery products and certain complementary products in the United States. The Company's broad product lines of rigid knee braces, soft goods and specialty and other orthopedic products provide a range of solutions for patients and orthopedic professionals during the various stages of the orthopedic treatment and recovery process. The Company's products can be used before, after and as an alternative to surgery, during and after rehabilitation and for the treatment of osteoarthritis. The Company is a market leader in the orthopedic recovery products industry, selling more than 500 individual products in over 50 countries throughout the world. The Company sells its products under the DonJoy and ProCare brand names, each of which the Company believes enjoys one of the highest levels of brand name recognition within the orthopedic recovery products industry. In addition to the typical orthopedic patient, the Company's products are used by professional athletes, NCAA athletic programs and the U.S. Ski Team. The Company believes that its leading market positions, strong brand names, reputation for quality products, broad product lines, established distribution networks in the United States and commitment to research and development provide it with significant opportunities to further grow revenues and earnings. For 1998 and the six months ended June 29, 1999, the Company's net revenues were $101.2 million and $54.7 million, respectively, and the Company's pro forma EBITDA (as defined) was $22.0 million and $11.5 million, respectively.

     The Company's product lines include rigid knee braces, soft goods and a portfolio of specialty and other orthopedic products.

     - RIGID KNEE BRACES. The Company's rigid knee braces include ligament braces, which provide durable support for knee ligament instabilities, post-operative braces, which provide both knee immobilization and a protected range of motion; and OA braces, which provide relief of knee pain due to osteoarthritis. These technologically-advanced products are generally prescribed to a patient by an orthopedic professional. The Company's rigid knee braces are either customized braces, utilizing basic frames which are then custom-manufactured to fit a patient's particular measurements, or are standard braces which are available "off-the-shelf" in various sizes and can be easily adjusted to fit the patient in the orthopedic professional's office. Substantially all of the Company's rigid knee braces are marketed under the DonJoy brand name. These products represented approximately 45% of the Company's net revenues for the twelve months ended June 29, 1999.

     - SOFT GOODS. The Company's soft goods products, most of which are fabric or neoprene-based, provide support and/or heat retention and compression for afflictions of the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist. Approximately 60% of the Company's soft goods products are marketed under the ProCare brand name, with the remainder marketed under the DonJoy brand name. These products represented approximately 34% of the Company's net revenues for the twelve months ended June 29, 1999.

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

     - SPECIALTY AND OTHER ORTHOPEDIC PRODUCTS. The Company's portfolio of specialty and other orthopedic products, which are designed to facilitate orthopedic rehabilitation, include lower extremity walkers (boots which are an alternative to lower extremity casting), upper extremity braces (shoulder and arm braces and slings), cold therapy systems (a form of pain management which provides continuous cold therapy to assist in the reduction of pain and swelling) and pain management delivery systems (a range of ambulatory infusion pumps for the delivery of local anesthetic directly into a joint following surgery). Approximately 80% of the Company's specialty and other orthopedic products are marketed under the DonJoy brand name, with the remainder marketed under the ProCare brand name. These products represented approximately 21% of the Company's net revenues for the twelve months ended June 29, 1999.

     The Company sells its DonJoy products primarily to orthopedic surgeons, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists and trainers to meet the specific needs of their patients. The Company sells its ProCare products under private label brand names primarily to third party distributors who generally resell the Company's products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians. The Company's products are used by people who have sustained an injury, have recently completed an orthopedic surgical procedure and/or suffer from an affliction of the joint. In addition, a number of high profile professional and amateur athletes who participate in sports such as football, basketball and skiing, choose to use the Company's products.

COMPETITIVE STRENGTHS

     The Company believes that the following competitive strengths provide it with a strong and stable base to enable the Company to further enhance growth and profitability.

     LEADING MARKET POSITIONS. The Company is a world leading designer, manufacturer and marketer of orthopedic recovery products and, based on U.S. sales, the Company believes it is the leading provider of orthopedic recovery products and certain complementary products in the United States, with an estimated market share of 20%. Based on U.S. sales, the Company believes it holds the leading U.S. market position for ligament and post-operative braces, with estimated market shares of 28% and 25%, respectively, the number two market position for OA braces, with an estimated market share of 13%, and leading positions in the markets for certain of the Company's other products. The Company has established its leadership positions:

     - by delivering innovative products that provide patients with superior quality and value;

     - through successful marketing and sales programs which focus on gaining the support of widely recognized orthopedic professionals and maintaining strong relationships with the Company's customers; and

     - by delivering quality products with a high standard of customer service, including by shipping the majority of the Company's products within 24

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

       hours of receipt of the customer order, or 72 hours in the case of customized knee braces.

     STRONG BRAND NAME RECOGNITION AND REPUTATION FOR QUALITY. The Company's products have achieved a high degree of brand name recognition and loyalty from its customers. The Company believes DonJoy is the most recognized brand name of knee braces in the orthopedic recovery products industry. In addition, the Company's ProCare brand name is well recognized by third party distributors of soft goods in the orthopedic recovery products industry. The Company's other trademarks include product names that are well known among orthopedic professionals which the Company believes provide it with a significant competitive advantage. The Company's products are known for their design, quality construction and durability. The Company's braces are used by a number of professional athletes and NCAA athletic programs. The Company is also the official and exclusive supplier of braces and supports to the U.S. Ski Team and the Company believes it is the leading supplier of knee braces to players in the National Football League.

     BROAD PRODUCT LINES. The Company believes that it has one of the broadest product lines in the orthopedic recovery products industry. The Company markets over 500 individual products which provide solutions to patients and orthopedic professionals in addressing the various stages of the orthopedic treatment and recovery process.

     - The Company's quality soft goods products are used by patients to address a wide range of orthopedic injuries and afflictions.

     - The Company's customized and off-the-shelf rigid knee braces are used as an alternative to surgery, to help bring patients back to pre-injury levels post-surgery or to support the normal functioning of the knee for patients who have returned to pre-injury activity levels.

     - The Company's other specialized devices such as cold therapy systems and pain management delivery systems are used by patients who have just undergone orthopedic surgery.

     ESTABLISHED U.S. DISTRIBUTION NETWORKS. The Company has established broad distribution networks within the United States. The Company's DonJoy product lines are marketed by 26 commissioned sales organizations (referred to as agents in this prospectus) which employ approximately 185 sales representatives. These sales representatives undergo extensive training by both the Company and the agent and use their technical expertise to market our products to orthopedic surgeons, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists and trainers. The Company sells its ProCare products primarily to large, national third party distributors, including Owens & Minor Inc., McKesson Corp., General Medical Corp. and Bergen Brunswig Corp., as well as to regional medical surgical dealers and medical products buying groups. The Company believes that its strong distribution networks in the United States provide the Company with an established base from which to introduce new or enhanced products and expand sales of existing product lines.

     SUCCESSFUL RECORD OF NEW PRODUCT DEVELOPMENT. The Company has developed a reputation as a research and development leader by introducing a steady flow of product enhancements and new products into the market. Since 1995, the

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

Company introduced 8 significant new products, sales of which represented approximately 25% of the Company's net revenues for the year ended December 31, 1998. The Company owns or has licensing rights to more than 60 patents, including the "Four Points of Leverage" system, which is a critical element in the design of the Company's ligament braces. In addition, the Company maintains close relationships with a number of widely recognized orthopedic surgeons and sports medicine specialists who assist in product research, development and marketing. These professionals often become product "champions," speaking about the Company's products at medical seminars, assisting in the training of other professionals in the use and/or fitting of the products and providing us with feedback on the industry's acceptance of the new products.

     EXPERIENCED AND INCENTIVIZED MANAGEMENT TEAM. The Company's management team has extensive experience in the orthopedic recovery products industry. The Company's six senior executives have an average of 11 years of experience with the Company and an average of over 20 years of experience within the orthopedic recovery products industry. As a result of the recapitalization, management owns or has the right to acquire pursuant to options, subject to certain conditions, up to approximately 17% of DonJoy's equity interests on a fully diluted basis.

BUSINESS STRATEGY

     The Company's strategic objectives are to strengthen its leadership position in the orthopedic recovery products industry and to increase its revenues and profitability. As a stand alone entity, the Company will be able to pursue strategic initiatives which were previously not possible. The Company intends to:

     - broaden its market reach,

     - enhance and grow its core business, and

     - expand its business platform.

The key elements of its business strategy are to:

     INCREASE INTERNATIONAL SALES. International sales, primarily in Europe and Japan, accounted for approximately 16% of the Company's net revenues for the twelve months ended June 29, 1999, and represent a significant area for potential growth. The Company plans to increase its international sales by reorganizing and expanding its international distribution network and implementing the marketing and distribution strategies which the Company successfully utilizes in the United States and certain international territories. For example, in Germany, the Company's largest international market representing approximately one-third of international revenues in 1998, where the Company markets its products through an independent distributor, the Company believes it has achieved market shares comparable to those it has achieved in the United States through an independent distributor. Historically, approximately 55% of the Company's international sales were made through 30 Smith & Nephew sales organizations, with the remainder made through 14 independent distributors. The Company intends to replace most of its existing Smith & Nephew sales organizations with independent distributors who will focus on building strong relationships with its targeted customers and will be responsible for achieving specified sales targets. As of August 1, 1999, the Company has replaced the Smith & Nephew sales organizations in Japan, New

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

Zealand and Hong Kong with independent distributors. The Company has also given notice to Smith & Nephew that the Company will terminate 16 of the remaining 27 Smith & Nephew sales organizations by the beginning of 2000. In addition, the Company plans to develop relationships with orthopedic professionals who are well recognized in our targeted countries, some of whom the Company expects will become product "champions," similar to orthopedic professionals in the United States. The Company will focus on implementing its strategies in the United Kingdom, France, Italy and Spain and will continue its focus in Germany, all countries with substantial per capita health care expenditures.

     IMPROVE OPERATING EFFICIENCIES. The Company is actively pursuing opportunities to improve the efficiencies of its vertically integrated manufacturing operations. By upgrading its computer systems to achieve more efficient production, the Company expects to achieve material and labor cost reductions as well as economies of scale across its entire manufacturing operation. The Company also plans to further automate its manufacturing operations through the use of more technologically advanced fabrication equipment and systems. In addition, the Company will continue to move portions of its labor intensive operations to its facilities in Mexico to generate labor cost savings and utilize the resulting additional capacity in its U.S. facility to manufacture its more technologically advanced products. The Company will continue to rationalize the raw materials used in the production of its existing products, thereby enabling the Company to leverage its purchasing power. The Company also plans to achieve cost savings by further reducing the number of stock keeping units (SKUs) without impacting service or breadth of the Company's product range.

     INTRODUCE NEW PRODUCTS AND PRODUCT ENHANCEMENTS. The Company intends to maintain its position as a leading innovator of orthopedic recovery products through its commitment to research and development and its close working relationships with orthopedic professionals. Using its materials, process and design expertise in bracing and supports, the Company will continue to enhance its current range of products to address changing customer needs. In addition, the Company intends to add complementary products through its own research and development efforts and arrangements with third parties. For example, the Company has introduced two pain management systems, the IceMan, a cold therapy system which it developed, and, more recently, the PainBuster product line, a range of ambulatory infusion pumps which it distributes under a licensing arrangement and which the Company believes provides it with a platform for further opportunities in the surgical market. The Company is also currently developing the VISTA System, a computerized post-operative brace designed to optimize a patient's rehabilitation in the treatment of knee injuries, which the Company believes is the only such system currently under development.

     PURSUE STRATEGIC GROWTH OPPORTUNITIES. The orthopedic recovery products industry is highly fragmented and provides the Company with a number of potential acquisition, investment and strategic alliance opportunities. The Company intends to pursue strategic growth opportunities that will allow it to leverage its existing distribution networks, brand name recognition and expertise in research and development to increase revenues and cash flow. For example, the Company

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will seek growth opportunities through acquisitions, investments or strategic alliances that will:

     - expand the Company's core business,

     - enable the Company to offer complementary products, and

     - diversify into the broader orthopedic products industry.

INDUSTRY

     The orthopedic recovery products industry, the primary industry in which the Company currently competes, is a segment of the worldwide orthopedic products industry, which had estimated sales in 1998 of $8.5 billion, including estimated U.S. sales of $5.1 billion. The worldwide orthopedic products market includes reconstructive implants, tissue fixation and healing products, orthopedic recovery products, spinal implants, arthroscopy products, and other related products. The orthopedic recovery products industry includes retail and non-retail sales of braces and supports for the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist and other related products. The U.S. orthopedic recovery products industry generated estimated revenues of $630 million in 1998. The Company currently competes in the non-retail segment of the U.S. orthopedic recovery products industry, which generated estimated revenues of $535 million in 1998. The European orthopedic recovery products industry generated estimated revenues of $330 million in 1998. Comparable data for the rest of the world is not readily available. Complementary market segments to the orthopedic recovery products industry within the overall orthopedic products industry include orthopedic pain management systems and devices, a market in which the Company currently competes, and which generated estimated 1998 U.S. revenues of $150 million, and soft tissue fixation products and tissue healing products, which represent attractive markets for the Company and which generated estimated 1998 U.S. revenues of $350 million. Comparable data for Europe and the rest of the world is not readily available.

     The orthopedic recovery products industry is highly fragmented and characterized by competition among a few large, diversified orthopedic companies and numerous smaller niche competitors. Revenues in the U.S. orthopedic recovery products industry grew at an estimated compound annual growth rate of 3.5% from 1994 through 1998. This growth has been driven by increased participation in exercise, sports and other physical activity, the aging "baby boomer" population including adults suffering from osteoarthritis, and a growing awareness of the importance of preventative bracing. Comparable data for Europe and the rest of the world is not readily available.

     The Company believes data set forth in this prospectus regarding the orthopedic products industry and its segments and the Company's market position and market share within that industry or its segments are inherently imprecise, but are generally indicative of their relative size and the Company's market position and market share within that industry or its segments. Estimated revenues for the orthopedic recovery products industry and its segments and the historical growth rates for such industry and its segments are based on information obtained from Frost & Sullivan. See "Industry Data."

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

     The following are descriptions of segments of the U.S. orthopedic recovery products industry. Comparable data for Europe and the rest of the world is not readily available.

KNEE BRACES AND SUPPORTS

     The retail and non-retail knee brace and support market generated estimated revenues of $272 million in 1998, of which approximately $242 million was generated in the non-retail segment in which the Company competes. The knee brace and support market consists of ligament braces, post-operative braces, osteoarthritic braces, and soft knee supports. Revenues in this segment of the industry grew at an estimated compound annual growth rate of 3.0% from 1994 through 1998. This stable market growth is characterized by increased volume and modestly declining prices. Knee injuries are the most common affliction treated by orthopedic professionals, with approximately 644,000 knee procedures performed in 1998, including ligament repair, tissue repair and total knee replacement procedures.

     The Company believes it is the U.S. market leader in ligament braces and post-operative braces with an estimated 28% and 25% market share, respectively, and the number two U.S. provider of OA braces, with an estimated 13% market share. The knee brace and support market is highly fragmented. Many of the participants in this market are primarily suppliers of soft knee supports.

ANKLE BRACES AND SUPPORTS

     The retail and non-retail ankle brace and support market generated estimated revenues of $157 million in 1998, of which approximately $131 million was generated in the non-retail segment in which the Company competes. The ankle brace and support market consists of lower extremity walkers, rigid ankle stirrups and soft ankle supports sold through an orthopedic prescribing professional and other soft ankle supports sold primarily in the retail segment. Revenues in this segment of the industry grew at an estimated compound annual growth rate of 6.6% from 1994 through 1998. In 1998, over 2,000,000 people sought medical attention for ankle and foot injuries. In the non-retail segment, the Company believes it is the market leader in soft ankle supports with an estimated 17% market share and one of the market leaders of lower extremity walkers with an estimated 10% market share.

BACK, WRIST, AND UPPER EXTREMITY BRACES AND SUPPORTS

     The retail and non-retail back, wrist and upper extremity markets collectively generated estimated revenues of $175 million in 1998, of which approximately $147 million was generated in the non-retail segment in which the Company competes. The back, wrist and upper extremity markets consist of orthopedic braces and supports to address afflictions of the back, wrist, shoulder, elbow and neck which are sold in the prescriptive non-retail segment as well as in the retail segment. Aggregate revenues in these segments of the industry grew at an estimated compound annual growth rate of 3.1% from 1994 through 1998. The Company believes certain of the Company's products enjoy leading market positions in these markets.

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COMPLEMENTARY ORTHOPEDIC PRODUCTS

     Complementary orthopedic products include orthopedic pain management systems and devices, markets in which the Company currently competes, and soft tissue fixation and tissue healing products, which represent attractive markets for the Company. These products represented revenues of approximately $150 million and approximately $350 million, respectively, in 1998. Pain management systems and devices include infusion pumps that administer local anesthetic into the joint after a patient has undergone surgery. Soft tissue fixation products include devices to reattach soft tissue to the bone and tissue healing products include bone growth stimulation products.

PRODUCTS

     The Company offers a broad range of products that provide a range of solutions for patients and orthopedic professionals during various stages of the orthopedic treatment and recovery process. The Company's core products are rigid knee braces and soft goods. In addition, the Company offers a growing number of complementary specialty and other orthopedic products. The Company's product lines provide a range of treatment during the orthopedic recovery process, from soft goods which are generally used after injury, whether or not surgery is contemplated, to rigid knee braces and other specialty products which are generally prescribed for use after surgery and during and after rehabilitation.

     The Company markets its products under the DonJoy and ProCare brand names. The Company marketed approximately 97% of its rigid knee braces, 83% of its specialty and other orthopedic products and 40% of its soft goods products under the DonJoy brand name during the twelve months ended June 29, 1999. The Company believes DonJoy is the most recognized brand name of knee braces in the orthopedic recovery products industry. The Company marketed approximately 60% of its soft goods products, 17% of its specialty and other orthopedic products and 3% of its rigid knee braces under the ProCare brand name during the twelve months ended June 29, 1999. The ProCare brand name is well recognized by third party distributors of soft goods in the orthopedic recovery products industry.

RIGID KNEE BRACING

     The Company designs, manufactures and markets a broad range of rigid knee bracing products, including ligament braces, post-operative braces and OA braces. These technologically-advanced products are generally prescribed to a patient by an orthopedic professional. The Company's rigid knee braces are either customized braces, utilizing basic frames which are then custom-manufactured to fit a patient's particular measurements, or are standard braces which are available "off-the-shelf" in various sizes and can be easily adjusted to fit the patient in the orthopedic professional's office. Rigid knee bracing products represented approximately 45% of the Company's net revenues for the twelve months ended June 29, 1999.

     LIGAMENT BRACES. Ligament braces provide durable support for moderate to severe knee ligament instabilities to help patients regain range-of-motion capability so they can successfully complete rehabilitation and resume the activities of daily living after knee surgery or injury. They are generally prescribed six to eight weeks

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after knee surgery, often after use of a more restrictive post-operative brace.
The Company's ligament braces can also be used to support the normal functioning of the knee for patients who have returned to pre-injury activity levels. The Company's ligament bracing product line includes premium customized braces generally designed for strenuous athletic activity and off-the-shelf braces generally designed for use in less rigorous activity. All of the Company's ligament braces are designed using the Company's patented "Four Points of Leverage" system.

     POST-OPERATIVE BRACES. Post-operative braces limit a patient's range of motion after knee surgery and protect the repaired ligaments/joints from stress and strain which would otherwise slow or prevent a healthy healing process. The products within this line provide both immobilization and a protected range of motion, depending on the rehabilitation protocol prescribed by the orthopedic surgeon. The Company's post-operative bracing product line includes a range of premium to lower-priced off-the-shelf braces and accessory products.

     OA BRACES. OA braces are used to treat patients suffering from osteoarthritis, a form of damage to the articular surface of the knee joint. The Company's line of customized and off-the-shelf OA braces is designed to shift the resultant load going through the knee, providing additional stability and reducing pain, and in some cases may serve as a cost-efficient alternative to total knee replacement.

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     The following table sets forth information on the Company's primary products within the three rigid knee bracing product lines, all of which are sold under the DonJoy brand name:

---------------------------------------------------------------------------------------------------
                                                        YEAR
     PRODUCT                       TYPE OF BRACE     INTRODUCED       FUNCTION/DESCRIPTION
---------------------------------------------------------------------------------------------------
     DEFIANCE CUSTOM KNEE BRACE    Ligament/OA         1992       The Company's hallmark
     ENHANCED DEFIANCE CUSTOM                                     premium brace. Custom-
     KNEE BRACE                                        1998       built, lightweight, strong
                                                                  and durable. Designed for
                                                                  strenuous athletic activity.
     4-TITUDE BRACE                Ligament            1999       The Company's newest off-
                                                                  the-shelf brace. Introduced
                                                                  in June 1999.
     LEGEND BRACE                  Ligament            1995       Sturdy, low-profile,
                                                                  off-the-shelf brace.
                                                                  Designed for athletic use.
     GOLDPOINT BRACE               Ligament            1991       The Company's first genera-
                                                                  tion off-the-shelf ligament
                                                                  brace.
---------------------------------------------------------------------------------------------------
     TROM POST-OPERATIVE BRACE     Post-operative      1998       Allows for both immobiliza-
                                                                  tion and protected range of
                                                                  motion after surgery.
                                                                  Utilizes the Company's
                                                                  easy-to-use patented hinge
                                                                  assembly.
     TROM REHABILITATION BRACE     Post-operative      1998       Designed to provide protec-
                                                                  tion for the recovering knee
                                                                  for up to 8 months within a
                                                                  program of aggressive long-
                                                                  term rehabilitation.
                                                                  Utilizes the Company's
                                                                  easy-to-use patented hinge
                                                                  assembly.
     IROM BRACE                    Post-operative      1992       Used for ligament instabili-
                                                                  ties. Allows for both
                                                                  immobilization and protected
                                                                  range of motion.
---------------------------------------------------------------------------------------------------
     MONARCH CUSTOM OA BRACE       OA                  1994       Custom-built or
     PATIENT READY MONARCH OA                          1996       off-the-shelf, flexible
     BRACE                                                        premium braces recommended
     MONARCH II BRACE                                  1999       for relief of OA pain and
                                                                  ease of use. Can be easily
                                                                  adjusted by the patient. The
                                                                  Monarch II is the newest
                                                                  off-the-shelf OA brace and
                                                                  is expected to be introduced
                                                                  by the end of 1999.
     OPAL OA KNEE BRACE            OA                  1998       Off-the-shelf, comfortable,
                                                                  light-weight, low-profile,
                                                                  slip-on sleeve-style Drytex
                                                                  brace. Specifically designed
                                                                  for women.
---------------------------------------------------------------------------------------------------

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

SOFT GOODS

     The Company's soft goods products, most of which are fabric or neoprene-based, provide support and/or heat retention and compression for afflictions of the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist. The Company currently offers products ranging from simple neoprene knee sleeves to complex products that incorporate advanced materials and features such as air-inflated cushions and metal alloy hinge components. The Company's soft goods products include the RocketSoc, an ankle support designed for chronic sprains, the Playmaker, a neoprene knee brace for mild to moderate ligament instabilities, and the Air DonJoy, a line of knee sleeves with air inflatable cushions designed to treat and ease pain from knee malalignment. Soft goods products represented approximately 34% of the Company's net revenues for the twelve months ended June 29, 1999.

SPECIALTY AND OTHER ORTHOPEDIC PRODUCTS

     The Company has a portfolio of specialty and other orthopedic recovery products designed to facilitate orthopedic rehabilitation, including lower extremity walkers, upper extremity braces, cold therapy systems, pain management delivery systems and other related products and accessories. These products represented approximately 21% of the Company's net revenues for the twelve months ended June 29, 1999.

     LOWER EXTREMITY WALKERS. These products are boots which fit on a patient's foot and provide comfort and stability for ankle and foot injuries. Because they can be removed for showering or therapy, the Company's walkers are used as an alternative to traditional casts. Sales of walkers represented approximately half of the net revenues from specialty and other orthopedic products in 1998.

     UPPER EXTREMITY BRACES. The Company offers a line of shoulder and arm braces and slings, including the Quadrant Shoulder Brace and the UltraSling. The Quadrant Shoulder Brace is technologically advanced and designed for immobilization after shoulder surgery and allows for controlled motion. The UltraSling is a durable oversized sling which offers lower-priced immobilization and support for mild shoulder sprains and strains.

     COLD THERAPY SYSTEMS. The Company manufactures, markets and sells the IceMan, a cold therapy product which was introduced in 1996, as well as other cold therapy products such as ice packs and wraps. The IceMan is a portable device used after surgery or injury to reduce swelling, minimize the need for post-operative pain medications and accelerate the rehabilitation process. The product consists of a durable quiet pump and control system which is used to circulate cold water from a reservoir to a pad which is designed to fit the afflicted area, such as the ankle, knee or shoulder. The IceMan uses a patented circulation system to provide constant fluid flow rates, thereby minimizing temperature fluctuations which can reduce device effectiveness and create the potential for tissue or nerve damage.

     PAIN MANAGEMENT DELIVERY SYSTEMS. The Company entered into an arrangement in 1998 with I-Flow Corporation ("I-Flow") for the exclusive North American distribution rights for the PainBuster pain management and relief systems

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

manufactured by I-Flow for use after orthopedic surgical procedures. These pain management and relief systems provide a continuous infusion of local anesthetic dispensed by the physician directly into the wound site following surgical procedures. The portable PainBuster delivery systems consist of a range of introducer needles, catheters for easy insertion and connection during surgery and pumps for continuous infusion for up to 96 hours. The PainBuster systems are intended to provide direct pain relief, reduce hospital stays and allow earlier and greater ambulation. The Company believes that the PainBuster provides it with a platform for further opportunities in the surgical market.

RESEARCH AND DEVELOPMENT

     The Company's research and development program is aimed at developing and enhancing products, processes and technologies to maintain the Company's position as a leading innovator in the orthopedic recovery products industry. The Company's research and development expenditures were $2.2 million, $2.1 million and $1.8 million during the years ended December 31, 1998, 1997 and 1996, respectively.

     The Company's research and development activities are conducted in its Vista facility by a group of 12 product engineers and designers who have an average of 11 years experience in developing and designing products using advanced technologies, processes and materials. The research and development team uses a variety of computational tools and computer aided design (CAD) systems during the development process, which allow a design to be directly produced on computer-based fabrication equipment, reducing both production time and costs.

     The Company's current research and development activities are focused on using new materials, innovative designs and state of the art manufacturing processes to develop new products and to enhance the Company's existing products. The Company is also pursuing strategic initiatives to identify areas for technological innovation and to develop products that improve rehabilitation by utilizing advanced technologies. For example, the Company is currently developing the VISTA system, a computerized post-operative brace designed to optimize a patient's rehabilitation in the treatment of knee injuries, which the Company believes is the only such system currently under development.

     The Company has developed and maintains close relationships with a number of widely recognized orthopedic surgeons and sports medicine specialists who assist in product research, development and marketing. These professionals often become product "champions", speaking about the Company's products at medical seminars, assisting in the training of other professionals in the use and/or fitting of the products and providing the Company with feedback on the industry's acceptance of the new products. Some of these surgeons and specialists who participate in the design of products and/or provide consulting services have contractual relationships with the Company under which they receive royalty payments or consultant fees in connection with the development of particular products with which they have been involved. See "-- Government Regulation."

     The Company maintains the Clinical Education Research Facility (CERF) Laboratory in its Vista facility which is used by orthopedic surgeons to practice surgical techniques. These surgeons often provide the Company with feedback

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

which assists the Company in the development and enhancement of products. In addition, the Company utilizes its biomechanical laboratory in its Vista facility to test the effectiveness of the Company's products. The Company believes it is the only orthopedic recovery products manufacturer which has both surgical techniques and biomechanical laboratories, the combination of which allows professionals to practice procedures and then to measure the effectiveness of those procedures. In addition, the Company provides external clinical and academic research grants to leading health care professionals and institutions.

SALES, MARKETING AND DISTRIBUTION

     The Company distributes its products in the U.S. and international markets primarily through networks of agents and distributors who market and sell to orthopedic surgeons, orthotic and prosthetic centers, third party distributors, hospitals, surgery centers, physical therapists and trainers within the orthopedic community. The Company's products are used by people who have sustained an injury, have recently completed an orthopedic surgical procedure and/or suffer from an affliction of the joint. In addition, a number of high profile professional and amateur athletes who participate in sports such as football, basketball and skiing, choose to use the Company's products. The Company is the official and exclusive supplier of braces and supports to the U.S. Ski Team. In addition, the Company believes it is the leading supplier of knee braces to players in the National Football League, among whom use of knee braces has more than tripled over the last two years according to a recent survey of NFL team physicians. No individual agent or distributor accounted for more than 10% of the Company's net revenues for the year ended December 31, 1998.

     The Company is committed to providing its customers with a superior standard of customer service. The Company's 37 customer service representatives strive for prompt product processing and delivery by coordinating between the customer and the Company's sales, operations and shipping departments. The Company ships the majority of its products within 24 hours of receipt of the customer order, or 72 hours in the case of customized braces. In addition, customer service representatives provide follow-up and technical support.

UNITED STATES

     The Company markets products in the United States under the DonJoy and ProCare brands through two distinct sales and distribution channels as well as under national contracts and through the OfficeCare program. Sales in the United States accounted for approximately 84% of the Company's net revenues for the twelve months ended June 29, 1999.

     DONJOY. DonJoy products are marketed by 26 commissioned sales organizations (referred to herein as agents) which employ approximately 185 sales representatives. These sales representatives market to orthopedic surgeons, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists and trainers. Because the DonJoy product line generally requires customer education on the application and use of the product, the sales representatives are technical specialists who receive extensive training from both the Company and the agent and use their technical expertise to help fit the patient with the Company's product

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

and assist the orthopedic professional in choosing the appropriate product to meet the patient's needs. After a product order is received by a sales representative, the Company ships and bills the product directly to the orthopedic professional and the Company pays a sales commission to the agent.

     The Company enjoys long-standing relationships with most of its 26 agents, many of which have marketed DonJoy products for over 10 years. Under the arrangements with the agents, each agent is granted an exclusive geographic territory for sales of the Company's products and is not permitted to market products, or represent competitors who sell or distribute products, that compete with the Company. The agents receive a commission which varies based on the type of product being sold. If an agent fails to achieve specified sales quotas during any quarter, the Company may terminate the agent, which the Company has done in the past.

     PROCARE. ProCare products are sold in non-exclusive territories under private label brand names to third party distributors. These distributors include large, national third party distributors such as Owens & Minor Inc., McKesson Corp., General Medical Corp., Allegiance Corp., PSS World Medical Inc. and Bergen Brunswig Corp.; regional medical surgical dealers; and medical products buying groups which consist of a number of dealers who make purchases through the buying group. These distributors generally resell the ProCare products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians for use by the patient. Unlike DonJoy products, ProCare products generally do not require significant customer education for their use.

     NATIONAL CONTRACTS. In response to the emergence of managed care and the formation of buying groups, national purchasing contracts and various bidding procedures imposed by hospitals and buying groups, the Company has entered into national contracts for DonJoy and ProCare products with large health care providers and buying groups, such as Kaiser Permanente, HealthSouth Corp., NovaCare Inc., Premier Purchasing Partners, L.P., AmeriNet Inc. and US Government/Military hospitals. Under these contracts, the Company provides discounted pricing to the buying group and is generally designated as one of several preferred purchasing sources for the members of the buying group for specified products, although the members are not obligated to purchase the Company's products. The Company expects that in the future it will enter into additional national contracts with other health care providers and buying groups. See "Risk Factors -- Responses by Health Care Providers to Price Pressures; Formation of Buying Groups" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Third Party Reimbursement; Health Care Reform; Managed Care."

     OFFICECARE. The Company provides an inventory management and insurance billing system to orthopedic physicians in the U.S. through its OfficeCare program, which was initiated in 1996. The Company supplies the physician with a working inventory of orthopedic products for immediate disbursement to the physician's patients. The Company then directly seeks reimbursement from the patient's insurance company or other third party payor or from the patient where self-pay is applicable.

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INTERNATIONAL

     The Company markets products in 50 countries, primarily in Europe and Japan, under the DonJoy and ProCare brand names. International sales accounted for approximately 18% and 16% of the Company's net revenues for the year ended December 31, 1998 and the twelve months ended June 29, 1999, respectively. Sales in Germany, the Company's largest foreign market, accounted for approximately one-third of the Company's 1998 international net revenues, with no other country accounting for more than approximately 10% of the Company's 1998 international net revenues. Sales in Europe, primarily Germany, the United Kingdom, France, Spain and Italy, accounted for approximately 69% of the Company's 1998 international net revenues. Sales in Japan accounted for approximately 7% of the Company's 1998 international net revenues. The Company expects its international net revenues to increase as a percentage of its total net revenues in the future.

     Historically, the Company has sold and distributed its products in foreign markets through 30 Smith & Nephew sales organizations and 14 independent distributors. The Company plans to increase its international sales by reorganizing and expanding its international distribution network and implementing the marketing and distribution strategies which the Company successfully utilizes in the United States and certain international territories. For example, in Germany, where the Company markets its products through an independent distributor, the Company believes it has achieved market shares comparable to those it has achieved in the United States. Historically, approximately 55% of the Company's international sales have been made through Smith & Nephew sales organizations. The Company intends to replace most of its existing Smith & Nephew sales organizations with independent distributors who will focus on building strong relationships with its targeted customers and will be responsible for achieving specified sales targets. As of August 1, 1999, the Company has replaced the Smith & Nephew sales organizations in Japan, New Zealand and Hong Kong with independent distributors. The Company has also given notice to Smith & Nephew that the Company will terminate 16 of the remaining 27 Smith & Nephew sales organizations by the beginning of 2000. The Company is currently negotiating to have its German distributor distribute the Company's products in one or more additional European countries. In addition, the Company plans to develop relationships with orthopedic professionals who are well recognized in targeted countries and who are expected to become product "champions", similar to orthopedic professionals in the United States. The Company will focus on implementing its strategies in the United Kingdom, France, Italy and Spain and will continue its focus in Germany, all countries with substantial per capita health care expenditures. See "Risk Factors -- Transition to New Independent Distributors in International Markets," "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- International Sales," "-- Business Strategy."

MANUFACTURING

     The Company manufactures substantially all of its products at its three facilities in the United States and Mexico. See "-- Facilities." The Company operates a vertically integrated manufacturing operation at its Vista, California

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facility and is capable of producing a majority of its subassemblies and components in-house. These include metal stamped parts, injection molding components and fabric-strapping materials. The Company also has extensive in-house tool and die fabrication capabilities which provide savings in the development of typically expensive tools and molds as well as flexibility to capitalize on market opportunities as they are identified. Utilizing a variety of computational tools and computer aided design (CAD) systems during the development process, the Company can produce a design directly on computer-based fabrication equipment, reducing both production time and costs.

     The Company has achieved ISO 9001 certification, EN46001 certification and Certification to the European Medical Device Directive at its Vista facility. These certifications are internationally recognized quality standards for manufacturing and assist the Company in marketing its products in certain foreign markets.

     As a result of its use of production technology in its Vista facility, the Company is able to reduce the labor content of many of its products. For labor intensive operations, primarily sewing, the Company utilizes its two facilities in Mexico for subassembly and finished product manufacturing. The Company will continue to move portions of its labor intensive operations to its facilities in Mexico to generate labor cost savings and utilize the resulting additional capacity in its Vista facility to manufacture its more technologically advanced products.

     The Company's manufacturing operations use new and innovative technologies and materials including thermoplastics, various composites and polypropylene glass, as well as a variety of light weight metals and alloys. The Company also uses Velcro(TM) and neoprene, as well as Drytex, a warp-knit nylon and polyester composite, in the manufacture of its products. All of the raw materials used by the Company in the manufacture of its products are available from more than one source and are generally readily available on the open market.

     The Company purchases a small amount of certain finished products from manufacturers in China. In addition, the Company distributes the PainBuster systems which are manufactured by I-Flow as well as certain other products which are manufactured by third parties.

FACILITIES

     The Company is headquartered in Vista, California and operates 3 manufacturing facilities. Manufacturing operations in the United States were consolidated in 1998 into the Vista facility which consists of three buildings. The Vista facility is subleased from Smith & Nephew. See "Certain Relationships and Related Transactions -- Other Agreements between DonJoy and Smith &
Nephew --

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Sublease." The two other facilities are located in Tijuana, Mexico, within 100 miles of Vista, and are managed from the Vista facility.

                                          OWNED/  LEASE TERMINATION          SIZE
LOCATION                     USE          LEASED        DATE             (SQUARE FEET)
--------                     ---          ------  -----------------      -------------
Vista, California    Corporate            Leased    February 2008           266,000
                     Headquarters
                     Research &
                     Development
                     Manufacturing &
                     Distribution
                     Warehousing
Tijuana, Mexico      Manufacturing        Leased    December 2000(1)         48,600
Tijuana, Mexico      Manufacturing        Owned                              13,000

-------------------------

(1) The lease for the Tijuana facility automatically renews for additional one year periods unless terminated by either party on 30 days prior written notice.

COMPETITION

     The orthopedic recovery products industry is highly competitive and fragmented. The Company's competitors include a few large, diversified orthopedic companies and numerous smaller niche companies. Some of the Company's competitors are part of corporate groups that have significantly greater financial, marketing and other resources than the Company. The Company's primary competitors in the rigid knee brace market include DePuy OrthoTech (a division of Johnson & Johnson), Innovation Sports Incorporated, Townsend Industries Inc., Bledsoe Brace Systems (a division of Medical Technology, Inc.) and Generation II USA, Inc. The Company competes in the non-retail sector of the soft goods products market and its competitors include DeRoyal Industries, Zimmer, Inc. (a division of Bristol-Meyers Squibb Company) and Technol Orthopedic Products (a division of Kimberly Clark Corp.). The Company competes with a variety of manufacturers of specialty and other orthopedic products, depending on the type of product. In addition, in certain foreign countries, the Company competes with one or more local competitors.

     Competition in the rigid knee brace market is primarily based on product technology, quality and reputation, relationships with customers, service and price, whereas competition in the soft goods market is less dependent on innovation and technology and is primarily based on product range, service and price. Competition in specialty and other orthopedic products is based on a variety of factors, depending on the type of product.

     The Company believes that its extensive product lines, advanced product design, strong U.S. distribution networks, reputation with leading orthopedic surgeons and sports medicine specialists and customer service performance provide it with a competitive advantage over its competitors. In particular, the Company believes that its broad product lines provide it with a competitive advantage over the smaller niche companies which generally have innovative

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technology in a focused product category, while its established distribution networks and relationship-based selling efforts provide it with a competitive advantage over larger manufacturers.

INTELLECTUAL PROPERTY

     The Company's most significant intellectual property rights are its patents, trademarks, including the Company's DonJoy and ProCare brand names, and proprietary know-how.

     The Company owns or has licensing rights to over 60 patents and has several pending patent applications. The Company anticipates that it will apply for additional patents in the future as it develops new products and product enhancements. The Company's most significant patent involves the bracing technology and design which it has patented as the "Four Points of Leverage" system. All of the Company's ligament bracing products have been designed using the "Four Points of Leverage" system which effectively produces pressure to the upper portion of the tibia, which, in turn, reduces strain on the damaged, reconstructed or torn ligament. Because this system is patented, the Company's competitors are prohibited from designing products which apply pressure to the tibia using the Company's technique. The Company's patent covering the "Four Points of Leverage" system expires in January 2005. The Company's other significant patents include the Custom Contour Measuring Instrument, which serves as an integral part of the measurement process for patients ordering the Company's customized ligament and OA braces. In addition, the Company owns patents covering a series of hinges for its post-operative braces, as well as pneumatic pad design and production technologies (which utilize air inflatable cushions that allow the patient to vary the location and degree of support) used in braces such as the Defiance and the Patient Ready Monarch. The Company also has patents relating to its OA braces and specific mechanisms in a number of the Company's products. In addition to these patents, the Company relies on non-patented know-how, trade secrets, process and other proprietary information, which the Company protects through a variety of methods, including confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to the Company's proprietary information. See "Risk Factors -- Patents and Proprietary Know-How."

     The Company owns or has the licensing rights to a number of trademarks. In addition to the DonJoy(R) and ProCare(R) brand names, the Company's most significant trademarks are Defiance(R), GoldPoint(R), Monarch(R), RocketSoc(R), IceMan(R), Air DonJoy(R), Quadrant(R), Legend(TM), TROM(TM), Playmaker(TM), PainBuster(TM) and OPAL(TM).

     In August 1998, Smith & Nephew entered into a five-year exclusive arrangement with IZEX Technologies to license know-how and technology for the design, manufacture and distribution of the VISTA System, a computerized post-operative brace designed to optimize a patient's rehabilitation in the treatment of knee injuries, which the Company believes is the only such system currently under development. In connection with the recapitalization, Smith & Nephew assigned this license to the Company.

     The Company believes that its patents, trademarks and other proprietary rights are important to the development and conduct of its business and the

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marketing of its products. As a result, the Company aggressively protects its intellectual property rights.

EMPLOYEES

     As of June 29, 1999, the Company had 816 employees. The Company's workforce is not unionized. The Company has not experienced any strikes or work stoppages, and management generally considers its relationships with its employees to be satisfactory.

GOVERNMENT REGULATION

MEDICAL DEVICE REGULATION

     UNITED STATES. The Company's products and operations are subject to extensive and rigorous regulation by the FDA. The FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, promotion, distribution, and production of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In addition, the FDA regulates the export of medical devices manufactured in the United States to international markets.

     Under the Federal Food, Drug, and Cosmetic Act (the "FFDCA"), medical devices are classified into one of three classes -- Class I, Class II or Class III -- depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. The Company's current products are all Class I or Class II medical devices. All of the Company's currently marketed products hold the relevant exemption or premarket clearance required under the FFDCA.

     Class I devices are those for which safety and effectiveness can be assured by adherence to a set of guidelines, which include compliance with the applicable portions of the FDA's Quality System Regulation ("QSR"), facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials (the "General Controls"). Some Class I devices also require premarket clearance by the FDA through the 510(k) premarket notification process described below.

     Class II devices are those which are subject to the General Controls and most require premarket demonstration of adherence to certain performance standards or other special controls, as specified by the FDA, and clearance by the FDA. Premarket review and clearance by the FDA for these devices is accomplished through the 510(k) premarket notification procedure. For most Class II devices, the manufacturer must submit to the FDA a premarket notification submission, demonstrating that the device is "substantially equivalent" to either

     (1) a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or

     (2) to another commercially available, similar device which was subsequently cleared through the 510(k) process.

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

If the FDA agrees that the device is substantially equivalent, it will grant clearance to commercially market the device. By regulation, the FDA is required to clear a 510(k) within 90 days of submission of the application. As a practical matter, clearance often takes longer; however, the Company's products have generally been cleared within the 90-day time period. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the FDA determines that the device, or its intended use, is not "substantially equivalent", the FDA will place the device, or the particular use of the device, into Class III, and the device sponsor must then fulfill much more rigorous premarketing requirements.

     A Class III product is a product which has a new intended use or uses advanced technology that is not substantially equivalent to a use or technology with respect to a legally marketed device. The safety and effectiveness of Class III devices cannot be assured solely by the General Controls and the other requirements described above. These devices almost always require formal clinical studies to demonstrate safety and effectiveness.

     Approval of a premarket approval application ("PMA") from the FDA is required before marketing of a Class III product can proceed. The PMA process is much more demanding than the 510(k) premarket notification process. A PMA application, which is intended to demonstrate that the device is safe and effective, must be supported by extensive data, including data from preclinical studies and human clinical trials and existing research material, and must contain a full description of the device and its components, a full description of the methods, facilities, and controls used for manufacturing, and proposed labeling. Following receipt of a PMA application, once the FDA determines that the application is sufficiently complete to permit a substantive review, the FDA will accept the application for review. The FDA, by statute and by regulation, has 180 days to review a filed PMA application, although the review of an application more often occurs over a significantly longer period of time, up to several years. In approving a PMA application or clearing a 510(k) application, the FDA may also require some form of post-market surveillance, whereby the manufacturer follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

     When FDA approval of a Class I, Class II or Class III device requires human clinical trials, if the device presents a "significant risk" (as defined by the FDA) to human health, the device sponsor is required to file an investigational device exemption ("IDE") application with the FDA and obtain IDE approval prior to commencing the human clinical trial. If the device is considered a "non-significant" risk, IDE submission is not required. Instead, only approval from the Institutional Review Board conducting the clinical trial is required. Human clinical studies are generally required in connection with approval of Class III devices and to a much lesser extent for Class I and II devices. None of the Company's current products have required human clinical trials for approval.

     In addition, the Company's manufacturing processes are required to comply with the applicable portions of the QSR, which covers the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging, and shipping of the Company's products. The QSR

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also, among other things, requires maintenance of a device master record, device history record, and complaint files. The Company's domestic facility, records, and manufacturing processes are subject to periodic unscheduled inspections by the FDA. The Company's Mexican facilities, which export products to the United States, may also be inspected by the FDA. The Company's U.S. facility was recently inspected by the FDA and was found to be in compliance with the applicable QSR regulations. Based on the Company's own internal audits of its Mexican facilities, the Company believes that its Mexican facilities are in substantial compliance with the applicable QSR regulations.

     Failure to comply with the applicable U.S. medical device regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspension of production, the FDA's refusal to grant future premarket clearances or approvals, withdrawals or suspensions of current product applications, and criminal prosecution. There are currently no adverse regulatory compliance issues or actions pending with the FDA at any of the Company's facilities or relating to the Company's products and none of the recent FDA audits of its Vista, California facility has resulted in any enforcement actions by the FDA.

     There are no restrictions under U.S. law on the export from the United States of any medical device that can be legally distributed in the United States. In addition, there are only limited restrictions under U.S. law on the export from the United States of medical devices that cannot be legally distributed in the United States. If a Class I or Class II device does not have 510(k) clearance, but is eligible for approval under the 510(k) process, then the device can be exported to a foreign country for commercial marketing without the submission of any type of export request or prior FDA approval, if it satisfies certain limited criteria relating primarily to specifications of the foreign purchaser and compliance with the laws of the country to which it is being exported. Class III devices which do not have PMA approval may be exported to any foreign country, if the product complies with the laws of that country and, with respect to the following countries, has valid marketing authorization under the laws of such country: Australia, Canada, Israel, Japan, New Zealand, Switzerland, South Africa, the European Union, a country in the European Economic Area or such other countries as may be approved by the FDA. The unapproved device must also satisfy the criteria required to be satisfied by Class I and Class II devices as well as additional criteria applicable to the devices. All of the Company's products which are exported to foreign countries currently comply with the restrictions described in this paragraph.

     Certificates for export (certifying the status of a product under the FFDCA) are not required by the FDA for export. However, they are often required by the foreign country importing the product.

     INTERNATIONAL. In many of the foreign countries in which the Company markets its products, it is subject to regulations affecting, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to the Company's devices and products in such countries are similar to those of the FDA, including those in Germany, the Company's largest foreign market. In many countries, the national health or social security organizations require the Company's products to be qualified before they can be marketed with the benefit

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of reimbursement eligibility. To date, the Company has not experienced difficulty in complying with these regulations. Due to the movement towards harmonization of standards in the European Union, the Company expects a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union wide single regulatory system. The timing of this harmonization and its effect on the Company cannot currently be predicted.

     The Company is implementing policies and procedures intended to position itself for the expected international harmonization of regulatory requirements. The ISO 9000 series of standards have been developed as an internationally recognized set of guidelines that are aimed at ensuring the design and manufacture of quality products. ISO 9001 is the highest level of ISO certification, covering both the quality system for manufacturing as well as that for product design control; ISO 9002 covers the quality system for manufacturing operations that do not include product design. The Company's Vista facility has received ISO 9001 certification. See "-- Manufacturing." A company that passes an ISO audit and obtains ISO registration becomes internationally recognized as functioning under a competent quality system. In certain foreign markets, it may be necessary or advantageous to obtain ISO 9000 series certification, which, in certain respects, is analogous to compliance with the FDA's QSR requirements. The European Economic Community has promulgated rules which require that medical products receive a CE mark. All of the Company's products currently distributed in Europe have received the CE mark. A CE mark is an international symbol indicating that the device meets common European standards of performance and safety.

FRAUD AND ABUSE

     The Company is subject to various federal and state laws pertaining to health care fraud and abuse, including antikickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs, including Medicare, Medicaid, VA health programs and CHAMPUS. The Company has never been challenged by a governmental authority under any of these laws and believes that its operations are in material compliance with such laws. However, because of the far-reaching nature of these laws, there can be no assurance that the Company would not be required to alter one or more of its practices to be in compliance with these laws. In addition, there can be no assurance that the occurrence of one or more violations of these laws would not result in a material adverse effect on the Company's financial condition and results of operations.

     ANTIKICKBACK LAWS. The Company's operations are subject to federal and state antikickback laws. Certain provisions of the Social Security Act, commonly known as the "Medicare Fraud and Abuse Statute," prohibit entities, such as the Company, from offering, paying, soliciting or receiving any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Violation of the Medicare Fraud and Abuse Statute is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five

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years. In addition, the Department of Health and Human Services may impose civil penalties and exclude violators from participation in Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals to Medicaid and other third party payor patients.

     PHYSICIAN SELF-REFERRAL LAWS. The Company is also subject to federal and state physician self-referral laws. Federal physician self-referral legislation (known as the "Stark" law) prohibits, subject to certain exceptions, a physician or a member of his immediate family from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The Stark law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral. The penalties for violations include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." Various state laws also contain similar provisions and penalties.

     The Company provides compensation to physicians pursuant to certain consulting and licensing agreements and through its OfficeCare program. The consulting agreements generally provide for the payment of a flat fee in return for a fixed number of hours or days of consulting services and the licensing agreements generally provide for the payment of a fixed percentage of sales of products developed by the physician. In the OfficeCare program, the Company pays participating physicians a rental fee for office space used for inventory storage and, in some cases, a pro rata portion of the salary of a member of the physician's staff who assists in fitting products and/or handling paperwork. While the payment of compensation to physicians who refer patients to the Company can implicate the Medicare Fraud and Abuse Statute and the Stark law, the Company believes that its relationships with physicians described above fall within recognized safe harbors and exceptions in both statutes. In addition to structuring relationships with referring physicians in order to comply with the relevant statutes, the Company also monitors these relationships on an ongoing basis in an attempt to ensure continued compliance.

ENVIRONMENTAL AND OTHER MATTERS

     The Company's facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the U.S. and foreign countries, including those relating to discharges of substances to the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties affected by pollutants. The Company believes it is currently in compliance with such requirements and does not currently anticipate any material adverse effect on its business or financial condition as a result of its efforts to comply with such requirements.

     In the future, federal, state, local or foreign governments could enact new or more stringent laws or issue new or more stringent regulations concerning environmental and worker health and safety matters that could effect the Company's operations. Also, in the future, contamination may be found to exist at the Company's current or former facilities or off-site locations where the Company

                                       105
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has sent wastes. The Company could be held liable for such newly-discovered contamination which could have a material adverse effect on the Company's business or financial condition. In addition, changes in environmental and worker health and safety requirements or liabilities from newly-discovered contamination could have a material effect on the Company's business or financial condition.

LEGAL PROCEEDINGS

     The Company is involved from time to time in litigation arising in the ordinary course of business, including product liability claims, none of which is currently expected to have a material adverse effect on the Company. The Company maintains product liability insurance in amounts which it believes to be reasonable and standard in the industry.

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                                   MANAGEMENT

BOARD OF MANAGERS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to persons who are members of the Board of Managers (each a "Manager") of DonJoy and executive officers of DonJoy or the Company. Two additional Managers will be designated by mutual agreement of the other Managers.

NAME                                 AGE                 POSITION
----                                 ---                 --------
Leslie H. Cross....................  48     President, Chief Executive Officer
                                            and Manager
Charles Bastyr.....................  48     Senior Vice President -- Research &
                                            Business Development
Cyril Talbot III...................  44     Vice President -- Finance, Chief
                                            Financial Officer and Secretary
Michael R. McBrayer................  40     Vice President -- Domestic Sales
Peter Bray.........................  51     Vice President -- International
                                            Business
Kent Bachman.......................  36     Vice President -- Operations
Charles T. Orsatti.................  55     Manager
Mitchell J. Blutt, M.D. ...........  42     Manager
Shahan D. Soghikian................  40     Manager
Damion E. Wicker, M.D. ............  38     Manager
John J. Daileader..................  34     Manager
Ivan R. Sabel, CPO.................  54     Manager

     Leslie H. Cross has served as President of the Company since July 1995 and became the Chief Executive Officer and a Manager of DonJoy upon consummation of the recapitalization. From 1990 to 1994, Mr. Cross held the position of Senior Vice President of Marketing and Business Development. He was a Managing Director of two different divisions of Smith & Nephew from 1982 to 1990. Prior to that time, he worked at American Hospital Supply Corporation. Mr. Cross earned a diploma in Medical Technology from Sydney Technical College in Sydney, Australia and studied Business at the University of Cape Town in Cape Town, South Africa.

     Charles Bastyr has served as Senior Vice President -- Research & Business Development since 1996 and has been with the Company since 1987. He was Vice President of Engineering from 1994 to 1996 and Director of Engineering prior to that time. Mr. Bastyr received his B.S. (Mechanical Engineering) from San Diego State University and is a Registered Professional Mechanical Engineer with the State of California.

     Cyril Talbot III has served as Vice President -- Finance since 1994 and became the Chief Financial Officer of DonJoy upon consummation of the recapitalization. He joined the Company in 1991 as Director of Finance. From 1981 to 1991, he held several management positions at American Hospital Supply Corporation and McGaw, Inc. Prior to that time, he was an Audit Manager at Miller, Cooper & Co. Ltd. Mr. Talbot earned his B.S. (Accounting/Finance) at Miami University in Oxford, Ohio and is a Certified Public Accountant.

     Michael R. McBrayer has served as Vice President -- Domestic Sales since 1993. He held several managerial positions after joining the Company in 1987 as a national sales manager for the retail product line. Mr. McBrayer received his B.S. (Marketing and Management) at Northern Arizona University in Flagstaff, Arizona.

     Peter Bray has served as Vice President -- International Business since 1998. From 1996 to 1998, he was the Vice President -- Anatomical Supports. Prior to joining the Company, he held several management positions with Baxter HealthCare Corporation. Mr. Bray earned a Bachelors of Commerce (Accounting and Marketing) in South Africa and is an active Fellow of the Royal Institute of Chartered Management Accountants in the United Kingdom.

     Kent Bachman has served as Vice President -- Operations since 1998. He held several managerial positions after joining the Company in 1987 as a manufacturing assembler. Prior to joining the Company, Mr. Bachman was a professional baseball player for the Montreal Expos and the Milwaukee Brewers from 1984 to 1987. Mr. Bachman earned a B.S. (Industrial Technology) at California Polytechnic State University at San Luis Obispo.

     Charles T. Orsatti became a Manager of DonJoy upon consummation of the recapitalization. He has been a partner of Fairfield Chase since 1998. From 1995 to 1998, Mr. Orsatti was a senior consultant to CCP. Prior to that, he was the Chairman and Chief Executive Officer of Fairfield Medical Products Corporation, a worldwide manufacturer of critical care products sold to hospitals and alternative care facilities. Mr. Orsatti earned a B.S. (Management and Marketing) from Pennsylvania State University. He serves as a director of Vitagen, Inc.

     Mitchell J. Blutt, M.D. became a Manager of DonJoy upon consummation of the recapitalization. He has been an Executive Partner of CCP since 1992 and was a General Partner of CCP from 1988 to 1992. Dr. Blutt has a B.A. and a M.D. from the University of Pennsylvania and an M.B.A. from The Wharton School of the University of Pennsylvania. He serves as a director of FHC, Fisher Scientific International, Inc., Hanger Orthopedic Group, Inc., LPA Investments, LLC, Medical Arts Press, Inc., Senior Psychology Services Management, Inc., UtiliMED, Inc., Vista Healthcare Asia Pte. Ltd. and IBC Asia Health Care Ltd.

     Shahan D. Soghikian became a Manager of DonJoy upon consummation of the recapitalization. He has been a General Partner of CCP since 1992. Prior to joining CCP, Mr. Soghikian was a member of the mergers and acquisitions groups of Bankers Trust and Prudential Securities, Inc. Mr. Soghikian has a B.A. from Pitzer College and an M.B.A. from the Anderson Graduate School of Management at UCLA. He serves as a director of American Floral Services, Inc., Nextec Ltd. and Link Investment Management.

     Damion E. Wicker, M.D. became a Manager of DonJoy upon consummation of the recapitalization. He has been a General Partner of CCP since 1997. Prior to joining CCP, Dr. Wicker was President of Adams Scientific and held positions with MBW Venture Partners and Alexon, Inc. Dr. Wicker received a B.S. with honors from The Massachusetts Institute of Technology, an M.D. from Johns Hopkins and an M.B.A. from the Wharton School of the University of Pennsylvania. He serves as a director of Genomic Solutions, Inc., Landec Corporation, Optiscan Biomedical Corp., Praecis Pharmaceuticals, Inc., Transurgical, Inc., Vitagen, Inc. and V.I. Technologies, Inc.

     John J. Daileader became a Manager of DonJoy upon consummation of the recapitalization. He has been a Principal of CCP since 1997. Prior to joining CCP, Mr. Daileader worked in the Merchant Banking Group at The Chase Manhattan Bank and held strategic planning positions at Chemical Bank, Manufacturers Hanover Trust Company and National Westminster Bank USA. Mr. Daileader has a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from New York University. He serves as a director of Vinings Industries, Inc., Mackie Automotive Systems, M2 Automotive, Inc. and Homarus.

     Ivan R. Sabel, CPO, became a Manager of DonJoy in August 1999. Mr. Sabel has been the Chairman of the Board of Directors and Chief Executive Officer of Hanger Orthopedic Group since August 1995 and was President of Hanger Orthopedic Group from November 1987 to July 1, 1999. Mr. Sabel also served as the Chief Operating Officer of Hanger Orthopedic Group from November 1987 until August 1995. Prior to that time, Mr. Sabel had been Vice President -- Corporate Development from September 1986 to November 1987. Mr. Sabel was the founder, owner and President of Capital Orthopedics, Inc. from 1968 until that company was acquired by Hanger Orthopedic Group in 1986. Hanger Orthopedic Group is a portfolio investment of CCP. Mr. Sabel is a Certified Prosthetist and Orthotist ("CPO"), a member of the Board of Directors of the American Orthotic and Prosthetic Association ("AOPA"), a former Chairman of the National Commission for Health Certifying Agencies, a former member of the Strategic Planning Committee and a current member of the Veterans Administration Affairs Committee of AOPA and a former President of the American Board for Certification in Orthotics and Prosthetics. Mr. Sabel serves on the Board of Nurse Finders Inc. and is a member of their compensation and audit committee. Mr. Sabel is also a current member of the Board of Directors of Mid-Atlantic Medical Services, Inc., a company engaged in the health care management services business.

COMMITTEES OF THE BOARD OF MANAGERS

     The Board of Managers has an Executive Committee, currently consisting of Messrs. Blutt, Cross and Orsatti. The Board of Managers has a Compensation Committee/Stock Option Committee (the "Compensation Committee") that determines compensation for executive officers of DonJoy and the Company and administers DonJoy's Option Plan. Currently, Messrs. Orsatti, Daileader and Sabel serve on the Compensation Committee. The Board has an Audit Committee (the "Audit Committee") that reviews the scope and results of audits and internal accounting controls and all other tasks performed by the independent public accountants of DonJoy. Currently, Messrs. Wicker, Soghikian and Daileader serve on the Audit Committee.

COMPENSATION OF BOARD OF MANAGERS

     The members of the Board of Managers do not receive compensation for their service on the Board of Managers but are reimbursed for their out-of-pocket expenses. Managers who are neither officers of DonJoy or the Company nor affiliated with CDP may receive customary compensation for services on the Board of Managers. The Company, DonJoy and Charles T. Orsatti intend to enter into an agreement pursuant to which the Company will agree to pay Mr. Orsatti up to $250,000 per year if the Company achieves certain performance objectives to be established by negotiation among such parties, CDP and CCP.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for the year ended December 31, 1998.

                                            ANNUAL COMPENSATION
                                            -------------------      ALL OTHER
NAME AND PRINCIPAL POSITION                  SALARY     BONUS     COMPENSATION(1)
---------------------------                 --------   --------   ---------------
Leslie H. Cross...........................  $226,825   $183,258      $  2,669
President and Chief Executive Officer
Charles Bastyr............................   193,500     69,946         3,350
Senior Vice President -- Research &
Business Development
Cyril Talbot III..........................   146,100     48,397         1,888
Vice President -- Finance and Chief
Financial Officer
Michael R. McBrayer.......................   148,300     47,923         2,363
Vice President -- Domestic Sales
Peter Bray................................   156,750     50,649         3,350
Vice President -- International Business

-------------------------

(1) Includes contributions to the Company's 401(K) Plan.

1999 OPTION PLAN

     DonJoy has adopted the 1999 Option Plan (the "Plan") pursuant to which options with respect to 15% of the voting Units of DonJoy on a fully diluted basis are available for grant to certain members of management (each an "Optionee"). The Plan is administered by the Compensation Committee appointed from time to time by the Board of Managers. The Plan expires on June 30, 2014 unless earlier terminated by the Board of Managers of DonJoy. Options granted under the Plan will be nonqualified options.

     Options will be granted in amounts to be agreed upon by the Compensation Committee. Options will vest either

     - ratably at specified annual intervals from the date of grant (the "Time-Vesting Options") (provided that the maximum number of such Time-Vesting Options granted shall not exceed 6% of the number of Common Units of DonJoy outstanding on a fully diluted basis on the closing date of the Recapitalization) or

     - upon the occurrence of a Liquidity Event or Material Transaction (each as defined below) and then only to the extent the Common Units of DonJoy owned by CDP have provided CDP with specified internal rates of return (as set forth in the Plan) since the closing date of the recapitalization (the "Event-Vesting Options") (provided that the maximum number of such Event-Vesting Options vesting based on achievement of specified internal rates of return shall not exceed 9% of the number of Common Units outstanding on a fully diluted basis on the closing date of the recapitaliza-

tion), provided that if no Liquidity Event has occurred by December 31, 2007, such options shall become vested and exercisable.

A Liquidity Event means a sale or other disposition of all or substantially all of the assets of DonJoy or all or substantially all of the outstanding equity interests in DonJoy or a registered public offering of the common equity interests in DonJoy resulting in a market capitalization of more than $150 million for a period of at least 20 consecutive trading days. A Material Transaction means a dissolution or liquidation of DonJoy, a reorganization, merger or consolidation in which DonJoy is not the surviving corporation, or sale of all or substantially all of the assets of DonJoy. The exercise price for the options will be the fair market value of the Common Units of DonJoy on the date each such option is granted. The options will expire upon the earliest of
(i) the fifteenth anniversary of the date of grant, (ii) 12 months after the date an Optionee's employment is terminated due to the Optionee's death or permanent disability, (iii) immediately upon an Optionee's termination of employment by the Company "for cause" (as defined in the Plan), (iv) 90 days after the date an Optionee ceases to be an employee (other than as listed in (ii) and (iii) above), (v) the effective date of a Material Transaction if provision is made in connection with such transaction for the assumption of outstanding options by, or the substitution for such option of new options covering equity securities of, the surviving, successor or purchasing corporation, or (vi) the expiration of such other period of time or the occurrence of such other event as the Compensation Committee, in its discretion, may provide in any option agreement. Common Units in DonJoy purchased by an Optionee upon exercise of an option may be repurchased by DonJoy (or its designee) upon terms and at a price determined in accordance with the provisions of the applicable option agreement.

     As of July 31, 1999, DonJoy has granted options to purchase up to 115,412 Units under the Plan, of which 40% are Time-Vesting Options and 60% are Event-Vesting Options, to members of management. The Time-Vesting Options vest over a four year period beginning on June 30, 2000.

401(K) AND INCENTIVE PLANS

     DonJoy has established its own 401(k) Plan, which is substantially the same as the plan previously provided by Smith & Nephew. The assets funding the Smith & Nephew plan were transferred to the DonJoy 401(k) Plan.

EMPLOYMENT AGREEMENTS

     In connection with the recapitalization, the Company entered into employment agreements with Leslie H. Cross, Cyril Talbot III and Michael R. McBrayer. The employment agreements terminate on June 30, 2002. Pursuant to their respective employment agreement, Mr. Cross serves as President of the Company at an annual base salary of $235,900, Mr. Talbot serves as Vice President of Finance of the Company at an annual base salary of $151,945 and Mr. McBrayer serves as Vice President of Domestic Sales of the Company at an annual base salary of $155,715. These base salaries are subject to annual review and adjustment by the Board of Managers of the Company. In addition, each executive is entitled to such annual bonuses as may be determined by the Board of Mangers, four weeks paid vacation per year, a car allowance and, for 1999 only, club membership dues and tax preparation fees. Each executive may be terminated at any time during the term of the applicable employment agreement with or without "cause" (as defined in the applicable employment agreement). In the event of an executive's termination without cause, the executive will be entitled to receive his base salary from the date of termination until the first anniversary of the date of termination. Pursuant to the applicable employment agreement, each executive has agreed that until the fourth anniversary of the date of termination or expiration of his employment with the Company, he will not

     (1) induce or attempt to induce any employee of the Company or any affiliate of the Company to leave the employ of the Company or any such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee thereof,

     (2) hire any person who was an employee of the Company until six months after such person's employment with the Company or any affiliate thereof was terminated, or

     (3) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any such affiliate.

Each employment agreement also contains customary non-disclosure provisions. In addition, each executive has agreed that any inventions or other developments relating to the Company or its products or services conceived, developed or made by the executive while employed by the Company belong to the Company.

RETENTION AGREEMENTS

     In December 1998, Smith & Nephew entered into retention agreements with certain members of management of the Company (each, a "Management Employee"), including the persons listed in the summary compensation table, to induce each Management Employee to remain an employee of the Company in the event of a Change of Control or Division Divestiture (as defined in the retention agreement). The recapitalization constituted a Change of Control or Division Divestiture. Each such Management Employee who remained in his position through the consummation of the Change of Control or Division Divestiture received a special retention bonus. Pursuant to the recapitalization agreement, such special bonus was paid by Smith & Nephew. In addition, pursuant to the retention agreements with certain Management Employees, if within one year of a Change of Control or Division Divestiture, a Management Employee's employment with DonJoy is terminated for other than Cause (as defined in the retention agreement), then the Management Employee will be entitled to one year's base salary plus one year's taxable bonus (calculated as maximum normal bonus, excluding the retention bonus) and such amounts are payable by DonJoy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All of the Company's membership units are owned by DonJoy and all of DJ Capital's equity securities are owned by the Company. The following table sets forth information with respect to the ownership of the Common Units of DonJoy as of July 31, 1999 by

     - each person known to own beneficially more than 5% of the Units,

     - each Manager of DonJoy,

     - each executive officer of the Company and DonJoy, and

     - all executive officers and Managers of the Company and DonJoy as a group.

The Redeemable Preferred Units which vote together with the Common Units as a single class (see "-- Description of Operating Agreement") are owned approximately 51% by CB Capital, an affiliate of CDP, approximately 33% by TCW and approximately 16% by First Union Investors.

     The amounts and percentages of Units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

                                                        NUMBER OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                      UNITS         CLASS
------------------------------------                    ---------     ----------
Chase DJ Partners, LLC(1).............................   645,500         85.1%
CB Capital Investors L.P.(1)..........................   665,927(2)         87.8%
Smith & Nephew, Inc.(3)...............................    54,000          7.1%
Charles T. Orsatti(4).................................   645,500         85.1%
Leslie H. Cross(5)....................................    12,500          1.6%
Cyril Talbot III(5)...................................     3,000          0.4%
Michael R. McBrayer(5)................................     3,000          0.4%
Charles Bastyr(5).....................................         0            0%
Peter Bray(5).........................................         0            0%
Mitchell J. Blutt, M.D.(6)............................        (7)          (7)
Shahan D. Soghikian(6)................................        (7)          (7)
Damion E. Wicker, M.D.(6).............................        (7)          (7)
John J. Daileader(6)..................................        (7)          (7)
All directors and executive officers as a group (11
  persons)............................................   684,427         90.3%

-------------------------

(1) The address of CDP and CB Capital is c/o Chase Capital Partners, 380 Madison Avenue, New York, New York 10017. CDP was formed by CB Capital, an affiliate of CCP, First Union Investors and Fairfield Chase. CB Capital owns approximately 87.0%, First Union Investors owns approximately 9.6%, TCW owns approximately 3.0% and Fairfield Chase owns approximately 0.4% of the membership interests in CDP. TCW and First Union Investors also own 13,395 and 6,362 Redeemable Preferred Units, respectively. Fairfield Chase is the managing member of CDP except that under the circumstances described below, CB Capital will become the managing member of CDP. CB Capital is a licensed small business investment company (an "SBIC") and as such is subject to certain restrictions imposed upon SBICs by the regulations established and enforced by the United States Small Business Administration. Among these restrictions are certain limitations on the extent to which an SBIC may exercise control over companies in which it invests. As a result of these restrictions, CB Capital will only become the managing member of CDP if certain events described in the constituent documents of CDP occur. See "Description of Members' Agreement and By-Laws."

(2) Includes (i) 20,427 Redeemable Preferred Units owned by CB Capital and (ii) the Common Units owned by CDP of which CB Capital may be deemed the beneficial owner given its status as a member of CDP owning approximately 87% of CDP's membership interests.

(3) The address of Smith & Nephew, Inc. is 1450 Brooks Road, Memphis, Tennessee 38116.

(4) Includes the Common Units owned by CDP given Mr. Orsatti's status as the person controlling Fairfield Chase, which is the managing member of CDP. As the managing member of CDP, Fairfield Chase may also be deemed to be the beneficial owner of these Units. The address of Mr. Orsatti is c/o Fairfield Chase Medical Partners, LLC, 600 Cleveland Street, Suite 1100, Clearwater, Florida 83755.

(5) The address of Messrs. Cross, Talbot, McBrayer, Bastyr and Bray is c/o DonJoy, LLC, 2985 Scott Street, Vista, California 92083.

(6) The address of Messrs. Blutt, Soghikian, Wicker and Daileader is c/o Chase Capital Partners, 380 Madison Avenue, New York, New York 10017.

(7) Such person may be deemed the beneficial owner of Units owned by CDP and CB Capital due to his status as a Partner (in the cases of Messrs. Blutt, Soghikian and Wicker) and a Principal (in the case of Mr. Daileader) of Chase Capital Partners.

DESCRIPTION OF OPERATING AGREEMENT

     The Company and DonJoy are each limited liability companies organized under the Delaware Limited Liability Company Act. DonJoy is the sole member and managing member of the Company and controls the Company's policies and operations. DonJoy's operations are governed by a Second Amended and Restated Operating Agreement among DonJoy, CDP, CB Capital, First Union Investors, Smith & Nephew, the Management Members and TCW (each a "member" and collectively the "members"). The operating agreement, together with the members' agreement described below, governs the relative rights and duties of the members.

     UNITS. DonJoy is authorized to issue up to 3,000,000 Common Units and up to 100,000 Redeemable Preferred Units. As of July 31, 1999, 718,000 Common Units and 40,184 Redeemable Preferred Units were issued and outstanding, and 15% of the Common Units on a fully diluted basis have been duly reserved for issuance to employees, directors and independent consultants and contractors of DonJoy or any subsidiary thereof pursuant to the 1999 Option Plan.

     The Redeemable Preferred Units accrue a cumulative preferred return at a fixed rate of 14.0% per annum, subject to increase to 16.0% per annum upon the occurrence of certain events of non-compliance, including

     - the failure to pay or distribute when required any amounts with respect to the Redeemable Preferred Units,

     - breaches of representations and warranties, covenants (which are substantially similar to the covenants contained in the indenture) and other agreements contained in the documentation relating to the Redeemable Preferred Units,

     - an event of default under the new credit facility, the indenture or other indebtedness having an outstanding principal amount of $15 million or more and

     - certain events of bankruptcy, insolvency or reorganization with respect to DonJoy or any of its subsidiaries (an "event of non-compliance").

Distributions with respect to the preferred return (other than tax distributions as described below) are at the option of DonJoy, but to the extent the preferred return is not paid, the accrued amount of the preferred return will compound quarterly. Since the ability of the Company to make distributions to DonJoy (other than distributions to enable DonJoy to make tax distributions as described below) will be limited by the terms of the new credit facility and the indenture, DonJoy expects that the preferred return will accrue and compound. See "Description of New Credit Facility" and "Description of the
Notes -- Certain Covenants -- Limitation on Restricted Payments". In addition to the rights with respect to the preferred return (including related tax distributions and distributions to the holders of Redeemable Preferred Units of their original capital investment in the Redeemable Preferred Units) the Redeemable Preferred Units will share ratably with the Common Units in any distributions (including related tax distributions and upon liquidation) made by DonJoy in respect of the Common Units (the "Redeemable Preferred Units Participating Interest").

     The Redeemable Preferred Units (other than the Redeemable Preferred Units Participating Interest) are subject to mandatory redemption 10 and one-half years following the closing of the recapitalization and may be redeemed at DonJoy's option at any time. Upon a change of control (which is defined in the operating agreement to be the same as a change of control under the indenture), holders of Redeemable Preferred Units will have the right, subject to certain conditions, to require DonJoy to redeem their Redeemable Preferred Units (including the Redeemable Preferred Units Participating Interest). In addition, at any time following the sixth anniversary of the closing of the recapitalization, holders whose Redeemable Preferred Units have been redeemed as described above, will have the right, subject to certain conditions, to require DonJoy to redeem their Redeemable Preferred Units Participating Interest. Unless equity proceeds or other funds are available to DonJoy for the purpose, the ability of DonJoy to make any of the foregoing payments will be subject to receipt of distributions from the Company in amounts sufficient to make such payments and such distributions will be subject to the restrictions contained in the new credit facility and the indenture. See "Description of New Credit Facility" and "Description of the Notes -- Certain Covenants -- Limitations on Restricted Payments."

     VOTING. Except as otherwise required by applicable law or as set forth in the operating agreement or the members' agreement, holders of Common Units and Redeemable Preferred Units shall vote together as a single class on all matters to be voted on by the members, with each Unit being entitled to one vote.

     MANAGEMENT. The Board of Managers consists of at least nine members as designated pursuant to the members' agreement. Upon the occurrence of an event of non-compliance, the Board of Managers will be increased to 11 members and the holders of the Redeemable Preferred Units will have the right to elect as a separate class two members to the Board of Managers of DonJoy.

     Under the members' agreement, any Manager may be removed with or without cause, except that a Manager shall not be removed without the consent of the Member or Managers entitled to nominate such Manager. The Member or

Managers entitled to nominate any Manager may remove such Manager and may fill the vacancy created by such removal.

     TAX DISTRIBUTIONS. Subject to receipt of distributions from the Company to the extent permitted by restrictions contained in the new credit facility and the indenture, DonJoy will make distributions in agreed upon amounts to its members to enable them to pay income taxes payable in respect of their allocable share of the taxable income of DonJoy and its subsidiaries, including the Company.

     RESTRICTIONS ON TRANSFER. Subject to certain exceptions, no member may transfer its Units without having obtained the prior written consent of members holding greater than 50% of the number of Units outstanding at the time (excluding members that are transferring Units), which consent may be withheld in their sole discretion.

DESCRIPTION OF MEMBERS' AGREEMENT AND BY-LAWS

     DonJoy, CDP, CB Capital, First Union Investors, Smith & Nephew, the Management Members and TCW are parties to a members' agreement. The members' agreement contains provisions with respect to the transferability and registration of the Units. The members' agreement also contains provisions regarding the designation of the members of the Board of Managers and other voting arrangements. The members' agreement terminates on a sale of the Company, whether by merger, consolidation, sale of Units, a sale of assets or otherwise (a "sale of the company").

     The members' agreement

     - restricts transfers of Units subject to certain exceptions,

     - grants the members (other than CDP and the Management Members) (the "Non-CDP Members") the right to tag along on certain sales of Common Units by CDP to unaffiliated third parties,

     - grants the Non-CDP Members certain preemptive rights,

     - grants certain rights of first refusal to DonJoy and CDP with respect to transfers of Common Units by Non-CDP Members and the Management Members,

     - grants DonJoy or its designee the right to repurchase a Management Member's Units if such Management Member's employment is terminated, and

     - requires the members to participate in and cooperate in consummating a sale of the company approved by CDP.

Under the members' agreement, subject to certain limitations, the members have been granted piggyback registration rights with respect to registrable Units held by them and CDP and holders of Redeemable Preferred Units have been granted certain demand registration rights, to which all members may piggyback. The members' agreement contains customary terms and provisions with respect to the registration rights contained therein.

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     The members' agreement provides that the Board of Managers of DonJoy is to consist of nine Managers:

     - one Management Member (initially Leslie H. Cross) designated by Management Members holding at least a majority of all Units then held by all Management Members, provided that such Management Member shall be a member of the Board for only so long as he is both an employee and a holder of Units,

     - five individuals nominated by CDP,

     - an additional individual (initially Charles T. Orsatti) nominated by CDP and having special voting power as described below, and

     - two individuals with industry expertise designated by mutual agreement of the other Managers. Mr. Sabal was appointed to the Board of Managers in August 1999 pursuant to this provision.

The constituent documents of CDP provide that the five individuals nominated by CDP shall be designated by CB Capital and that the additional individual nominated by CDP and having special voting power shall be designated by the managing member of CDP. The managing member of CDP is initially Fairfield Chase, except that upon the occurrence of certain events (including where CB Capital has determined that it is reasonably necessary for it to assume control of CDP for the protection of its investment or that any other event has occurred which would permit CB Capital to assume control of CDP under applicable law), CB Capital will become the managing member of CDP. The managing member of CDP controls CDP, including the exercise of its rights under the operating agreement and the members' agreement. Upon becoming the managing member of CDP, CB Capital will have the ability, through CDP, to designate Managers having a majority of the voting power of all Managers.

     The By-laws of DonJoy also provide that each Manager is entitled to one vote on each matter on which the Managers are entitled to vote, except that one individual appointed by the managing member of CDP (initially Charles T. Orsatti) has six votes on each matter on which the Managers are entitled to vote.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RECAPITALIZATION AGREEMENT

     In addition to providing for the sale of the Common Units of DonJoy to CDP and the Management Members, and the repurchase of a portion of Smith & Nephew's interests in DonJoy, the recapitalization agreement provides for certain other matters in furtherance of the transactions contemplated by the recapitalization, including those set forth below. The description below of certain provisions of the recapitalization agreement is subject to, and is qualified in its entirety by reference to, the definitive recapitalization agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

     COVENANTS NOT TO COMPETE. Smith & Nephew has agreed that until June 30, 2004, neither it nor any of its affiliates will, subject to certain exceptions, engage anywhere in the world in a Non-Compete Business (as defined below) in competition with the business of the Company as it existed on June 30, 1999. "Non-Compete Business" means the developing, manufacturing or marketing of lower-leg walkers, post-operative hinged knee braces, functional hinged knee braces, osteoarthitic hinged knee braces, cold therapy and pain management systems, certain high-tech hinged knee braces, including high-tech hinged knee braces that incorporate technology covered by the Victoria Patents referred to below, and computer-assisted rehabilitation systems using the aforementioned hinged knee braces together with other electronic devices such as sensors and transducers.

     In connection with certain products and proprietary information relating to a rounded cannulated interference ("RCI") screw system (the "Proprietary RCI Screw Products"), a tissue fixation product developed by the Company but transferred to and retained by Smith & Nephew prior to the consummation of the recapitalization, CDP has agreed that neither it nor DonJoy or any of its subsidiaries, including the Company, will, subject to certain exceptions, develop or market with the cooperation of certain physicians who developed such Proprietary RCI Screw Products, any product which competes with the Proprietary RCI Screw Products.

     SMITH & NEPHEW NAME. Subject to certain limited exceptions, the Company has agreed that following the recapitalization, it shall not, and shall not permit any of its subsidiaries to, use any of Smith & Nephew's trademarks or trade names (including, without limitation, "Smith & Nephew").

     VICTORIA PATENTS. Smith & Nephew has agreed to assist the Company in obtaining from Victoria University of Manchester, England an exclusive worldwide license for the development, manufacturing and marketing of products within the Non-Compete Business employing technology covered by certain patents and patent applications owned by Victoria University relating to the use of electrostimulation products for skeletal muscle rehabilitation (the "Victoria Patents"). In the event the Company is not able to obtain such a license, Smith & Nephew has agreed to use commercially reasonable efforts to enter into an exclusive license with Victoria University relating to the Victoria Patents and, subject to approval of Victoria University, to enter into an exclusive worldwide sublicense with the Company for the right to manufacture, use and sell products within the Non-

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Compete Business employing the Victoria Patents. No assurance can be given that the Company will enter into any such license or sublicense agreement, or, if any such agreement is entered into, that the Company will be able to develop and/or successfully market products using such technology.

     INDEMNIFICATION. Smith & Nephew has agreed to indemnify CDP and its affiliates, including the Company and its subsidiaries, for all losses and expenses incurred by them as a result of

     - any breach by Smith & Nephew of its representations and warranties, covenants and agreements in the recapitalization agreement,

     - any tax liabilities for which Smith & Nephew is liable pursuant to the recapitalization agreement and

     - certain excluded liabilities.

However, the recapitalization agreement provides that with respect to breaches of its representations and warranties, Smith & Nephew shall not be required to make indemnification payments with respect to any such breach unless the aggregate amount of the losses and expenses with respect thereto exceeds $3 million ($750,000 in the case of environmental matters) and that the aggregate amount of such payments shall not exceed $75 million ($7.5 million in the case of environmental matters). Smith & Nephew's indemnification obligations with respect to breaches of its representations, warranties, covenants and agreements in the recapitalization agreement terminate 15 months after the closing date of the recapitalization except as otherwise set forth in the recapitalization agreement.

OTHER AGREEMENTS BETWEEN DONJOY AND SMITH & NEPHEW

     In connection with the recapitalization, DonJoy and Smith & Nephew entered into several additional agreements providing for the continuation or transfer and transition of certain aspects of the business operations. Such agreements were assigned to the Company in connection with the consummation of the Recapitalization. The description below of these agreements is subject to, and is qualified in its entirety by reference to, the definitive agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

SUPPLY AGREEMENT

     Pursuant to a supply agreement between DonJoy and Smith & Nephew entered into in connection with the Recapitalization, the Company has agreed to supply to Smith & Nephew to the extent ordered by Smith & Nephew:

     (1) all ProCare line products,

     (2) all DonJoy products currently listed in Smith & Nephew's 1999 Rehabilitation Division catalog for the United States and any replacements, substitutions and improvements to such products and

     (3) such other products as may be mutually agreed (collectively, the "Supply Agreement Products").

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So as not to interfere with the Company's international business plans (see
Business -- Business Strategy -- Increase International Sales) Smith & Nephew has agreed not to export any products listed in clause (2) above from the United States after March 31, 2000. Through December 31, 1999, the Company will sell Supply Agreement Products to Smith & Nephew at the same prices at which such products were sold to Smith & Nephew prior to the recapitalization, which prices were consistent with prices at which products were sold to third party international distributors. Commencing January 1, 2000 and for each year thereafter until termination of the supply agreement, the Company will sell the Supply Agreement Products to Smith & Nephew at its best distributor prices (including discounts and rebates offered to distributors) if and to the extent agreed to by Smith & Nephew and pursuant to purchase orders for the Company's products.

     Smith & Nephew has no obligation to purchase any specific or minimum quantity of products pursuant to the supply agreement. However, Smith & Nephew has agreed not to purchase from anyone other than the Company Supply Agreement Products which are included within the Non-Compete Business subject to certain limited exceptions including the failure of the Company to supply such products. The supply agreement provides that Smith & Nephew may manufacture or purchase from third party suppliers Supply Agreement Products which are not included within the Non-Compete Business.

     Pursuant to the supply agreement, DonJoy and the Company have agreed to indemnify Smith & Nephew and its officers and affiliates with respect to

     - any injury, death or property damage arising out of DonJoy's, the Company's or any of their employees or agents negligence or willful misconduct,

     - DonJoy's or the Company's negligent acts or omissions,

     - DonJoy's or the Company's misstatements or false claims with respect to the Supply Agreement Products,

     - any product liability claims relating to the Supply Agreement Products (other than those claims ("Non-Indemnifiable Claims") resulting from Smith & Nephew's or a third party's fault which do not give rise to an indemnifiable claim against DonJoy by Smith & Nephew under the Recapitalization Agreement),

     - any governmentally-required recall of the Supply Agreement Products (other than Non-Indemnifiable Claims),

     - its failure to comply with its obligations under the Supply Agreement, and

     - any claim of infringement by any third party of any patents or any claimed violation of any other intellectual property right of any third party arising in connection with the sale or distribution of Supply Agreement Products.

In order to ensure performance of its indemnity obligations, DonJoy has agreed to maintain at least $3 million of product liability and general public liability insurance with a deductible or self-insurance of no more than $100,000 and shall name Smith & Nephew as an additional insured. In addition, Smith & Nephew has agreed

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to indemnify DonJoy, the Company and its officers, managers, equity holders and affiliates with respect to

     - any injury, death or property damage arising out of Smith & Nephew's or its employees or agents negligence or willful misconduct,

     - Smith & Nephew's negligent act or omission,

     - Smith & Nephew's misstatements or false claims with respect to the Supply Agreement Products,

     - Smith & Nephew's misuse of Supply Agreement Product literature, or

     - Smith & Nephew's failure to comply with its obligations under the supply agreement.

     The supply agreement terminates in June 2004 unless extended by mutual agreement of DonJoy and Smith & Nephew.

DISTRIBUTION AGREEMENT

     Pursuant to a distribution agreement entered into in connection with the recapitalization among DonJoy, Smith & Nephew and the affiliates of Smith & Nephew which distributed the Company's products outside the United States as of the closing date of the recapitalization (each an "S&N Group Company"), each S&N Group Company will continue to distribute the Company's products in the specific international market (the "Territories") in which such S&N Group Company distributed such products prior to the recapitalization. Through December 31, 1999, the Company will sell products to the S&N Group Companies at the same prices at which such products were sold to the S&N Group Companies prior to the recapitalization. Thereafter, the Company and S&N will negotiate the sale price of any product in good faith. During the term of the distribution agreement with respect to a Territory, each S&N Group Company has a royalty-free right to use the Company's trademarks in connection with its distribution of the Company's products.

     The S&N Group Companies have no obligation to purchase any minimum quantity of products pursuant to the distribution agreement. However, Smith & Nephew has agreed to use its commercially reasonable efforts to have the S&N Group Companies purchase from the Company the same quantity of products reflected in DonJoy's 1999 budgets (the "1999 Purchase Level") and the Company has agreed to sell to the S&N Group Companies pursuant to applicable purchase orders quantities of products at least equal to the 1999 Purchase Level. Smith & Nephew has also agreed to use its commercially reasonable efforts to have each S&N Group Company distribute and resell products in the same geographical markets within the Territories as such S&N Group Company distributed and sold Company products prior to the recapitalization, and Smith & Nephew and each S&N Group Company agrees to employ efforts and methods to sell and promote the sale of the products in its Territory that are substantially the same as the efforts and methods employed prior to the consummation of the recapitalization. The S&N Group Companies may not, subject to certain limited exceptions, sell or supply Company products or other similar products to anyone outside the Territories. During the time any Territory is subject to the distribution

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agreement, no S&N Group Company may import, sell or promote the sale of any products which are included within the Non-Compete Business other than products purchased from the Company. Pursuant to the distribution agreement, DonJoy and the Company have agreed to indemnify Smith & Nephew and the S&N Group Companies and their officers and affiliates, and Smith & Nephew have agreed to indemnify DonJoy and its officers, managers, equity holders and affiliates to the same extent that DonJoy and Smith & Nephew indemnify each other under the supply agreement.

     Smith & Nephew has the right to terminate the distribution agreement

     (1) on 60 days notice, with respect to Austria, Denmark, Finland, France, Germany and Eastern Europe, Holland, Japan, Norway, New Zealand, Portugal, Sweden, Switzerland and the United Kingdom, and

     (2) on 60 days notice, which notice may not be given prior to November 1, 1999, with respect to Australia, Belgium, Canada, Dubai, Hong Kong, India, Ireland, Italy, Korea, Malaysia, Mexico, Philippines, Puerto Rico, Singapore, South Africa, Spain, Taiwan and Thailand.

DonJoy has the right to terminate the distribution agreement

     (1) on 30 days notice with respect to the Territories listed in clause (1) above,

     (2) on 60 days notice, which notice may not be given prior to August 1, 1999, with respect to the Territories listed in clause (2) above other than Australia and Canada, and

     (3) on 60 days notice, which notice may not be given prior to November 1, 1999, with respect to Australia and Canada.

Upon termination of the distribution agreement with respect to a Territory, the applicable S&N Group Company has agreed to assist the Company in the transition to any new third party distributor designated by the Company. Subject to certain limited exceptions, any products remaining in the inventory of any terminated S&N Group Company (the "Repurchased Inventory") upon termination of the distribution agreement with respect to a Territory, will be repurchased by the Company, or any new third party distributor designated by the Company with respect to the Territory for an amount equal to

     (1) the original purchase price of such Repurchased Inventory plus any duty and tax paid by such S&N Group Company and the cost paid by such S&N Group Company in shipping the Repurchased Inventory to such S&N Group Company plus

     (2) any sales tax, VAT, duty or fee incurred by such S&N Group Company with respect to the delivery of such Repurchased Inventory to the Company or such new distributor.

If a dispute arises concerning the applicable repurchase price of the Repurchased Inventory and the parties are not able to resolve such dispute with ten business days, the applicable S&N Group Company has the right to sell and distribute the

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products that are the subject of the dispute within or outside the Territories.
The Distribution Agreement continues until the termination of the last
Territory.

TRANSITION SERVICES AGREEMENT

     Pursuant to a transition services agreement among DonJoy and Smith & Nephew, Smith & Nephew has agreed to assist in the transfer and transition of certain services provided by Smith & Nephew prior to the recapitalization as required by the Company, including human resources, payroll, sales tax reporting, insurance coverage, legal and treasury and cash management. Smith & Nephew will also act as authorized European Agent/representative/distributor for DonJoy for purposes of CE regulation. DonJoy will not pay any additional consideration to Smith & Nephew for such services, but will reimburse Smith & Nephew for all payments to third parties in connection with any of the foregoing services. Based on prior practice, such amounts are not expected to be material.

     In addition, Smith & Nephew will continue to employ two individuals as employees of Smith & Nephew's affiliates in the United Kingdom and Belgium (the "International Employees") until the earlier of 15 days following receipt of notice from DonJoy requesting termination of the services of such employees or December 31, 1999. DonJoy will reimburse Smith & Nephew for all compensation, expenses and benefits paid or provided to or on behalf of the International Employees.

     Smith & Nephew has also agreed to assist in the transition of master group buying contracts relating to ProCare products with NovaCare, Inc., Premier Purchasing Partners, L.P. and AmeriNet Inc. (the "Group Buying Contracts") to separate agreements or arrangements between such companies and the Company. Pending the execution of such separate agreements or arrangements, Smith & Nephew will permit the Company to continue to sell products under the Group Buying Contracts. Through December 31, 1999, the Company will not be required to pay Smith & Nephew any fee for products sold under the Group Buying Contracts. If the Company decides to continue selling under the Group Buying Contracts, the Company will be required to pay Smith & Nephew a fee equal to 1.5% of the Company's gross sales for products sold under the Group Buying Contracts.

     Smith & Nephew agreed to indemnify DonJoy, the Company and its officers, managers, equity holders and affiliates with respect to

     - any injury, death or property damage arising out of Smith & Nephew or its employees or agents negligence or willful misconduct,

     - Smith & Nephew's negligent act or omission or

     - Smith & Nephew's failure to comply with its obligations under the transition services agreement. DonJoy has agreed to indemnify Smith & Nephew to the same extent as the foregoing and also with respect to any claim made in respect of the International Employees for actions or omissions after the consummation of the recapitalization and any claim made in respect of any product sold by the Company under any Group Buying Contract. Each party agrees to maintain insurance in the amount of at least $3 million per

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occurrence for bodily injury or death and $3 million per occurrence with respect to property damage with a deductible of no more than $250,000.

     DonJoy has the right to terminate any service provided under the transition services agreement on thirty days notice to Smith & Nephew. Except as it relates to Group Buying Contracts, the transition services agreement terminates on December 31, 1999.

GROUP RESEARCH CENTRE TECHNOLOGY AGREEMENT

     Pursuant to a Group Research Centre Technology Agreement (the "GRC Agreement") between DonJoy and Smith & Nephew entered into in connection with the recapitalization, Smith & Nephew conveyed and assigned to DonJoy an undivided 50% interest in and to the GRC Technology (as defined below). In addition, Smith & Nephew has agreed to, among other things, grant to the Company exclusive or non-exclusive worldwide, royalty-free rights to manufacture, use, import and sell products included within the Non-Compete Business which products are based on certain specified technology and other proprietary information developed as of the closing date of the recapitalization by Group Research Centre, an affiliate of Smith & Nephew (the "GRC Technology"). The licenses granted under the GRC Agreement continue with respect to any particular patent incorporating any such technology until such patent expires, is cancelled or is declared invalid or unenforceable. No assurance can be given that the Company will be able to develop and/or successfully market products based on the technology and proprietary information licensed to the Company pursuant to the GRC Agreement. Any restriction contained in the GRC Agreement with respect to non-patented GRC Technology expires on June 30, 2009.

SUBLEASE

     Pursuant to a sublease between the Company and Smith & Nephew entered into in connection with the recapitalization, the Company is subleasing the premises occupied by the Vista facility from Smith & Nephew. The Company will pay rent during the term of the sublease in an amount equal to the amount required to be paid by Smith & Nephew as tenant under the master lease for the Vista facility together with all taxes and other amounts which are the responsibility of Smith & Nephew under the master lease. The initial minimum rent payable by the Company under the sublease is $145,694 per month. DonJoy has guaranteed the payment of rent and other amounts owing under the sublease by the Company. The sublease expires on February 19, 2008 unless sooner terminated as provided in the master lease or the sublease.

CERF LABORATORIES AGREEMENT

     Pursuant to a CERF Laboratories Agreement (the "CERF Agreement") between DonJoy and Smith & Nephew, the Company will allow Smith & Nephew and its employees, agents, representatives and invitees to use the Company's Clinical Education Research Facility ("CERF") laboratory, the equipment and supplies in the CERF laboratory and services offered at the CERF laboratory. Smith & Nephew will pay the Company a quarterly fee calculated in the same manner as it was calculated prior to the recapitalization. For 1998 and the first half

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of 1999, Smith & Nephew paid DonJoy $63,516 and $20,540, respectively, for use of the CERF laboratory. DonJoy and Smith & Nephew have agreed to indemnify each other and their respective officers, managers, equity holders and affiliates with respect to

     - any injury, death or property damage arising out of its or its employees or agents negligence or willful misconduct,

     - its negligent act or omission, or

     - its failure to comply with its obligations under the CERF Agreement.

In addition, each party has agreed to maintain insurance in the amount of at least $3 million per occurrence for bodily injury or death and $3 million per occurrence with respect to property damage with a deductible of no more than $250,000. The CERF Agreement expires on June 30, 2001 unless renewed upon mutual agreement or unless sooner terminated by Smith & Nephew upon 30 days notice.

OTHER ARRANGEMENTS WITH AFFILIATES OF CDP

     In connection with the recapitalization, the Issuers entered into the new credit facility with Chase Securities Inc. ("CSI"), as arranger and book manager, and The Chase Manhattan Bank ("Chase"), as syndication agent and a lender, both of which are affiliates of CDP. In connection with the new credit facility, Chase receives customary fees for acting in such capacities. CSI also acted as financial advisor to Smith & Nephew in connection with the recapitalization and was paid a fee of $2.0 million by Smith & Nephew upon consummation of the recapitalization.

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                       DESCRIPTION OF NEW CREDIT FACILITY

     The following is a summary of the material terms of the new credit facility among the Company, DonJoy, certain financial institutions party thereto (the "Lenders"), First Union National Bank, as administrative agent and collateral agent, and Chase, as syndication agent. The following summary is qualified in its entirety by reference to the definitive documentation for the new credit facility, copies of which have been filed as an exhibit to the registration statement of which this prospectus is a part.

THE FACILITIES

     STRUCTURE.  The new credit facility provides for

     - the term loan in an aggregate principal amount of $15.5 million, and

     - the new revolving credit facility providing for revolving loans to the Company, swingline loans to the Company and the issuance of letters of credit for the account of the Company in an aggregate principal amount (including swingline loans and the aggregate stated amount of letters of credit) of $25.0 million.

     AVAILABILITY. The full amount of the term loan was drawn on the closing date of the recapitalization and amounts repaid or prepaid will not be permitted to be reborrowed. Availability under the new revolving credit facility will be subject to various conditions precedent typical of bank loans. Amounts under the new revolving credit facility will be available on a revolving basis. As of August 31, 1999, the Company had no borrowings outstanding under the new revolving credit facility.

INTEREST

     Borrowings under the new credit facility bear interest at a variable rate per annum equal (at the Company's option) to:

     - an adjusted London inter-bank offered rate ("LIBOR") plus a percentage based on the Company's financial performance or

     - a rate equal to the highest of the administrative agent's published prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1% ("ABR")

plus, in each case, a margin based on the Company's financial performance. The borrowing margins applicable to the term loan is initially 3.25% for LIBOR loans and 2.25% for ABR loans. As of August 31, 1999, the interest rate on the term loan was 8.50%. The borrowing margins applicable to the new revolving credit facility are initially 2.75% for LIBOR loans and 1.75% for ABR loans. Borrowing margins for each of the term loan and new revolving credit facility are subject to downward adjustment based upon the Company's consolidated leverage ratio. Amounts outstanding under the new credit facility not paid when due bear interest at a default rate equal to 2.00% above the rates otherwise applicable to the loans under the new credit facility.

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FEES

     The Company has agreed to pay certain fees with respect to the new credit facility, including

     - fees on the unused commitments of the Lenders equal to 0.50% on the undrawn portion of the commitments in respect of the new revolving credit facility (subject to a reduction based on the Company's consolidated leverage ratio);

     - letter of credit fees on the aggregate face amount of outstanding letters of credit equal to the then applicable borrowing margin for LIBOR loans under the new revolving credit facility and a 0.25% per annum issuing bank fee for the issuing bank;

     - annual administration fees; and

     - agent, arrangement and other similar fees.

SECURITY; GUARANTEES

     The obligations of the Company under the new credit facility are irrevocably guaranteed, jointly and severally, by DonJoy and DJ Capital and will be irrevocably guaranteed, jointly and severally, by each subsequently acquired or organized domestic (and, to the extent no adverse tax consequences would result therefrom, foreign) subsidiary of the Company. The Company's Mexican subsidiary (its only existing subsidiary besides DJ Capital) is not a guarantor of the Company's obligations under the new credit facility. In addition, the new credit facility and the guarantees thereunder are secured by substantially all the assets of DonJoy, the Company and DJ Capital and will be secured by substantially all the assets of each subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to the Company would result therefrom, foreign) subsidiary, including but not limited to, in each case subject to certain exceptions:

     - a first priority pledge of all the membership interests in the Company,

     - a first-priority pledge of all the capital stock, membership interests and other equity interests held by DonJoy, the Company or any domestic (or, subject to the foregoing limitation, foreign) subsidiary of the Company of each existing and subsequently acquired or organized subsidiary of the Company (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the capital stock, membership interests or other equity interests of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Company), and

     - a perfected first priority security interest in, and mortgage on, substantially all tangible and intangible assets of the Company (not including the Company's Mexican subsidiary) and the guarantors (including, but not limited to, accounts receivable, documents, inventory, trademarks, other intellectual property, licensing agreements, equipment, the Company's sub-lease of the Vista, California facility, cash and cash accounts and proceeds of the foregoing).

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COMMITMENT REDUCTIONS AND REPAYMENTS

     The term loan matures on June 30, 2005. The term loan amortizes in an amount equal to, in each case subject to certain exceptions:

     - $0.5 million in each of the first five years of the term loan, and

     - $13.0 million in the sixth year thereof.

In addition, the term loan is subject to mandatory prepayments and reductions in an amount equal to

     - 100% of the net cash proceeds of certain equity issuances by DonJoy, the Company or any of its subsidiaries,

     - 100% of the net cash proceeds of certain debt issuances of DonJoy, the Company or any of its subsidiaries,

     - 50% of the Company's excess cash flow (subject to an increase to 75% in the event the Company's consolidated leverage ratio exceeds a certain level), and

     - 100% of the net cash proceeds of certain asset sales or other dispositions of property by DonJoy, the Company or any of its subsidiaries.

     The new revolving credit facility is available until June 30, 2004, and extensions of credit outstanding thereunder on such date will mature on the fifth business day prior to such date.

AFFIRMATIVE, NEGATIVE AND FINANCIAL COVENANTS

     The new credit facility contains a number of covenants that, among other things, restrict the ability of DonJoy, the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur or guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends or make other distributions (except for certain tax distributions as described in the definitive documentation for the new credit facility), redeem or repurchase membership interests or capital stock, create liens on assets, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries, make capital expenditures, or engage in certain transactions with affiliates and otherwise engage in certain activities. In addition, the new credit facility requires DonJoy and its subsidiaries to comply with specified financial ratios and tests, including a maximum consolidated leverage ratio test and a minimum consolidated interest coverage ratio test. The new credit facility also contains provisions that prohibit any modifications of the Indenture in any manner adverse to the Lenders under the new credit facility and that limit the Company's ability to refinance or otherwise prepay the notes without the consent of such Lenders.

EVENTS OF DEFAULT

     The new credit facility contains customary events of default, including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, bankruptcy, ERISA events, material judgments and liabilities, actual or asserted invalidity of any material security interest and change of control.

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                            DESCRIPTION OF THE NOTES

     Definitions of certain terms used in this Description of the Notes may be found under the heading "Certain Definitions." For the purposes of this section, the term "Company" refers only to dj Orthopedics, LLC and not any of its subsidiaries, "DJ Capital" refers to DJ Orthopedics Capital Corporation, a Wholly Owned Subsidiary of the Company with nominal assets which conducts no operations, and the "Issuers" refers to the Company and DJ Capital. The parent of the Company, DonJoy, L.L.C., is a guarantor of the notes. Although certain of the Company's subsidiaries formed or acquired in the future, if any, are required to guarantee the notes, the Company's only existing subsidiary (other than DJ Capital), Smith & Nephew DonJoy de Mexico, S.A. de C.V., a corporation formed under the laws of Mexico ("DonJoy Mexico"), is not a guarantor of the notes. Each company which guarantees the notes is referred to in this section as a "Note Guarantor." Each such guarantee is termed a "Note Guarantee."

     The Issuers issued the old notes and will issue the new notes under the indenture, dated as of June 30, 1999, among the Company, DJ Capital, DonJoy and The Bank of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. The indenture contains provisions which define your rights under the notes. In addition, the indenture governs the obligations of the Issuers and of each Note Guarantor under the notes. The terms of the notes include those stated in the indenture and those made part of the Indenture by reference to the TIA.

     On June 30, 1999, the Issuers issued $100.0 million aggregate principal amount of old notes under the indenture. The terms of the new notes are identical in all material respects to the old notes, except the new notes will not contain transfer restrictions and holders of new notes will no longer have any registration rights or be entitled to any liquidated damages. The Trustee will authenticate and deliver new notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of the exchange offer, together with the new notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding new notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the old notes and new notes then outstanding.

     The following description is meant to be only a summary of certain provisions of the indenture. It does not restate the terms of the indenture in their entirety. We urge that you carefully read the indenture as it, and not this description, governs your rights as Holders.

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

OVERVIEW OF THE NOTES AND THE NOTE GUARANTEES

THE NOTES

     These notes:

     - are general unsecured obligations of the Issuers;

     - will be subordinated in right of payment to all existing and future Senior Indebtedness of each of the Issuers;

     - will rank pari passu in right of payment with all future Senior Subordinated Indebtedness of each of the Issuers;

     - will be senior in right of payment to any future Subordinated Obligations of each of the Issuers;

     - will be effectively subordinated to any Secured Indebtedness of the Company, DJ Capital and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness; and

     - will be effectively subordinated to all liabilities of DonJoy Mexico, which is not guaranteeing the notes, and any other future Subsidiaries which do not guarantee the notes.

     DJ Capital has no, and the terms of the indenture prohibit it from having any, obligations other than the notes and its guarantee in respect of the new credit facility.

THE NOTE GUARANTEES

     The old notes are, and the new notes will be, guaranteed by DonJoy but are not and will not be guaranteed by DonJoy Mexico, the Company's only existing subsidiary (other than DJ Capital).

     DonJoy's Note Guarantee and all Note Guarantees, if any, made by future subsidiaries of the Company:

     - are general unsecured obligations of the applicable Note Guarantor;

     - will be subordinated in right of payment to all future Senior Indebtedness of such Note Guarantor;

     - will rank pari passu in right of payment with all future Senior Subordinated Indebtedness of such Note Guarantor;

     - will be senior in right of payment to any future Subordinated Obligations of such Note Guarantor; and

     - will be effectively subordinated to any Secured Indebtedness of such Note Guarantor to the extent of the value of the assets securing such Indebtedness.

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

PRINCIPAL, MATURITY AND INTEREST

     We issued the old notes in an aggregate principal amount of $100 million. The notes are limited to $100,000,000 in aggregate principal amount and will mature on June 15, 2009. The old notes are, and the new notes will be, in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

     Each note bears interest at a rate of 12 5/8% per annum from the Closing Date, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually on June 15 and December 15 of each year, commencing December 15, 1999 to Holders of record at the close of business on the June 1 or December 1 immediately preceding the interest payment date. We will pay interest on overdue principal and, to the extent lawful, overdue installments of interest at the rate borne by the notes.

     Holders of old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from June 30, 1999 (the original issue date of the old notes) to the date of issuance of the new notes. Consequently, Holders who exchange their old notes for new notes will receive the same interest payment on December 15, 1999 (the first interest payment date with respect to the old notes and the new notes following consummation of the exchange offer) that they would have received had they not accepted the exchange offer.

PAYING AGENT AND REGISTRAR

     We will pay the principal of, premium, if any, and interest on the notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as our agent in such matters. The location of the corporate trust office is 101 Barclay Street, New York, New York 10286. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

     Holders may exchange or transfer their notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Issuers may not redeem the notes prior to June 15, 2004. On or after that date, the Issuers may redeem the notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if

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redeemed during the 12-month period commencing on June 15 of the years set forth below:

                                                     REDEMPTION
YEAR                                                   PRICE
----                                                 ----------
2004...............................................   106.313%
2005...............................................   104.208%
2006...............................................   102.104%
2007 and thereafter................................   100.000%

     Prior to June 15, 2002, the Issuers may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by DonJoy to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Equity Interests (other than Disqualified Equity Interests) of the Company from the Company, at a redemption price equal to 112.625% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

          (1) at least 65% of the original aggregate principal amount of the notes remains outstanding; and

          (2) any such redemption by the Issuers must be made within 90 days of such Equity Offering and must be made in accordance with certain procedures set forth in the indenture.

SELECTION

     If we partially redeem notes, the Trustee will select the notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount will be redeemed in part. If we redeem any note in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and liquidated damages, if any, on, the notes to be redeemed.

RANKING

     The notes are unsecured Senior Subordinated Indebtedness of the Issuers, are subordinated in right of payment to all existing and future Senior Indebtedness of each of the Issuers, rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of each of the Issuers and are senior in right of payment to all existing and future Subordinated Obligations of each of the

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

Issuers. DJ Capital has no, and the terms of the indenture prohibit it from having any, obligations other than the notes and its guarantee of the new credit facility. The notes also are effectively subordinated to any Secured Indebtedness of the Company, DJ Capital and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "-- Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

     The Company currently conducts certain of its operations through DonJoy Mexico, its only Subsidiary (other than DJ Capital). DonJoy Mexico is not a guarantor of the notes. The indenture does not restrict the ability of the Company to create, acquire or capitalize Subsidiaries in the future. Creditors of DonJoy Mexico and any future Subsidiary that does not Guarantee the notes, including trade creditors and preferred equity holders (if any), generally will have priority with respect to the assets and earnings of DonJoy Mexico or such future Subsidiary over the claims of the Company's and DJ Capital's creditors, including Holders. The notes, therefore, are effectively subordinated to claims of creditors, including trade creditors and preferred equity holders (if any), of DonJoy Mexico and any other Subsidiaries of the Company formed or acquired in the future that do not guarantee the notes. As of June 29, 1999, on a pro forma basis after giving effect to the Transactions, DonJoy Mexico's total liabilities, including trade payables, as reflected on its balance sheet, were approximately $0.1 million. Although the indenture limits the Incurrence of Indebtedness by and the issuance of Preferred Equity Interests of DonJoy Mexico and certain of the Company's future Subsidiaries, such limitation is subject to a number of significant qualifications.

     Assuming that we had completed the Transactions as of June 29, 1999, there would have been outstanding:

          (1) $15.5 million of Senior Indebtedness of the Company, all of which would have been Secured Indebtedness (exclusive of unused commitments under the new revolving credit facility);

          (2) no Senior Subordinated Indebtedness of the Company (other than the notes) and no indebtedness of the Company that is subordinate or junior in right of payment to the notes;

          (3) no Indebtedness of DJ Capital (other than the notes and its guarantee in respect of the Credit Agreement);

          (4) no Senior Indebtedness of DonJoy, the only Note Guarantor (other than its guarantee of Indebtedness under the Credit Agreement); and

          (5) no Senior Subordinated Indebtedness of DonJoy, currently the only Note Guarantor (other than its Note Guarantee), and no Indebtedness of DonJoy that is subordinate or junior in right of payment to its Note Guarantee.

     Subject to certain conditions, the indenture permits us to incur substantial amounts of additional Indebtedness. Such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" below.

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

     "Senior Indebtedness" of the Company, DJ Capital or any Note Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, DJ Capital or any Note Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and all other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Company, DJ Capital or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes or such Note Guarantor's Note Guarantee; provided, however, that Senior Indebtedness shall not include:

          (1) any obligation of the Company to any Subsidiary of the Company or of any Note Guarantor or DJ Capital to the Company or any other Subsidiary of the Company;

          (2) any liability for federal, state, local or other taxes owed or owing by the Company, DJ Capital or any Note Guarantor;

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (4) any Indebtedness or obligation of the Company, DJ Capital or any Note Guarantor (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company, DJ Capital or such Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations;

          (5) any obligations with respect to any Equity Interest; or

          (6) any Indebtedness Incurred in violation of the indenture.

     Only Indebtedness of the Company or DJ Capital that is Senior Indebtedness will rank senior to the notes. The notes will rank pari passu in all respects with all other Senior Subordinated Indebtedness of the Company or DJ Capital. The Issuers have agreed in the indenture that each of them will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in right of payment to Senior Indebtedness of such Issuer unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Issuers may not pay principal of, premium (if any) or interest on the notes, or make any deposit pursuant to the provisions described under "Defeasance" below, and may not otherwise repurchase, redeem or otherwise retire any notes (collectively, "pay the notes") if:

          (1) any Designated Senior Indebtedness of either of the Issuers is not paid when due, or

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

          (2) any other default on such Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

             (x) the default has been cured or waived and any such acceleration has been rescinded, or

             (y) such Designated Senior Indebtedness has been paid in full;

provided, however, that the Issuers may pay the notes without regard to the foregoing if the Issuers and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

     During the continuance of any default (other than a default described in clause (1) or (2) above) with respect to any Designated Senior Indebtedness of either Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuers may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Issuers) of written notice, specified as a "Notice of Default" and describing with particularity the default under such Designated Senior Indebtedness (a "Blockage Notice"), of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

          (1) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice,

          (2) by repayment in full of such Designated Senior Indebtedness, or

          (3) because the default giving rise to such Blockage Notice is no longer continuing).

     Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the second preceding sentence), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Issuers may resume payments on the notes after the end of such Payment Blockage Period.

     Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness

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

initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of the assets of the Company or DJ Capital to their respective creditors upon a total or partial liquidation or a total or partial dissolution of the Company or DJ Capital or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or DJ Capital or its property:

          (1) the holders of Senior Indebtedness of the Company or DJ Capital, as the case may be, will be entitled to receive payment in full of such Senior Indebtedness before the Holders of the notes are entitled to receive any payment of principal of or interest on the notes; and

          (2) until such Senior Indebtedness is paid in full, any payment or distribution to which Holders would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of the notes may receive Equity Interests and any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the notes.

     If a payment or distribution is made to Holders of the notes that due to the subordination provisions of the indenture should not have been made to them, such Holders will be required to hold it in trust for the benefit of the holders of Senior Indebtedness of the Company or DJ Capital, as the case may be, and pay it over to them as their interests may appear.

     If payment of the notes is accelerated because of an Event of Default, the Issuers or the Trustee shall promptly notify the holders of each Issuer's Designated Senior Indebtedness (or their Representative) of the acceleration. If any such Designated Senior Indebtedness is outstanding, the Issuers may not pay the notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

     By reason of the subordination provisions of the indenture, in the event of insolvency, creditors of the Issuers who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the notes, and creditors of the Issuers who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

NOTE GUARANTEES

     DonJoy and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the indenture

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(including obligations to the Trustee) and the notes, whether for payment of principal of or interest on or liquidated damages in respect of the old notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company has agreed to cause each Domestic Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the notes. See "-- Certain
Covenants -- Future Note Guarantors" below.

     The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Note Guarantor. The terms of the subordination provisions described above with respect to the Issuers' obligations under the notes apply equally to a Note Guarantor and the obligations of such Note Guarantor under its Note Guarantee.

     Each Note Guarantee is a continuing guarantee and shall

     - remain in full force and effect until payment in full of all the Guaranteed Obligations,

     - be binding upon each Note Guarantor and its successors, and

     - inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Issuers to repurchase all or any part of such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (and, in the case of the old notes, liquidated damages, if any), to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to repurchase the notes pursuant to this covenant in the event that the Issuers have exercised their right to redeem all the notes under the terms of the section titled "Optional Redemption":

          (1) prior to the earlier to occur of

             (A) the first public offering of common Equity Interests of DonJoy or

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

             (B) the first public offering of common Equity Interests of the Company,

     the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Equity Interests of the Company or DonJoy, whether as a result of issuance of securities of DonJoy or the Company, any merger, consolidation, liquidation or dissolution of DonJoy or the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Equity Interests of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Equity Interests of the parent entity);

          (2) (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) a person (including a Permitted Holder) shall be deemed to have "beneficial ownership" of all Equity Interests that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of any event or otherwise), directly or indirectly, of more than 35% of the total voting power of the Voting Equity Interests of the Company or DonJoy, and

          (B) the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Equity Interests of the Company or DonJoy than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Governing Board of the Company or DonJoy, as the case may be (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Equity Interests of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Equity Interests of such parent entity and the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Equity Interests of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Governing Board of such parent entity);

          (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Board of the Company or DonJoy, as the case may be (together with any new persons (A) elected in accordance with the Members' Agreement so long as such agreement is in effect or (B) whose election by such Governing Board of the Company or

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

     DonJoy, as the case may be, or whose nomination for election by the equity holders of the Company or DonJoy, as the case may be, was approved by a vote of at least a majority of the members of the Governing Board of the Company or DonJoy, as the case may be, then still in office who were either members of the Governing Board at the beginning of such period or who were selected in accordance with the Members' Agreement or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Governing Board of the Company or DonJoy, as the case may be, then in office;

          (4) the adoption of a plan relating to the liquidation or dissolution of the Company, DJ Capital or DonJoy;

          (5) the merger or consolidation of the Company or DonJoy with or into another Person or the merger of another Person with or into the Company or DonJoy, or the sale of all or substantially all the assets of the Company or DonJoy to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company or DonJoy that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Equity Interests of the Company or DonJoy are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Equity Interests of the surviving Person or transferee; or

          (6) the Company ceases to own, of record or beneficially, all the Equity Interests of DJ Capital.

     In the event that at the time of a Change of Control the terms of any agreement governing Indebtedness of the Company or its Subsidiaries restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

          (1) repay in full all such Indebtedness or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer, or

          (2) obtain the requisite consent of the lenders under such agreements to permit the repurchase of the notes as provided for below.

     If the Company does not obtain such consents or repay such Indebtedness, the Company will remain prohibited from repurchasing the notes pursuant to this covenant. In such event the Company's failure to make an offer to purchase notes pursuant to this covenant would constitute an Event of Default under the indenture which in turn would constitute a default under the Credit Agreement. In such circumstances, the subordination provisions of the indenture would likely prohibit payments to Holders of the notes.

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

     Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

          (1) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest (and, in the case of the old notes, liquidated damages, if any) to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts and financial information regarding such Change of Control;

          (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

     The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     The Change of Control purchase feature is a result of negotiations among the Issuers and the initial purchaser of the old notes in the private offering. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers would decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers' capital structures or credit ratings. Restrictions on the ability of the Issuers to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on the Conduct of Business of DJ Capital". Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

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     The occurrence of certain of the events which would constitute a Change of
Control would constitute a default under the Credit Agreement. Future Senior Indebtedness may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers' ability to pay cash to the Holders upon a repurchase may be limited by the Issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the indenture relative to the Issuers' obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

     LIMITATION ON INDEBTEDNESS. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.00:1.00 if such Indebtedness is Incurred on or prior to December 31, 2000 and 2.25:1.00 if such Indebtedness is Incurred thereafter. Notwithstanding the foregoing, the Company will not permit DJ Capital to Incur any Indebtedness other than the notes and its guarantee in respect of the new credit facility.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries (other than DJ Capital) may Incur the following
Indebtedness:

          (1) Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $40.5 million at any one time outstanding less the aggregate amount of all repayments of principal of such Indebtedness pursuant to the covenant described under "-- Limitation on Sales of Assets and Subsidiary Equity Interests";

          (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that

             (A) any subsequent issuance or transfer of any Equity Interests or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof,

             (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes,

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

             (C) if a Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is made pursuant to an intercompany note, and

             (D) if a Note Guarantor is the obligor on such Indebtedness, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor;

          (3) Indebtedness

             (A) represented by the notes and the Note Guarantees,

             (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above),

             (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness Refinancing Refinancing Indebtedness) or the foregoing paragraph (a) and

             (D) consisting of Guarantees of any Indebtedness permitted under clauses (1) and (2) of this paragraph (b);

          (4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company) and

          (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

          (5) Indebtedness of the Company or a Restricted Subsidiary

          (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and

             (B) under Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that such Interest Rate Agreements or Currency Agreements do not increase the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), equipment or other assets (in each case whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other

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     Indebtedness then outstanding and Incurred pursuant to this clause (6) and all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (6), does not exceed $10.0 million;

          (7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

          (8) Indebtedness of the Company and its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the indenture, other than Guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition; provided, however, that

             (A) such Indebtedness is not reflected on the consolidated balance sheet of the Company and

             (B) the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Governing Board of noncash proceeds (the fair market value of such noncash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition; or

          (9) Indebtedness of the Company and its Restricted Subsidiaries (in addition to Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, shall not exceed $15.0 million.

     (c) Notwithstanding the foregoing, the Company may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. The Company may not Incur any Indebtedness if such Indebtedness is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the notes) such Secured Indebtedness for so long as such Secured

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Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations secured by Liens on the assets of any entity existing at the time such entity is acquired by, and becomes a Restricted Subsidiary of, the Company, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens

          (1) are not created, incurred or assumed in connection with, or in contemplation of such entity being acquired by the Company, and

          (2) do not extend to any other assets of the Company or any of its Subsidiaries.

A Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in right of payment to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. In addition, a Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations of such Note Guarantor secured by Liens on the assets of any entity existing at the time such entity is acquired by such Note Guarantor, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens

          (1) are not created, incurred or assumed in connection with or in contemplation of such assets being acquired by such Note Guarantor and

          (2) do not extend to any other assets of the Company or any of its Subsidiaries.

     (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

          (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

          (2) Guarantees or obligations in respect of letters of credit relating to Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,

          (3) The principal amount of any Disqualified Equity Interests or Preferred Equity Interests shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the maximum liquidation preference,

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          (4) The principal amount of Indebtedness, Disqualified Equity
     Interests or Preferred Equity Interests issued at a price less than the principal amount thereof, the maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP,

          (5) If such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof shall be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was Incurred,

          (6) The accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends or distributions in the form of additional Equity Interests shall not be deemed an incurrence of Indebtedness for purposes of this covenant,

          (7) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

          (8) In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

     LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

          (1) declare or pay any dividend or make any distribution of any kind on or in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the direct or indirect holders (in their capacities as such) of its Equity Interests except dividends or distributions payable solely in its Equity Interests (other than Disqualified Equity Interests) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has equity holders other than the Company or other Restricted Subsidiaries, to its other equity holders on a pro rata basis),

          (2) purchase, redeem, retire or otherwise acquire for value any Equity Interests of DonJoy (or any other direct or indirect parent company of the Company), the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary,

          (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than

             (A) the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition and

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             (B) Indebtedness described in clause (2) of paragraph (b) of the covenant described under "-- Limitation on Indebtedness"), or

          (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

             (A) a Default will have occurred and be continuing (or would result therefrom);

             (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

             (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board, whose determination will be conclusive and evidenced by a resolution of the Governing Board) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

                  (i) 50% of the Consolidated Net Income accrued during the
             period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are publicly available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

                  (ii) the aggregate Net Cash Proceeds received by the Company

                       - as capital contributions to the Company after the
                         Closing Date or

                       - from the issue or sale of its Equity Interests (other
                         than Disqualified Equity Interests) subsequent to the Closing Date

                       (other than a capital contribution from or an issuance or
                  sale to

                       - a Subsidiary of the Company or

                       - an employee equity ownership or participation plan or
                  other trust established by the Company or any of its Subsidiaries);

                  (iii) the amount by which Indebtedness of the Company or its
             Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing

             Date which is convertible or exchangeable for Equity Interests (other than Disqualified Equity Interests) of DonJoy or the Company (less the amount of any cash or the fair market value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

                  (iv) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash from the sale or other disposition (other than to

                       - the Company or a Subsidiary of the Company or

                       - an employee equity ownership or participation plan or
                  other trust established by the Company or any of its Subsidiaries)

             of Restricted Investments made by the Company or any Restricted Subsidiary after the Closing Date and from repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary by any Person (other than

                       - the Company or any of its Subsidiaries or

                       - an employee equity ownership or participation plan or
                  other trust established by the Company or any of its Restricted Subsidiaries)

             and from repayments of loans or advances which constituted Restricted Investments; provided, however, that the amount included in this clause (iv) with respect to any particular Restricted Investment shall not exceed the amount of cash expended by the Company or any Restricted Subsidiary in connection with making such Restricted Investment; and

                  (v) the amount equal to the net reduction in Investments in
             Unrestricted Subsidiaries resulting from

                       - payments of dividends, repayments of the principal of
                  loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or

                       - the redesignation of Unrestricted Subsidiaries as
                  Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

     (b) The provisions of the foregoing paragraph (a) will not prohibit:

          (1) any purchase, repurchase, retirement or other acquisition or retirement for value of, or other distribution in respect of, Equity Interests of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or capital contributions to the Company after the Closing Date (other than Disqualified Equity Interests

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     and other than Equity Interests issued or sold to, or capital contributions from, a Subsidiary of the Company or an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

             (A) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments, and

             (B) the Net Cash Proceeds from such sale or capital contribution applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of,

             (A) Equity Interests of DonJoy or the Company (other than Disqualified Equity Interests) or

             (B) Subordinated Obligations of the Company or a Restricted Subsidiary that are permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;"

        provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

          (3) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "-- Limitation on Sales of Assets and Subsidiary Equity Interests;" provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

          (4) dividends or other distributions paid to holders of, or redemptions from holders of, Equity Interests within 60 days after the date of declaration thereof, or the giving of formal notice of redemption, if at such date of declaration such dividends or other distributions or redemptions would have complied with this covenant; provided, however, that such dividend, distribution or redemption will be included in the calculation of the amount of Restricted Payments;

          (5) payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) and (B) below; provided, however, that such dividend, distribution or amount set forth in clause (A) shall be excluded and in clause (B) shall be included in the calculation of the amount of Restricted Payments for the purposes of paragraph (a) above:

             (A) to DonJoy in amounts equal to the amounts required for DonJoy to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of DonJoy, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and

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        expenses of being a public company, including, all costs and expenses with respect to filings with the SEC, of up to $500,000 per fiscal year; and

             (B) to DonJoy in amounts equal to amounts expended by DonJoy to repurchase Equity Interests of DonJoy owned by officers, directors, consultants and employees or former officers, directors, consultants or employees of DonJoy, the Company or its Subsidiaries or their assigns, estates and heirs; provided, however, that the aggregate amount of dividends, distributions or other amounts to DonJoy pursuant to this clause (B) shall not, in the aggregate, exceed $3.0 million per fiscal year of the Company, up to a maximum aggregate amount of $7.0 million during the term of the indenture;

          (6) for so long as the Company is treated as a pass-through entity for United States Federal income tax purposes, Tax Distributions; provided, however, that such Tax Distributions shall be excluded in the calculation of the amount of Restricted Payments;

          (7) in the event DonJoy is not treated as a pass-through entity for United States Federal income tax purposes, dividends or distributions to DonJoy in amounts equal to amounts required for DonJoy to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries); provided, however, that such distributions shall be excluded in the calculation of the amount of Restricted Payments;

          (8) the payment of dividends or distributions to DonJoy to fund the payment by DonJoy of dividends on DonJoy's common Equity Interests following the first public offering of common Equity Interests of DonJoy after the Closing Date, of up to 6% per annum of the net proceeds contributed to the Company by DonJoy from such public offering; provided, however, that such dividends or distributions will be included in the calculation of the amount of Restricted Payments; or

          (9) dividends or distributions to DonJoy in an amount equal to the purchase price adjustment, if any, which DonJoy is required to pay to Smith & Nephew in connection with the recapitalization pursuant to Article III of the recapitalization agreement as such agreement is in effect on the Closing Date; provided, however, that such distributions shall be excluded in the calculation of the amount of Restricted Payments.

     LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Equity Interests or pay any Indebtedness or other obligations owed to the Company;

          (2) make any loans or advances to the Company; or

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          (3) transfer any of its property or assets to the Company, except:

             (A) any encumbrance or restriction pursuant to applicable law or any applicable rule, regulation or order, or an agreement in effect at or entered into on the Closing Date;

             (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Equity Interests or Indebtedness of such Restricted Subsidiary, in each case Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Equity Interests or Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

             (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in such predecessor agreements;

             (D) in the case of clause (3), any encumbrance or restriction

                  (i) that restricts in a customary manner the assignment of any lease, license or similar contract or the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract,

                  (ii) that is or was created by virtue of any transfer of,
             agreement to transfer or option or right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture,

                  (iii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, or

                  (iv) encumbrances or restrictions relating to Indebtedness permitted to be Incurred pursuant to clause (b)(6) of the covenant described under "-- Limitation on Indebtedness" for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired;

             (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

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             (F) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

             (G) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business.

     LIMITATION ON SALES OF ASSETS AND SUBSIDIARY EQUITY INTERESTS. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

          (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the Equity Interests and assets subject to such Asset Disposition,

          (2) at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of

             (A) cash or Temporary Cash Investments,

             (B) properties and assets to be owned by the Company or any Restricted Subsidiary and used in a Permitted Business, or

             (C) Voting Equity Interests in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Company, and

          (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

             (A) FIRST,

                  (i) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Equity Interests) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than Preferred Equity Interests) or

                  (ii) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary or the application by the Company of the Net Available Cash received by a Restricted Subsidiary of the Company), in each case within 320 days from the later of such Asset Disposition or the receipt of such Net Available Cash, provided that pending the final application of any such Net Available Cash, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the indenture;

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             (B) SECOND, within 365 days from the later of such Asset
        Disposition or the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after such application in accordance with clause (A), to make an Offer (as defined below) to purchase notes pursuant to and subject to the conditions set forth in section (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the notes and other Senior Subordinated Indebtedness of the Company; and

             (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) (other than the proviso thereof) and (B), for any general corporate purpose not restricted by the terms of the indenture;

        provided, however that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $5.0 million.

     For the purposes of this covenant, the following are deemed to be cash:

     - the assumption of any liabilities of the Company (other than Disqualified Equity Interests of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such liabilities in connection with such Asset Disposition, and

     - securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(3)(B) of this covenant, the Issuers will be required to purchase notes (and other Senior Subordinated Indebtedness) tendered pursuant to an offer by the Issuers for the notes (and other Senior Subordinated Indebtedness) (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription), set forth in the indenture. If the aggregate purchase price of notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other Senior Subordinated Indebtedness), the Company may apply the remaining Net Available Cash for any general corporate purpose not restricted by the terms of the Indenture. The Issuers will not be required to make an Offer for notes (and other Senior

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Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause
(a)(3)(A)) is less than $5.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of the Offer, the amount of Net Available Cash shall be reduced to zero.

     (c) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

          (1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

          (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million,

             (A) are set forth in writing, and

             (B) except as provided in clause (a)(3) below, have been approved by a majority of the members of the Governing Board having no personal stake in such Affiliate Transaction (if any such members exist), and

          (3) that, in the event

             (A) such Affiliate Transaction involves an amount in excess of $5.0 million, or

             (B) if there are no members of the Governing Board having no personal stake in such Affiliate Transaction and such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

             (b) The provisions of the foregoing paragraph (a) will not prohibit:

          (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments,"

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          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, options to purchase Equity Interests of DonJoy or the Company and equity ownership or participation plans approved by the Governing
     Board,

          (3) the grant of options (and the exercise thereof) to purchase Equity Interests of DonJoy or the Company or similar rights to employees and directors of DonJoy or the Company pursuant to plans approved by the Governing Board,

          (4) loans or advances to officers, directors or employees in the ordinary course of business, but in any event not to exceed $1.5 million in the aggregate outstanding at any one time,

          (5) the payment of reasonable fees to directors of DonJoy or the Company and its Subsidiaries who are not employees of DonJoy or the Company or its Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with the officers, directors or employees of the Company and its Restricted Subsidiaries,

          (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

          (7) the provision by Persons who may be deemed Affiliates or stockholders of the Company (other than Chase Capital Partners and Persons controlled by Chase Capital Partners) of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services to the Company or its Subsidiaries,

          (8) sales of Equity Interests to Permitted Holders approved by a majority of the members of the Governing Board who do not have a material direct or indirect financial interest in or with respect to the transaction being considered,

          (9) (A) the existence or performance by the Company or any Restricted Subsidiary under any agreement as in effect as of the Closing Date or any amendment thereto or replacement agreement therefor or any transaction contemplated thereby (including pursuant to any amendment thereto or replacement agreement therefor) so long as such amendment or replacement is not more disadvantageous to the Holders of the notes in any material respect than the original agreement as in effect on the Closing Date, and

          (B) the execution, delivery and performance of the contemplated agreement among the Company, DonJoy and Charles T. Orsatti described in this prospectus under the heading "Management -- Compensation of Board of Managers"; provided that the amount payable to Mr. Orsatti pursuant to such agreement shall not exceed $250,000 per year,

          (10) any tax sharing agreement or payments pursuant thereto among the Company and its Subsidiaries and any other Person with which the Company or its Subsidiaries is required or permitted to file a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is or could be part of a consolidated group for tax purposes, which payments are not in

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     excess of the tax liabilities attributable solely to the Company and its
     Restricted Subsidiaries (as a consolidated group),or

          (11) any contribution to the capital of the Company by DonJoy or any purchase of Equity Interests of the Company by DonJoy.

     SEC REPORTS. Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (if permitted by SEC practice and applicable law and regulations) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC (or if not permitted, within 15 days after it would have otherwise been required to file them with the
SEC), copies of the Company's or DonJoy's annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following an Equity Offering, the Issuers shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to equity holders and any other information provided by the Company or DonJoy to its public equity holders generally. The Issuers also will comply with the other provisions of Section 314(a) of the TIA.

     FUTURE NOTE GUARANTORS. The Company will cause each Domestic Subsidiary to become a Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the indenture pursuant to which such Domestic Subsidiary will Guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Domestic Subsidiary without rendering the Note Guarantee, as it relates to such Domestic Subsidiary, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     LIMITATION ON LINES OF BUSINESS. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

     LIMITATION ON THE CONDUCT OF BUSINESS OF DJ CAPITAL. DJ Capital will not conduct any business or other activities, own any property, enter into any agreements or Incur any Indebtedness or other liabilities, other than in connection with serving as an Issuer and obligor with respect to the notes and its guarantee in respect of the new credit facility.

MERGER AND CONSOLIDATION

     Neither the Company nor DJ Capital will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; provided, however, that the Company may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person if:

          (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed

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     and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the indenture;

          (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness"; and

          (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

     In addition, the Company will not permit any Note Guarantor (other than DonJoy) to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

          (1) the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

          (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

          (3) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     Notwithstanding any of the foregoing:

             (A) any Restricted Subsidiary (other than DJ Capital) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or a Subsidiary that is a Note Guarantor, and

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             (B) the Company may merge with an Affiliate incorporated solely for

                  - the purpose of incorporating the Company or

                  - organizing the Company in another jurisdiction to realize tax or other benefits.

DEFAULTS

     Each of the following is an Event of Default:

          (1) a default in any payment of interest or liquidated damages on any note when due and payable, whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days,

          (2) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above,

          (3) the failure by either Issuer to comply with its obligations under the covenant described under "Merger and Consolidation" above,

          (4) the failure by either Issuer to comply for 30 days after written notice (specifying the default and demanding that the same be remedied) with any of its obligations under the covenants described under "Change of Control" or "Certain Covenants" above (in each case, other than a failure to purchase notes),

          (5) the failure by either Issuer or any Note Guarantor to comply for 60 days after written notice (specifying the default and demanding that the same be remedied) with its other agreements contained in the notes or the indenture,

          (6) the failure by either Issuer or any Restricted Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the indenture,

          (7) certain events of bankruptcy, insolvency or reorganization of either Issuer or a Significant Subsidiary (the "bankruptcy provisions"),

          (8) the rendering of any judgment or decree for the payment of money in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing) or its foreign currency equivalent against the Company, DJ Capital or a Restricted Subsidiary of the Company if:

             (A) an enforcement proceeding thereon is commenced by any creditor or

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             (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"), or

          (9) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms such Note Guarantor's obligations under the Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clauses (4),
(5), (6) or (9) after receipt of such notice.

     If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or DJ Capital) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes by written notice to the Issuers and the Trustee specifying the Event of Default and that it is a "notice of acceleration" may declare the principal of and accrued but unpaid interest and liquidated damages on all the notes to be due and payable. Upon such a declaration, such principal and interest and liquidated damages will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or DJ Capital occurs, the principal of and interest and liquidated damages on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the indenture or the notes unless:

          (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

          (2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy,

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          (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

          (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

          (5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuers are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture or the notes may be amended with the written consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected, no amendment may, among other things:

          (1) reduce the amount of notes whose Holders must consent to an amendment,

          (2) reduce the rate of or extend the time for payment of interest or any liquidated damages on any note,

          (3) reduce the principal of or extend the Stated Maturity of any note,

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          (4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "Optional Redemption" above,

          (5) make any note payable in money other than that stated in the note,

          (6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder,

          (7) impair the right of any Holder to receive payment of principal of, and interest or any liquidated damages on, such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes,

          (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or

          (9) modify the Note Guarantees in any manner adverse to the Holders.

     Without the consent of any Holder, the Issuers and Trustee may amend the indenture to:

          (1) cure any ambiguity, omission, defect or inconsistency,

          (2) provide for the assumption by a successor corporation of the obligations of the Company under the Indenture,

          (3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

          (4) make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or DJ Capital (or any representative thereof) under such subordination provisions,

          (5) add additional Guarantees with respect to the notes,

          (6) secure the notes,

          (7) add to the covenants of the Issuers for the benefit of the Holders or to surrender any right or power conferred upon the Issuers,

          (8) make any change that does not materially and adversely affect the rights of any Holder, subject to the provisions of the indenture,

          (9) provide for the issuance of the new notes, or

          (10) comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA.

     However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company, DJ Capital or any Note Guarantor then outstanding unless the

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holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

     The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

     After an amendment becomes effective, the Issuers are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     Subject to compliance with the restrictions on transfer and exchange set forth in the Indenture, a Holder will be able to transfer or exchange notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes required by law or permitted by the Indenture. The Issuers will not be required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the Holder will be treated as the owner of such note for all purposes.

DEFEASANCE

     The Issuers may at any time terminate all their obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. In addition, the Issuers may at any time terminate:

          (1) their obligations under the covenants described under "Change of Control" and "Certain Covenants",

          (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under "Defaults" above and the limitations contained in clauses (3) under the first paragraph of "Merger and Consolidation" above ("covenant defeasance").

     In the event that the Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

     The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect to Significant

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Subsidiaries only), (8) or (9) under "Defaults" above or because of the failure of the Issuers to comply with clause (3) under the first paragraph of "Merger and Consolidation" above.

     In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is to be the Trustee under the indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the notes.

GOVERNING LAW

     The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means:

          (1) any property or assets (other than Indebtedness and Equity Interests) to be used by the Company or a Restricted Subsidiary in a Permitted Business or any improvements to any property or assets that are used by the Company or a Restricted Subsidiary in a Permitted Business;

          (2) Equity Interests of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interests by the Company or another Restricted Subsidiary; or

          (3) Equity Interests constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

     provided, however, that any such Restricted Subsidiary described in clauses
(2) or (3) above is primarily engaged in a Permitted Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of

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voting securities, by contract or otherwise; and the terms "controlling" and
"controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Transactions with Affiliates" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Equity Interests" only, "Affiliate" shall also mean any beneficial owner of Equity Interests representing 5% or more of the total voting power of the Voting Equity Interests (on a fully diluted basis) of DonJoy (or any other direct or indirect parent company of the Company) or the Company or of rights or warrants to purchase such Voting Equity Interests (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any Equity Interests of a Restricted Subsidiary (other than directors' qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

          (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

          (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

             (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary,

             (B) for purposes of the provisions described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Equity Interests" only, the making of a Permitted Investment or a disposition subject to the covenant described under "-- Certain
        Covenants -- Limitation on Restricted Payments",

             (C) a disposition of obsolete or worn out property or equipment or property or equipment that is no longer useful in the conduct of business of the Company and its Restricted Subsidiaries, and

             (D) any other disposition of assets with a fair market value, as conclusively determined by senior management of the Company in good faith, of less than $500,000.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

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     "Average Life" means, as of the date of determination, with respect to any
Indebtedness or Preferred Equity Interests, the quotient obtained by dividing:

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity Interests multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Business Day" means each day which is not a Legal Holiday.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

     "Closing Date" means the date of the indenture.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of:

          (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are publicly available ending prior to the date of such determination to

          (2) Consolidated Interest Expense for such four fiscal quarters;

     provided, however, that:

             (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such

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        new Indebtedness as if such discharge had occurred on the first day of such period,

             (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

             (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

             (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with and into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

             (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to

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        clause (C) or (D) above if made by the Company or a Restricted
        Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an Investment or acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that

     (a) would be permitted pursuant to Article XI of Regulation S-X under the Securities Act or

     (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Governing Board of any closing) of any facility, as applicable, provided that, such adjustments are set forth in an Officers' Certificate signed by the Company's chief financial officer and another Officer which states

     - the amount of such adjustment or adjustments,

     - that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and

     - that any related Incurrence of Indebtedness is permitted pursuant to the Indenture.

In addition, to the extent not covered by the foregoing, if the Transactions have occurred in the four quarter period used to determine the Consolidated Coverage Ratio, then the Consolidated Coverage Ratio shall be determined giving pro forma effect on the basis given in the offering memorandum dated June 17, 1999 used in connection with the private offering of the old notes to the Transactions, with all calculations relating thereto to be made at the date of determination by the Company's chief financial officer, and set forth in an Officer's Certificate signed by the chief financial officer and another Officer and meeting the requirements for the Officer's Certificate described in the preceding sentence.

     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement or Currency Agreement applicable to such Indebtedness if such Interest Rate Agreement or Currency Agreement has a remaining term as at the date of determination in excess of 12 months).

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     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization and write-off of debt issuance costs) plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense:

          (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

          (2) amortization of debt discount,

          (3) capitalized interest,

          (4) non-cash interest expense,

          (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

          (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

          (7) net costs associated with Hedging Obligations (including amortization of fees),

          (8) dividends and distributions in respect of all Disqualified Equity Interests of the Company and all Preferred Equity Interests of any of the Subsidiaries of the Company, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary,

          (9) interest Incurred in connection with investments in discontinued operations and

          (10) the cash contributions to any employee equity ownership or participation plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

             (A) subject to the limitations contained in clause (4), (5) and (6) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to

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        the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

             (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

          (2) other than for purposes of clauses (D) and (E) of the definition of Consolidated Coverage Ratio, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions or loans or intercompany advances by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

             (A) subject to the limitations contained in clause (4), (5) and (6) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed, loaned or advanced by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, distribution, loan or advance (subject, in the case of a dividend, distribution, loan or advance made to another Restricted Subsidiary, to the limitation contained in this clause) and

             (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (4) any gain (loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Equity Interests of any Person;

          (5) any extraordinary gain or loss; and

          (6) the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, for the purpose of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(v) thereof.

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     "Consolidation" means the consolidation of the amounts of each of the
Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

     "Credit Agreement" means the credit agreement dated as of the Closing Date among the Company, DonJoy, the lenders named therein, First Union National Bank, as administrative agent and collateral agent, and The Chase Manhattan Bank, as syndication agent, in each case as amended, modified, supplemented, restated, renewed, refunded, replaced, restructured, repaid or refinanced from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) whether with the original agents and lenders or otherwise and whether provided under the original credit agreement or other credit agreements or otherwise.

     "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" of the Company means

          (1) the Bank Indebtedness and

          (2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $15.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

     "Designated Senior Indebtedness" of DJ Capital or a Note Guarantor has a correlative meaning.

     "Disqualified Equity Interest" means, with respect to any Person, any Equity Interest of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

          (2) is convertible or exchangeable for Indebtedness or Disqualified Equity Interests (excluding Equity Interests convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary, provided, that any such conversion or exchange shall be deemed an issuance of Indebtedness or an issuance of Disqualified Equity Interests, as applicable) or

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          (3) is redeemable at the option of the holder thereof, in whole or in part,

in each case on or prior to 91 days after the Stated Maturity of the notes; provided, however, that only the portion of the Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Equity Interests; provided, further, any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of an "asset sale" or "change of control" shall not constitute Disqualified Equity Interests if the "asset sale" or "change of control" provisions applicable to such Equity Interests provide that such Person may not repurchase or redeem such Equity Interests pursuant to such provisions unless such Person has first complied with the provisions described under "Change of Control" and the provisions of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Equity Interests", as applicable; and provided, further that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, shall not be deemed Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests.

     "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

     "EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net
Income:

          (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries,

          (2) Consolidated Interest Expense,

          (3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries,

          (4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), and

          (5) other non-cash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period).

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net

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income (loss) of such Restricted Subsidiary was included in calculating
Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended, loaned or advanced to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its equity holders.

     "Equity Interest" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Equity Interests, but excluding any debt securities convertible into such equity.

     "Equity Offering" means any public or private sale of common Equity Interests of the Company or DonJoy, as applicable, other than public offerings with respect to the Company's or DonJoy's common Equity Interests registered on Form S-8 or other issuances upon exercise of options by employees of the Company or any of its Restricted Subsidiaries.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Management Stockholders" means each of Leslie H. Cross, Cyril Talbot III and Michael McBrayer.

     "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

          (2) statements and pronouncements of the Financial Accounting Standards Board,

          (3) such other statements by such other entities as are approved by a significant segment of the accounting profession, and

          (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

     "Governing Board" of the Company or any other Person means, (i) the managing member or members or any controlling committee of members of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the board of directors of the Company or such Person, if the Company or such Person is a corporation or (iii) any similar governing body.

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     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" means the Person in whose name a note is registered on the Registrar's books.

     "Income Tax Liabilities" means an amount determined by multiplying

     (a)(1) all taxable income and gains of the Company for such calendar year (the "Taxable Amount") minus

         (2) an amount (not to exceed the Taxable Amount for such calendar year) equal to all losses of the Company in any of the three prior calendar years that have not been previously subtracted pursuant to this clause (2) from the Taxable Amount for any prior year by

     (b) forty-four percent (44%).

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Equity Interests of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

          (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

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          (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and other accrued liabilities arising in the ordinary course of business which are not overdue), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

          (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

          (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests or, with respect to any Subsidiary of such Person, any Preferred Equity Interests (but excluding, in each case, any accrued dividends);

          (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

             (A) the fair market value of such asset at such date of determination and

             (B) the amount of such Indebtedness of such other Persons;

          (8) to the extent not otherwise included in this definition, the net obligations under Hedging Obligations of such Person;

          (9) to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing); and

          (10) all obligations of the type referred to in clauses (1) through
     (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded

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as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments":

          (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

             (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

             (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer,

in each case as determined in good faith by

     - the senior management of the Company if the amount thereof is less than $1.0 million and

     - the Governing Board if in excess thereof.

     "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Members' Agreement" means the Members' Agreement among DonJoy, Chase DJ Partners, LLC, Smith & Nephew, Inc., Leslie H. Cross, Cyril Talbot III and Michael R. McBrayer, as such agreement shall be in effect on the Closing Date and any amendments, modifications, supplements or waivers thereto (collectively, "amendments"), other than any such amendment to the provisions thereof relating to the election or appointment of members of the Governing Board of the Company or DonJoy that are materially adverse to the Holders of the notes.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the

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form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

          (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

          (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

          (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Note Guarantee" means each Guarantee of the obligations with respect to the notes issued by a Person pursuant to the terms of the indenture. Each such Note Guarantee will have subordination provisions equivalent to those contained in the indenture and will be substantially in the form prescribed in the indenture.

     "Note Guarantor" means any Person that has issued a Note Guarantee.

     "Officer" of either Issuer, as the case may be, means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of such Issuer.

     "Officers' Certificate" of either Issuer, as the case may be, means a certificate signed by two Officers of such Issuer.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted Business" means the design, manufacture and/or marketing of orthopedic products, devices, accessories or services, other medical products,

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

devices, accessories or services or any businesses that are reasonably related, ancillary or complementary thereto.

     "Permitted Holders" means each of

     (1) Chase Capital Partners and its Affiliates,

     (2) Chase DJ Partners, LLC and its Affiliates,

     (3) First Union Capital Corporation and its Affiliates,

     (4) Fairfield Chase Medical Partners, LLC and its Affiliates,

     (5) Charles T. Orsatti and his Related Parties,

     (6) the Existing Management Stockholders and their Related Parties and

     (7) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's or DonJoy's Equity Interests.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

          (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than DJ Capital); provided, however, that such Person's primary business is a Permitted Business;

          (3) Temporary Cash Investments;

          (4) receivables owing to the Company or any Restricted Subsidiary (other than DJ Capital) if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to officers, directors, consultants or employees made in the ordinary course of business and not exceeding $1.5 million in the aggregate outstanding at any one time;

          (7) Equity Interests, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

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

          (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sale of Assets and Subsidiary Equity Interests";

          (9) Hedging Obligations entered into in the ordinary course of business;

          (10) endorsements of negotiable instruments and documents in the ordinary course of business;

          (11) assets or Equity Interests of a Person acquired by the Company or a Restricted Subsidiary to the extent the consideration for such acquisition consists of Equity Interests (other than Disqualified Equity Interests) of the Company or DonJoy;

          (12) Investments in existence on the Closing Date;

          (13) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation; and

          (14) additional Investments having an aggregate fair market value (as determined in good faith by (i) senior management of the Company if such fair market value is less than $1.0 million or (ii) by the Governing Board of the Company if in excess thereof), taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed the greater of 10% of Total Assets or $10.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Equity Interests", as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) that are preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

     "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the indenture (including Indebtedness of the Company or a Restricted Subsidiary that Refinances Refinancing Indebtedness); provided, however, that:

          (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

          (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

          (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) (whether in U.S. dollars or a foreign currency) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) (in U.S. dollars or such foreign currency, as applicable) then outstanding (plus, without duplication, accrued interest, fees and expenses, including premium and defeasance costs) of the Indebtedness being Refinanced and

          (4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes or a Note Guarantee of a Note Guarantor, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Note Guarantee at least to the same extent as the Indebtedness being Refinanced;

     provided further, however, that Refinancing Indebtedness shall not include:

             (A) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or

             (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Parties" means with respect to a Person that is a natural person

     (a) (1) any spouse, parent or lineal descendant of such Person or

          (2) the estate of such Person during any period in which such estate holds Equity Interests of DonJoy or the Company for the benefit of any person referred to in clause (a)(1) and

     (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

     "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means DJ Capital and any other Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.
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     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company or DJ Capital secured by a Lien. "Secured Indebtedness" of a Note Guarantor has a correlative meaning.

     "Senior Subordinated Indebtedness" of the Company means the notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of DJ Capital or a Note Guarantor has a correlative meaning.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. "Subordinated Obligation" of DJ Capital or a Note Guarantor has a correlative meaning.

     "Subsidiary" of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of Equity Interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

          (1) such Person,

          (2) such Person and one or more Subsidiaries of such Person or

          (3) one or more Subsidiaries of such Person.

     "Tax Distribution" means any distribution by the Company to its members which

          (1) with respect to quarterly estimated tax payments due in each calendar year shall be equal to twenty-five percent (25%) of the Income Tax Liabilities for such calendar year as estimated in writing by the chief financial officer of the Company and

          (2) with respect to tax payments to be made with income tax returns filed for a full calendar year or with respect to adjustments to such returns imposed by the Internal Revenue Service or other taxing authority, shall be equal to the Income Tax Liabilities for each calendar year minus the aggregate amount distributed for such calendar year as provided in clause (1) above.

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

In the event the amount determined under clause (2) is a negative amount, the amount of any Tax Distributions in the succeeding calendar year (or, if necessary, any subsequent calendar years) shall be reduced by such negative amount.

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed or insured by the United States of America or any agency or instrumentally thereof,

          (2) investments in checking accounts, savings accounts, time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

          (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"),

          (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc., and

          (6) investments in money market funds that invest substantially all of their assets in securities of the types described in clauses (1) through
     (5) above.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec. 77aaa-77bbbb) as in effect on the Closing Date.

     "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transactions" has the meaning specified in this prospectus.

     "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

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

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board in the manner provided below and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     The Governing Board may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company), other than DJ Capital, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests in or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

          - the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

          - if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Limitation on Restricted Payments."

     The Governing Board may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

          - the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and

          - no Default shall have occurred and be continuing.

     Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Governing Board shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Board giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Equity Interests" of a Person means the Equity Interests in a corporation or other Person with voting power under ordinary circumstances (without regard to the occurrence of any contingency) entitling the holders thereof to elect or appoint the board of managers, board of directors, executive committee, management committee or other governing body of such corporation or Person.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Equity Interests of which (other than directors' qualifying Equity Interests) are owned by the Company or another Wholly Owned Subsidiary.

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                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

     The Issuers, DonJoy and the initial purchaser of the old notes entered into the exchange and registration rights agreement on June 30, 1999. Pursuant to the exchange and registration rights agreement, the Issuers and DonJoy agreed to

     - file with the Commission on or prior to 75 days after the date of issuance of the old notes a registration statement on Form S-1 or Form S-4, if the use of such form is then available relating to a registered exchange offer for the notes under the Securities Act; and

     - use their reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the date of issuance of the old notes.

As soon as practicable after the effectiveness of the exchange offer registration statement, the Issuers will offer to the holders of transfer restricted securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the exchange offer the opportunity to exchange their transfer restricted securities for a second series of notes that are identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. The Issuers and DonJoy will keep the exchange offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the old notes.

     If

     - because of any change in law or applicable interpretations thereof by the staff of the Commission, the Issuers and DonJoy determine in good faith after consultation with counsel that they are not permitted to effect the exchange offer as contemplated hereby;

     - any old notes validly tendered pursuant to the exchange offer are not exchanged for new notes within 225 days after the date of issuance of the old notes;

     - the initial purchaser so requests with respect to old notes not eligible to be exchanged for new notes in the exchange offer;

     - any applicable law or interpretations do not permit any holder of old notes to participate in the exchange offer;

     - any holder of old notes that participates in the exchange offer notifies the Company in writing within 30 days following the consummation of the exchange offer that such holder may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not legally available for such resales by such holder; or

     - the Issuers so elect,

then the Issuers and DonJoy will file with the Commission a shelf registration statement to cover resales of transfer restricted securities by such holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. For purposes of the foregoing, "transfer restricted securities" means each old note until

     (1) the date on which such note has been exchanged for a freely transferable new note in the exchange offer;

     (2) the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or

     (3) the date on which such old note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

     The Issuers and DonJoy will use their reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement declared effective by the Commission as promptly as practicable after the filing thereof. Unless the exchange offer would not be permitted by a policy of the Commission, the Company will commence the exchange offer and will use its reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event prior to 225 days after the date of issuance of the old notes. If applicable, the Issuers and DonJoy will use their reasonable best efforts to keep the shelf registration statement effective for a period of two years after the date of issuance of the old notes.

     If

     (1) the applicable registration statement is not filed with the Commission on or prior to the date specified in the exchange and registration rights agreement;

     (2) the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective on or prior to the date specified in the exchange and registration rights agreement;

     (3) exchange offer is not consummated on or prior to 225 days after the date of issuance of the old notes (other than in the event the Issuers file a shelf registration statement); or

     (4) the shelf registration statement is filed and declared effective on or prior to the date specified in the exchange and registration rights agreement but shall thereafter cease to be effective (at any time that the Issuers and DonJoy are obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional registration statement filed and declared effective (each such event referred to in clauses (1) through (4), a "registration default"), the Issuers and DonJoy will be obligated to pay liquidated damages to each holder of transfer restricted securities (but not in respect of any transfer restricted securities for any period after such securities cease to be transfer restricted securities pursuant to clause (3) of the definition thereof set forth above) during the period of one or more such registration defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the old notes constituting transfer restricted securities held by such holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the old notes on semi-annual payment dates which correspond to interest payment dates for the old notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

     The exchange and registration rights agreement also provides that the Issuers and DonJoy

     - shall make available for a period of 180 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and

     - shall pay all expenses incident to the exchange offer (including the expense of one counsel to the holders of the Notes) and will jointly and severally indemnify certain holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to the civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement (including certain indemnification rights and obligations).

     The foregoing description of the exchange and registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the exchange and registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of an old note for a new note should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss should be recognized by holders that exchange old notes for new notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of new notes, a holder's tax basis in a new note should be the same as such holder's tax basis in the old note exchanged therefor. Holders should be considered to have held the new notes from the time of their acquisition of the old notes. PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

                         BOOK-ENTRY; DELIVERY AND FORM

     The new notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of new notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC, or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or Cedel Bank, societe anonyme. See "The Exchange Offer -- Book Entry Transfer".

     Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

     All interests in the global notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither the Issuers nor DonJoy takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised the Issuers and DonJoy that it is

     (1) a limited purpose trust company organized under the laws of the State of New York,

     (2) a "banking organization" within the meaning of the New York Banking
         Law,

     (3) a member of the Federal Reserve System,

     (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

     (5) a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     The Issuers and DonJoy expect that pursuant to procedures established by DTC ownership of the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in new notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note

     - will not be entitled to have new notes represented by such global note registered in their names,

     - will not receive or be entitled to receive physical delivery of certificated new notes, and

     - will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither the Issuers, DonJoy nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such new notes.

     Payments with respect to the principal of, and premium, if any, and interest on, any new notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the new notes under the indenture. Under the terms of the indenture, the Issuers, DonJoy and the trustee may treat the persons in whose names the new notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Issuers, DonJoy nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterpart in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a global note by or through a Euroclear or Cedel participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuers, DonJoy nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If

     - the Company notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

     - the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture or

     - upon the occurrence of certain other events as provided in the indenture,

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     Neither the Issuers, DonJoy nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

YEAR 2000

     DTC management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to:

     - impress upon them the importance of such services being year 2000 compliant; and

     - determine the extent of their efforts for year 2000 remediation (and, as appropriate, testing) of their services.

In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

                              PLAN OF DISTRIBUTION

     Until                ,                , all dealers effecting transactions
in the new notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Issuers will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days from the date on which the exchange offer is consummated, the Issuers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuers have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for holders of the notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the new notes offered hereby and the guarantee of DonJoy will be passed upon for the Issuers and DonJoy by O'Sullivan Graev & Karabell, LLP, New York, New York.

                                    EXPERTS

     The financial statements of DonJoy, L.L.C. at December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports with respect thereto appearing herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
DONJOY, L.L.C.
  Report of Ernst & Young LLP, Independent Auditors.........  F-2
  Consolidated Balance Sheets as of December 31, 1997 and
     1998 and June 29, 1999 (unaudited).....................  F-3
  Consolidated Statements of Income for each of the three
     years in the period ended December 31, 1998 and the six
     months ended June 27, 1998 (unaudited) and June 29,
     1999 (unaudited).......................................  F-4
  Consolidated Statements of Changes in Member's Equity for
     each of the three years in the period ended December
     31, 1998 and for the six months ended June 29, 1999
     (unaudited)............................................  F-5
  Consolidated Statements of Cash Flows for each of the
     three years in the period ended December 31, 1998 and
     the six months ended June 27, 1998 (unaudited) and June
     29, 1999 (unaudited)...................................  F-6
  Notes to Consolidated Financial Statements................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors of Smith & Nephew, Inc.
DonJoy, L.L.C.

     We have audited the accompanying consolidated balance sheets of DonJoy, L.L.C. as of December 31, 1997 and 1998, and the related consolidated statements of income, member's equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DonJoy, L.L.C. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                              /s/ Ernst & Young LLP

San Diego, California
March 11, 1999,
except for Note 8, as to which the date is June 30, 1999

                                 DONJOY, L.L.C.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                 DECEMBER 31,
                                              ------------------     JUNE 29,
                                               1997       1998         1999
                                              -------    -------    -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash......................................  $   910    $   809      $ 1,086
  Accounts receivable, net of allowance for
     doubtful accounts of $412 and $356 at
     December 31, 1997 and 1998,
     respectively ($745 at June 29, 1999,
     unaudited).............................   13,304     17,543       16,415
  Accounts receivable, related parties......    2,724      2,301        1,983
  Inventories, net..........................   11,608     14,368       14,441
  Other current assets......................      714        811          582
                                              -------    -------      -------
Total current assets........................   29,260     35,832       34,507
Property, plant and equipment, net..........    6,518      7,400        6,377
Intangible assets, net......................   35,344     33,758       34,609
Other assets................................      166         66          134
                                              -------    -------      -------
Total assets................................  $71,288    $77,056      $75,627
                                              =======    =======      =======
LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
  Accounts payable..........................  $ 7,858    $ 8,481      $ 6,306
  Accounts payable, related parties.........      265        137          157
  Accrued compensation......................    1,424      1,250        1,669
  Accrued commissions.......................    1,568      1,191          794
  Current and deferred income taxes due to
     Parent.................................    6,384      5,640           --
  Intercompany obligations..................    1,500      1,210        1,695
  Restructuring reserve.....................       --      1,639           --
  Other accrued liabilities.................      512        659          420
                                              -------    -------      -------
Total current liabilities...................   19,511     20,207       11,041
Deferred rent...............................      369         --           --
Intercompany obligations, less current
  portion...................................   43,527     44,017           --
Commitments
Member's equity.............................    7,881     12,832       64,586
                                              -------    -------      -------
Total liabilities and member's equity.......  $71,288    $77,056      $75,627
                                              =======    =======      =======

See accompanying notes.

                                 DONJOY, L.L.C.

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED
                              YEARS ENDED DECEMBER 31,     --------------------
                            ----------------------------   JUNE 27,    JUNE 29,
                             1996      1997       1998       1998        1999
                            -------   -------   --------   ---------   --------
                                                               (UNAUDITED)
Net revenues:
  Third parties...........  $73,413   $80,934   $ 90,467    $42,322    $49,406
  Related parties.........    9,699    11,807     10,702      5,722      5,247
                            -------   -------   --------    -------    -------
Total net revenues........   83,112    92,741    101,169     48,044     54,653
Cost of goods sold........   36,396    39,030     46,329     22,096     25,642
                            -------   -------   --------    -------    -------
Gross profit..............   46,716    53,711     54,840     25,948     29,011
Operating expenses:
  Sales and marketing.....   20,067    22,878     25,296     12,001     13,371
  General and
     administrative.......   12,941    15,802     16,484      8,269      8,773
  Research and
     development..........    1,766     2,055      2,248      1,201      1,048
  Restructuring costs.....       --        --      2,467      2,467         --
                            -------   -------   --------    -------    -------
Total operating expenses..   34,774    40,735     46,495     23,938     23,192
                            -------   -------   --------    -------    -------
Income from operations....   11,942    12,976      8,345      2,010      5,819
Interest income (expense),
  net.....................   (2,459)   (2,072)        --         --         --
                            -------   -------   --------    -------    -------
Income before income
  taxes...................    9,483    10,904      8,345      2,010      5,819
Provision for income
  taxes...................    3,828     4,367      3,394        817      2,387
                            -------   -------   --------    -------    -------
Net income................  $ 5,655   $ 6,537   $  4,951    $ 1,193    $ 3,432
                            =======   =======   ========    =======    =======

See accompanying notes.

                                 DONJOY, L.L.C.

             STATEMENTS OF CHANGES IN CONSOLIDATED MEMBER'S EQUITY
                                 (IN THOUSANDS)

Balance at December 31, 1995................................  $ 12,593
  Dividend in connection with the merger of Smith & Nephew
     DonJoy, Inc. into Smith & Nephew, Inc..................   (23,895)
  Capital contribution in connection with the merger of
     Smith & Nephew DonJoy, Inc. into Smith & Nephew,
     Inc....................................................    10,000
  Dividends to Smith & Nephew, Inc..........................    (3,009)
  Net income................................................     5,655
                                                              --------
Balance at December 31, 1996................................     1,344
  Net income................................................     6,537
                                                              --------
Balance at December 31, 1997................................     7,881
  Net income................................................     4,951
                                                              --------
Balance at December 31, 1998................................    12,832
  Capital contribution by Parent in connection with the
     Recapitalization (unaudited)...........................    48,322
  Net income (unaudited)....................................     3,432
                                                              --------
Balance at June 29, 1999 (unaudited)........................  $ 64,586
                                                              ========

See accompanying notes.

                                 DONJOY, L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               SIX MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,     -------------------
                                                ---------------------------   JUNE 27,   JUNE 29,
                                                  1996      1997      1998      1998       1999
                                                --------   -------   ------   --------   --------
                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net income....................................  $  5,655   $ 6,537   $4,951   $ 1,193    $ 3,432
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization...............     4,642     4,803    4,853     2,457      2,451
  Restructuring costs.........................        --        --    2,467     2,467         --
  Deferred rent...............................       (42)      (78)      --        --         --
  Changes in operating assets and liabilities:
     Accounts receivable......................       994    (1,440)  (4,239)   (1,993)     1,128
     Accounts receivable, related parties.....      (448)   (1,042)     423       798        318
     Inventories..............................      (962)     (591)  (2,760)   (2,642)       (74)
     Other current assets.....................      (130)      444      (97)     (286)       229
     Accounts payable.........................       902     2,341      623    (1,033)    (2,179)
     Accounts payable, related parties........       115       (20)    (128)     (201)        20
     Accrued compensation.....................         9       422     (174)     (136)       419
     Accrued commissions......................      (448)      110     (377)     (740)      (397)
     Current and deferred income taxes due to
       Parent.................................        93       363     (744)    1,005      2,516
     Restructuring reserve....................      (957)       --   (1,197)     (732)      (340)
     Other accrued liabilities................       208      (773)     147        36       (233)
                                                --------   -------   ------   -------    -------
Net cash provided by operating activities.....     9,631    11,076    3,748       193      7,290
INVESTING ACTIVITIES
Purchases of property, plant and equipment....    (1,848)   (2,273)  (3,189)   (2,742)      (515)
Acquisition of intangible asset rights........        --        --     (960)       --     (2,205)
Other assets..................................       (12)      (49)     100        98        (68)
                                                --------   -------   ------   -------    -------
Net cash used in investing activities.........    (1,860)   (2,322)  (4,049)   (2,644)    (2,788)
FINANCING ACTIVITIES
Capital contribution..........................    10,000        --       --        --         --
Dividends to Smith & Nephew, Inc. ............   (26,904)       --       --        --         --
Intercompany obligations......................     8,972    (8,401)     200     1,826     (4,225)
                                                --------   -------   ------   -------    -------
Net cash (used in) provided by financing
  activities..................................    (7,932)   (8,401)     200     1,826     (4,225)
Net (decrease) increase in cash...............      (161)      353     (101)     (625)       277
Cash at beginning of year.....................       718       557      910       910        809
                                                --------   -------   ------   -------    -------
Cash at end of year...........................  $    557   $   910   $  809   $   285    $ 1,086
                                                ========   =======   ======   =======    =======
SUPPLEMENTAL DISCLOSURE OF NON-CASH
  TRANSACTIONS:
Settlement of note payable through
  intercompany obligations....................  $     --   $38,000   $   --   $    --    $    --
                                                ========   =======   ======   =======    =======
Capital contribution in connection with the
  Recapitalization............................  $     --   $    --   $   --   $    --    $48,322
                                                ========   =======   ======   =======    =======

See accompanying notes.

                                 DONJOY, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION SUBSEQUENT TO DECEMBER 31, 1998 AND FOR THE THREE MONTHS
              ENDED MARCH 28, 1998 AND APRIL 3, 1999 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     DonJoy, L.L.C. (the "Company") designs, manufactures and markets various lines of external recovery products and accessories.

     The Company was established in December 1982 as DonJoy, Inc. The Company was acquired by Smith & Nephew, Inc. (formerly Smith & Nephew Consolidated, Inc., the "Parent") effective September 18, 1987 through a purchase of all the then outstanding shares of the Company's stock. Smith & Nephew, Inc. is a wholly-owned subsidiary of Smith & Nephew plc., a United Kingdom company. In November 1996, Smith & Nephew DonJoy, Inc. was merged into Smith & Nephew, Inc. and began to operate as a division. Effective December 29, 1998, the Parent contributed the Company's net assets and shares of a Mexican subsidiary into DonJoy, L.L.C. a newly formed Delaware limited liability company and became the sole member of the new entity.

     As described in Note 8, in June 1999, the Parent sold 90% of its member's interest back to the Company in connection with a series of Recapitalization transactions. The accompanying consolidated financial statements present the historical consolidated financial position and results of operations of the Company and include the accounts of the Company and the accounts of its wholly-owned Mexican subsidiary that manufactures a portion of the Company's products under Mexico's maquiladora program. The maquiladora program allows foreign manufacturers to take advantage of Mexico's lower cost production sharing capabilities. The accompanying results of operations reflect only the operations of the business involved in the Recapitalization transactions and exclude any operations remaining in the control of the Parent. All intercompany accounts and transactions have been eliminated in consolidation. The Company's assets are also available for the satisfaction of other debts of the Parent, not solely debts appearing in the accompanying consolidated balance sheets. Certain expenses reflected in the accompanying consolidated statements of income are allocations from the Parent and Smith & Nephew plc and may therefore differ from the expenses which would have occurred had the Company operated as an autonomous entity (see Note 3).

INTERIM FINANCIAL INFORMATION

     The Company's fiscal year ends on December 31. Each quarter consists of one five-week and two four-week periods. The first and fourth quarters may have more or less working days from year to year based on what day of the week holidays fall on. The accompanying consolidated financial statements at June 29, 1999 and for the six-months ended June 27, 1998 and June 29, 1999 are unaudited but include all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair statement of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the interim period ended June 29, 1999 are not

                                 DONJOY, L.L.C.

necessarily indicative of results to be achieved for the entire year or future periods. The six-month period ended June 29, 1999 contained two more business days than the six-month period ended June 27, 1998 which resulted in the Company recognizing approximately $900,000 more in revenue in 1999 versus in 1998.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

LONG-LIVED ASSETS

     Property, plant and equipment and intangible assets are recorded at cost. The Company provides for depreciation on property, plant and equipment and intangible assets using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of their estimated useful life or the term of the related lease.

     The Company periodically reviews its long-lived assets, including intangibles, for indicators of impairment. If indicators exist, an analysis of future undiscounted cash flows would be performed. If such future undiscounted cash flows are less than the net book value of the assets, the carrying value would be reduced to estimated fair value.

INVENTORIES

     Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out (FIFO) basis. In connection with the Recapitalization transactions described in Note 8, the Company changed its method of valuing its inventory from the last-in, first-out method (LIFO) to the FIFO method because management believes the FIFO method is preferable. This change was implemented during 1998, retroactively for all periods presented. The effect of the change was an increase (decrease) in net income of $152,000 in 1996, $(125,000) in 1997 and $346,000 in 1998.

REVENUE RECOGNITION

     Revenues and costs are recognized as products are shipped. Revenues from third-party payors are recorded net of contractual allowances. Products have a limited warranty and estimated warranty costs are accrued in the period sales are recognized.

                                 DONJOY, L.L.C.

ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred. The Company incurred $93,000, $95,000 and $122,000 in advertising costs for the years ended December 31, 1996, 1997 and 1998.

FOREIGN CURRENCY TRANSLATION

     The Company has determined that the functional currency of its Mexican operations is the U.S. dollar. Accordingly, assets and liabilities are translated at the ending exchange rate in effect during the period except for long-term non-monetary assets and equity, which are translated at their historical exchange rates. Depreciation and amortization expense of the related long-term assets is also translated at historical exchange rates. Translation adjustments are reported as income or expense in the periods presented.

CONCENTRATION OF CREDIT RISK

     The Company sells the majority of its products in the United States through 26 manufacturer's representative organizations (referred to as distributors). Products which are generic are sold through large distributors, specialty dealers and buying groups. International sales comprise 20%, 18% and 18% in 1996, 1997 and 1998, respectively, of total revenues and are primarily sold through Smith & Nephew plc companies and also independent distributors. Credit is extended based on an evaluation of the customer's financial condition and generally collateral is not required. The Company also provides a reserve for estimated sales returns. Both credit losses and returns have been within management's estimates.

     During the three years ended December 31, 1998 and the six months ended June 29, 1999, the Company had no individual customer or distributor which accounted for 10% or more of total annual revenues.

INCOME TAXES

     The Company's Parent files a consolidated federal income tax return which includes all of it's eligible subsidiaries and divisions, including the Company. The provision for income taxes has been presented assuming the Company filed a separate federal income tax return.

     The provision for income taxes for the six months ended June 27, 1998 and June 29, 1999 have been recorded based on the Company's annual effective rate.

NEW ACCOUNTING STANDARDS

     Effective January 1, 1998, the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events

                                 DONJOY, L.L.C.

and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. The adoption of SFAS 130 resulted in comprehensive income that was the same as net income.

     Effective January 1, 1998, the Company adopted the Financial Accounting Standards Board SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 superseded SFAS No. 14 Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position, but did affect the disclosure of segment information. See Note 7.

2. FINANCIAL STATEMENT INFORMATION

INVENTORIES

     Inventories consist of the following (in thousands):

                                                DECEMBER 31,
                                             ------------------      JUNE 29,
                                              1997       1998          1999
                                             -------    -------    ------------
                                                                   (UNAUDITED)
Raw materials..............................  $ 6,812    $ 6,443      $ 6,560
Work-in-progress...........................      676      1,614        1,448
Finished goods.............................    4,870      6,867        7,131
                                             -------    -------      -------
                                              12,358     14,924       15,139
Less reserve for excess and obsolete.......     (750)      (556)        (698)
                                             -------    -------      -------
                                             $11,608    $14,368      $14,441
                                             =======    =======      =======

                                 DONJOY, L.L.C.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following (in thousands):

                                               DECEMBER 31,
                                           --------------------     JUNE 29,
                                             1997        1998         1999
                                           --------    --------    -----------
                                                                   (UNAUDITED)
Buildings and leasehold improvements.....  $  2,570    $  5,285     $  3,499
Office furniture, fixtures and equipment
  and other..............................    13,242      14,488       14,689
Construction in progress.................     1,200         337          516
                                           --------    --------     --------
                                             17,012      20,110       18,704
Less accumulated depreciation and
  amortization...........................   (10,494)    (12,710)     (12,327)
                                           --------    --------     --------
                                           $  6,518    $  7,400     $  6,377
                                           ========    ========     ========

INTANGIBLE ASSETS

     Intangible assets arose from the initial acquisition of the Company in 1987 and from the Company's acquisition of Professional Care Products, Inc. in 1995. Intangible assets consist of the following (in thousands):

                                                DECEMBER 31,
                                  USEFUL    --------------------      JUNE 29
                                   LIFE       1997        1998         1999
                                  ------    --------    --------    -----------
                                                                    (UNAUDITED)
Goodwill........................    20      $ 24,742    $ 24,742     $ 24,742
Patented technology.............   5-20       13,477      14,437       14,437
Customer base...................    20        11,600      11,600       11,600
Distribution rights.............    5             --          --        2,000
Assembled workforce.............    6            250         250          250
Other...........................   5-20          195         195          399
                                            --------    --------     --------
                                              50,264      51,224       53,428
Less accumulated amortization...             (14,920)    (17,466)     (18,819)
                                            --------    --------     --------
                                            $ 35,344    $ 33,758     $ 34,609
                                            ========    ========     ========

3. RELATED PARTY TRANSACTIONS

     The intercompany obligations included in the accompanying balance sheets represent a net balance as the result of various transactions between the Company, its Parent and its affiliates. There are no terms of settlement or interest charges associated with the account balance. The balance results from the Company's participation in the Parent's central cash management program, wherein all the Company's cash receipts are remitted to the Parent and all cash

                                 DONJOY, L.L.C.

disbursements are funded by the Parent. Several other transactions are recorded through the intercompany obligations account as detailed below.

     Included in the January 1, 1996 balance of intercompany obligations, is a note payable of $38 million related to the acquisition of Procare. The note was repaid in 1997.

     An analysis of intercompany transactions are as follows:

                                                                          SIX MONTHS
                                           YEARS ENDED DECEMBER 31,         ENDED
                                        ------------------------------     JUNE 29,
                                          1996       1997       1998         1999
                                        --------   --------   --------   ------------
                                                                         (UNAUDITED)
Balance at beginning of period........  $ 44,456   $ 53,428   $ 45,027     $45,227
  Net cash remitted to Parent.........   (16,722)   (27,362)   (18,256)    (16,115)
  Net intercompany sales..............    (4,556)    (4,116)    (5,078)       (112)
  Net fixation device sales...........       380        307        256          --
  Share of Parent's current income tax
     liability........................     3,558      4,192      4,287        (134)
  Corporate management expense
     allocations......................     3,157      5,418      5,664       3,159
  Cash owed to Parent.................        --         --         --       1,002
  I-Flow licensing agreement..........        --         --         --         800
  Dividend in connection with the
     merger of Smith & Nephew Don Joy,
     Inc. into Smith & Nephew, Inc....    23,895         --         --          --
  Capital contribution................   (10,000)        --         --     (38,865)
  Dividends to Smith & Nephew,
     Inc. ............................     3,009         --         --          --
  Interest on note payable............     2,581      2,565         --          --
  Direct charges:
     Brand royalties..................     1,274      1,605      3,249       1,817
     Payroll taxes and benefits.......     1,881      6,787      8,635       4,651
     Direct legal expenses............       224        735        324          67
     Foreign Sales Corporation (FSC)
       commission.....................       492        661        439          --
  Miscellaneous other administrative
     expenses.........................      (201)       807        680         131
                                        --------   --------   --------     -------
Balance at end of period..............    53,428     45,027     45,227       1,628
Less current portion..................    (1,035)    (1,500)    (1,210)     (1,628)
                                        --------   --------   --------     -------
Long-term intercompany obligations....  $ 52,393   $ 43,527   $ 44,017     $    --
                                        ========   ========   ========     =======
Average balance during the period.....  $ 48,942   $ 49,227   $ 45,127     $23,427
                                        ========   ========   ========     =======

                                 DONJOY, L.L.C.

     The Parent and Smith & Nephew, plc provide certain management, financial, administrative and legal services to the Company. These expenses and all other central operating costs, are charged on the basis of direct usage when identifiable, with the remainder allocated among the Parent's subsidiaries and divisions on the basis of their respective annual sales or percentage of capital employed.

     Parent allocations consist of the following (in thousands):

                                                             SIX MONTHS   SIX MONTHS
                                  YEARS ENDED DECEMBER 31,     ENDED        ENDED
                                  ------------------------    JUNE 27,     JUNE 29,
                                   1996     1997     1998       1998         1999
                                  ------   ------   ------   ----------   ----------
                                                                   (UNAUDITED)
Corporate managed accounts and
  new business..................  $  194   $  368   $  394     $  197       $  195
Finance (risk management,
  treasury, audit, and taxes)...     198      260      310        164          177
Human resources and payroll.....     101      130      291        136          147
Legal...........................     153      177      223        112          128
Research and development........     349      626      854        427          380
Corporate management expense....     642    1,284    1,332        666          784
Bonus...........................     168      879      503        252          467
Pension.........................     318      495      514        257          267
Insurance.......................   1,034    1,199    1,243        622          614
                                  ------   ------   ------     ------       ------
                                  $3,157   $5,418   $5,664     $2,833       $3,159
                                  ======   ======   ======     ======       ======
Amounts included in:
  Cost of goods sold............  $  671   $  977   $  991     $  496       $  495
  Sales and marketing...........     129      174      179         90           94
  General and administrative....   2,319    4,229    4,439      2,219        2,553
  Research and development......      38       38       55         28           17
                                  ------   ------   ------     ------       ------
                                  $3,157   $5,418   $5,664     $2,833       $3,159
                                  ======   ======   ======     ======       ======

     The Company also participates in the Parent's corporate insurance programs for workers' compensation, product and general liability. These charges are settled with the Parent currently, and thus, accruals for related liabilities, if any, are maintained by the Parent and are not reflected in the accompanying consolidated balance sheets.

4. RESTRUCTURING

     In March 1998, the Company combined its two operating facilities into one location in Vista, California and accrued $2,467,000 in costs resulting from the restructuring which had no future economic benefit. These costs relate primarily to remaining lease obligations on the vacated facility, net of projected sublease

                                 DONJOY, L.L.C.

income, and severance costs associated with the termination of twelve employees. Included in general and administrative costs are $248,000 of costs also related to the combination of the facilities.

5. COMMITMENTS AND CONTINGENCIES

     The Company is obligated under various noncancellable operating leases for land, equipment, vehicles and office space through February 2008. Certain of the leases provide that the Company pay all or a portion of taxes, maintenance, insurance and other operating expenses, and certain of the rents are subject to adjustment for changes as determined by certain consumer price indices and exchange rates. The Company's corporate office lease agreement provides for deferred payment terms. For financial reporting purposes, rent expense is recorded on the straight-line basis over the term of the lease. Accordingly, deferred rent in the accompanying consolidated balance sheets represents the difference between rent expense accrued and amounts paid under the lease agreement.

     Minimum annual lease commitments for noncancellable operating leases as of December 31, 1998 are as follows (in thousands):

1999.................................................  $ 2,942
2000.................................................    2,508
2001.................................................    1,840
2002.................................................    1,796
2003 and thereafter..................................    9,036
                                                       -------
                                                       $18,122
                                                       =======

     Aggregate rent expense was approximately $2,296,000, $2,324,000 and $3,193,000 for the years ended December 31, 1996, 1997 and 1998 and $1,544,000 and $1,180,000 for the six months ended June 27, 1998 and June 29, 1999, respectively.

LICENSE AGREEMENT

     In August of 1998, the Company entered into an exclusive license agreement with IZEX Technologies, Incorporated (IZEX) to acquire the intellectual property rights and to retain IZEX to consult on the design and development of an advanced rehabilitation bracing system. In consideration for this exclusive agreement, the Company has agreed to a series of payments tied to the achievement of specific milestone events (such as the granting of FDA approval), for a total of $3.5 million. Under the license, the Company also has the worldwide exclusive rights to manufacture, use and sell developed products. At December 31, 1998, $960,000 is included in intangible assets (patented technology) in the accompanying balance sheet.

                                 DONJOY, L.L.C.

CONTINGENCIES

     The Company is subject to legal proceedings and claims that arise in the normal course of business. While the outcome of the proceedings and claims cannot be predicted with certainty, management does not believe that the outcome of any of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

6. RETIREMENT PLANS

     Substantially all of the Company's employees participate in a defined benefit pension plan sponsored by the Parent. Benefits related to this plan are computed using formulas which are generally based on age and years of service. Aggregate pension prepayments and liabilities related to this plan are recorded by the Parent. Pension expense allocated (based on relative participation) to the Company related to this plan was as follow (in thousands):

                                                     YEARS ENDED
                                                     DECEMBER 31,
                                                 --------------------
                                                 1996    1997    1998
                                                 ----    ----    ----
Service costs..................................  $291    $449    $466
Interest costs.................................    27      46      48
                                                 ----    ----    ----
Total pension expense allocated................  $318    $495    $514
                                                 ====    ====    ====

     The Company's employees participate in a separate 401(k) plan under which participants may contribute a percentage of their compensation to the plan. These plans are sponsored by the Parent. Contributions to the 401(k) plan are matched by the Parent with certain limitations. Liabilities related to these plans are maintained by the Parent. Expenses incurred by the Company related to this plan was $223,000, $255,000 and $299,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

7. SEGMENT AND RELATED INFORMATION

     The Company has two reportable segments as defined by Financial Accounting Standards Board SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company's reportable segments are business units that offer different products and are managed separately because each business requires different technology and marketing strategies. The rigid knee bracing segment designs, manufactures and sells rigid framed ligament and osteoarthritis knee braces and post-operative splints and accounted for 48% of net revenues in 1998. The soft goods segment designs, manufactures and sells fabric, neoprene and Drytex based products for the knee, ankle, shoulder, back and wrist and accounted for 34% of net revenues in 1998. The Company's other operating segments are included in specialty and other orthopedic products. None of the

                                 DONJOY, L.L.C.

other segments met any of the quantitative thresholds for determining reportable segments. Information regarding industry segments is as follows (in thousands):

                                                            SIX MONTHS ENDED
                           YEARS ENDED DECEMBER 31,       ---------------------
                        ------------------------------    JUNE 27,     JUNE 29,
                         1996       1997        1998        1998         1999
                        -------    -------    --------    ---------    --------
                                                               (UNAUDITED)
Net revenues:
  Rigid knee
     bracing..........  $47,849    $48,371    $ 48,777     $24,405     $24,031
  Soft goods..........   27,194     31,737      34,364      16,102      18,775
                        -------    -------    --------     -------     -------
     Net revenues for
       reportable
       segments.......   75,043     80,108      83,141      40,507      42,806
     Specialty and
       other
       orthopedic
       products.......    8,069     12,633      18,028       7,537      11,847
                        -------    -------    --------     -------     -------
Total consolidated net
  revenues............  $83,112    $92,741    $101,169     $48,044     $54,653
                        =======    =======    ========     =======     =======
Gross profit:
  Rigid knee
     bracing..........  $32,092    $33,910    $ 34,460     $16,924     $17,238
  Soft goods..........   12,965     15,541      16,637       7,805       9,130
                        -------    -------    --------     -------     -------
  Gross profit for
     reportable
     segments.........   45,057     49,451      51,097      24,729      26,368
  Specialty and other
     orthopedic
     products.........    3,814      6,132       8,978       3,678       5,895
  Brand royalties.....   (1,274)    (1,605)     (3,249)     (1,603)     (1,817)
  Other cost of goods
     sold.............     (881)      (267)     (1,986)       (856)     (1,435)
                        -------    -------    --------     -------     -------
Total consolidated
  gross profit........  $46,716    $53,711    $ 54,840     $25,948     $29,011
                        =======    =======    ========     =======     =======

     The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company allocates resources and evaluates the performance of segments based on gross profit. Intersegment sales were not significant for any period.

     For the three years ended December 31, 1998 and the six months ended June 29, 1999, the Company had no individual customer or distributor within a segment which accounted for 10% or more of total annual revenues.

                                 DONJOY, L.L.C.

     Assets located in foreign countries were not significant. Net revenues to customers, attributed to countries based on the location of the customer, were as follows (in thousands):

                                                                 SIX MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,     --------------------
                                ----------------------------   JUNE 27,    JUNE 29,
                                 1996      1997       1998       1998        1999
                                -------   -------   --------   ---------   --------
                                                                   (UNAUDITED)
United States:
  Third parties...............  $65,072   $73,093   $ 82,403    $37,924    $45,469
  Related parties.............    1,110     3,048        936        478        586
                                -------   -------   --------    -------    -------
                                 66,182    76,141     83,339     38,402     46,055
Europe:
  Third parties...............    7,426     7,131      7,412      4,003      3,632
  Related parties.............    4,921     5,235      4,964      3,341      2,334
                                -------   -------   --------    -------    -------
                                 12,347    12,366     12,376      7,344      5,966
Other foreign countries
  Third parties...............      915       710        652        395        305
  Related parties.............    3,668     3,524      4,802      1,903      2,327
                                -------   -------   --------    -------    -------
                                  4,583     4,234      5,454      2,298      2,632
                                -------   -------   --------    -------    -------
Total consolidated net
  revenues....................  $83,112   $92,741   $101,169    $48,044    $54,653
                                =======   =======   ========    =======    =======

     The Company does not allocate assets to reportable segments because all property and equipment are shared by all segments of the Company.

8. SUBSEQUENT EVENTS

     On June 30, 1999, the Company consummated a $215.3 million recapitalization (the "Recapitalization"). Under the Recapitalization, new investors, including Chase DJ Partners, L.L.C. ("CDP") and affiliates of CDP, invested new capital of $94.6 million in the Company. In addition, certain members of management invested $1.8 million in equity which was financed by $1.4 million in interest-bearing, full recourse loans from the Company and the Parent retained $5.4 million of the recapitalization value. The proceeds of the equity investment together with $113.5 million of debt financing were used (i) for approximately $199.8 million of consideration paid to redeem a portion of member's equity from the Company's parent, and (ii) approximately $8.7 million of costs and fees paid in association with the Recapitalization.

     The consideration paid to the Parent will be increased (decreased) on a dollar for dollar basis to the extent the value of the Company's net operating assets (as defined in the Recapitalization Agreement) on the closing date of the Recapitalization exceeded (was less than) $33.4 million.

$100,000,000

DJ ORTHOPEDICS, LLC

DJ ORTHOPEDICS CAPITAL CORPORATION

OFFER TO EXCHANGE ALL OUTSTANDING
12 5/8% SENIOR SUBORDINATED NOTES DUE 2009
FOR 12 5/8% SENIOR SUBORDINATED NOTES DUE 2009,
WHICH HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933

             [ALTERNATIVE FRONT COVER FOR MARKET-MAKING PROSPECTUS]

Prospectus

DJ ORTHOPEDICS, LLC
DJ ORTHOPEDICS CAPITAL CORPORATION
12 5/8% SENIOR SUBORDINATED NOTES DUE 2009

     We issued the 12 5/8% Senior Subordinated Notes due 2009 which have been registered under the Securities Act of 1933 in exchange for our 12 5/8% Senior Subordinated Notes due 2009 in our exchange offer.

MATURITY
- The notes will mature on June 15, 2009.
INTEREST

- Interest on the notes will be payable on June 15 and December 15 of each year, beginning December 15, 1999.

REDEMPTION

- We may redeem some or all of the notes at any time after June 15, 2004.

- We may also redeem up to $35,000,000 of the notes before June 15, 2002 using the proceeds of certain equity offerings.

- The redemption prices are described on page   .
CHANGE OF CONTROL

- If we experience a change of control, we must offer to purchase the notes.

SECURITY AND RANKING

- The notes are unsecured. The notes will be subordinated to all of our existing and future senior debt, will rank equally with all of our other senior subordinated debt and will rank senior to all of our future subordinated debt.

GUARANTEES

- If we fail to make payments on the notes, our parent company must make them instead. This guarantee will be a senior subordinated obligation of our parent company. Our existing subsidiary will not guarantee the notes.

     We prepared this prospectus for use by Chase Securities Inc. ("CSI") in connection with offers and sales related to market-making transactions of the new notes. CSI may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE    OF THIS
PROSPECTUS IN EVALUATING AN INVESTMENT IN THE NEW NOTES.
                           -------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------
CHASE SECURITIES INC.
                           -------------------------
The date of this Prospectus is                , 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

TRADING MARKET FOR THE NEW NOTES -- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

     We do not intend to apply for a listing of the new notes on a securities exchange of any automated dealer quotation system. We have been advised by CSI that as of the date of this prospectus CSI intends to make a market in the new notes. CSI is not obligated to do so, however, and any market-making activities with respect to the new notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. Because CSI is our affiliate, CSI is required to deliver a current "market-making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the new notes. Accordingly, the ability of CSI to make a market in the new notes may, in part, depend on our ability to maintain a current market-making prospectus.

     The liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the new notes.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                                USE OF PROCEEDS

     This prospectus is delivered in connection with the sale of the new notes by CSI in market-making transactions. We will not receive any of the proceeds from these transactions.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                              PLAN OF DISTRIBUTION

     This prospectus has been prepared for use by CSI in connection with offers and sales of the new notes in market-making transactions effected from time to time. CSI may act as a principal or agent in these transactions, including as agent for the counterparty when acting as principal or as agent for both parties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. These sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. The Issuers will not receive any of the proceeds of these sales. The Issuers have agreed to indemnify CSI against certain liabilities, including liabilities under the Securities Act, and to contribute payments which CSI might be required to make in respect thereof.

     As of the date of this prospectus, affiliates of CSI own approximately 87.8% of the voting units of DonJoy. See "Security Ownership of Certain Beneficial Owners and Management." CSI has informed the Issuers that it does not intend to confirm sales of the new notes to any accounts over which it exercises discretionary authority without the prior specific written approval of these transactions by the customer.

     The Issuers have been advised by CSI that, subject to applicable laws and regulations, CSI currently intends to make a market in the new notes following completion of the exchange offer. However, CSI is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors
-- Trading Market for the New Notes."

             [ALTERNATIVE BACK COVER FOR MARKET-MAKING PROSPECTUS]

$100,000,000

DJ ORTHOPEDICS, LLC

DJ ORTHOPEDICS CAPITAL CORPORATION

12 5/8% SENIOR SUBORDINATED NOTES DUE 2009

CHASE SECURITIES INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Pursuant to Section 102(b)(7) of the DGCL, the Certificate of Incorporation of DJ Capital provides that the directors of DJ Capital, individually or collectively, shall not be held personally liable to DJ Capital Corp or its stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (1) for any breach of the director's fiduciary duty of loyalty to DJ Capital Corp or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) for liability under
Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The by-laws of DJ Capital provide for indemnification of its officers and directors to the full extent authorized by law.

     Section 18-108 of the Delaware Limited Liability Company Act (the "Act") provides that, subject to such standards and restrictions, if any, as are set forth in a limited liability company's operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The Bylaws of the Company and DonJoy provide that the Company and DonJoy shall, to the fullest extent authorized under the Act, indemnify and hold harmless against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered, any manager or officer of the Company or DonJoy, as the case may be, including indemnification for negligence or gross negligence but excluding indemnification (i) for acts or omissions involving actual fraud or willful misconduct or (ii) with respect to any transaction from which the indemnitee derived an improper personal benefit.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS

 3.1    Amended and Restated Operating Agreement of dj Orthopedics,
        LLC
 3.2    Second Amended and Restated Operating Agreement of DonJoy,
        LLC
 3.3    Certificate of Amendment to Certificate of Incorporation of
        DJ Orthopedics Capital Corporation
 3.4    By-laws of dj Orthopedics, LLC
 3.5    By-laws of DonJoy, LLC
 3.6    By-laws of DJ Orthopedics Capital Corporation

 4.1    Indenture dated as of June 30, 1999 among the Issuers,
        DonJoy and The Bank of New York, as Trustee
 4.2    Form of New Note (included as Exhibit B to Exhibit 4.1)
 4.3    Exchange and Registration Rights Agreement dated as of June
        30, 1999 among the Issuers, DonJoy and Chase Securities
        Inc., as Initial Purchaser
 5.1*   Opinion of O'Sullivan Graev & Karabell, LLP
10.1    Recapitalization Agreement dated as of April 29, 1999 among
        CDP, DonJoy and Smith & Nephew
10.2    Group Research Centre Technology Agreement dated as of June
        30, 1999 between DonJoy and Smith & Nephew
10.3    Supply Agreement dated as of June 30, 1999 between DonJoy
        and Smith & Nephew
10.4    Transition Services Agreement dated as of June 30, 1999
        between DonJoy and Smith & Nephew
10.5    Distribution Agreement dated as of June 30, 1999 between
        DonJoy, Smith & Nephew and the affiliates of Smith & Nephew listed on Schedule I thereto
10.6    CERF Laboratories Agreement dated as of June 30, 1999
        between DonJoy and Smith & Nephew
10.7    Subleases dated as of June 30, 1999 between the Company and
        Smith & Nephew
10.8    Guaranties dated as of June 30, 1999 executed by DonJoy
10.9    Preferred Unit Purchase Agreement dated as of June 30, 1999 among DonJoy, CB Capital and First Union Investors
10.10   Members' Agreement dated as of June 30, 1999 among DonJoy,
        CDP, CB Capital, First Union Investors, Smith & Nephew and
        the Management Members
10.11   Credit Agreement dated as of June 30, 1999 among the
        Issuers, DonJoy, the Lenders party thereto and First Union
        National Bank, as Administrative Agent
10.12   Indemnity, Subrogation and Contribution Agreement dated as of June 30, 1999 among the Company, DJ Capital and First
        Union National Bank, as Collateral Agent
10.13   Parent Guarantee Agreement dated as of June 30, 1999 between
        DonJoy and First Union National Bank, as Collateral Agent
10.14   Subsidiary Guarantee Agreement dated as of June 30, 1999
        between DJ Capital and First Union National Bank, as
        Collateral Agent
10.15   Pledge Agreement dated as of June 30, 1999 among the
        Company, DonJoy and First Union National Bank, as Collateral
        Agent
10.16   Security Agreement dated as of June 30, 1999 among the
        Company, DonJoy, DJ Capital and First Union National Bank,
        as Collateral Agent
10.17   Leasehold Deed of Trust, Security Agreement and Assignment
        of Leases and Rents dated as of June 30, 1999 by the
        Company, as grantor, to First American Title Insurance
        Company, as trustee
10.18   Employment Agreement dated as of June 30, 1999 between the
        Company and Leslie H. Cross
10.19   Employment Agreement dated as of June 30, 1999 between the
        Company and Cyril Talbot III

10.20   Employment Agreement dated as of June 30, 1999 between the
        Company and Michael R. McBrayer
10.21   1999 Option Plan of DonJoy
10.22   Retention Agreement dated December 14, 1998 between Smith &
        Nephew and Les Cross
10.23   Retention Agreement dated December 14, 1998 between Smith &
        Nephew and Cy Talbot
10.24   Retention Agreement dated December 14, 1998 between Smith &
        Nephew and Michael McBrayer
10.25   Retention Agreement dated December 14, 1998 between Smith &
        Nephew and Chuck Bastyr
10.26   Retention Agreement dated December 14, 1998 between Smith &
        Nephew and Peter Bray
12.1    Statement re: computation of ratios of earning to fixed
        charges
21.1    Subsidiaries of the Registrants
23.1*   Consent of O'Sullivan Graev & Karabell, LLP (included in
        Exhibit 5.1)
23.2    Consent of Ernst & Young LLP
24.1    Powers of Attorney (included on the signature pages)
25.1    Statement of Eligibility and Qualifications under the Trust
        Indenture Act of 1939 of The Bank of New York as Trustee
27.1    Financial Data Schedule
99.1*   Form of Letter of Transmittal
99.2*   Form of Notice of Guaranteed Delivery
99.3*   Form of Letter to Brokers, Dealers, Commercial Banks, Trust
        Companies and Other Nominees
99.4*   Form of Letter to Clients

-------------------------

* To be filed by amendment

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedules other than the above have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the Corporation Law, the Certificate of Incorporation and By-laws, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          4. That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of September, 1999.

                                          DJ ORTHOPEDICS, LLC

                                          By: /s/ LESLIE H. CROSS
                                            ------------------------------------
                                              Leslie H. Cross
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     We, the undersigned members of the Board of Managers and officers of DJ ORTHOPEDICS, LLC, do hereby constitute and appoint LESLIE H. CROSS and JOHN J. DAILEADER, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

SIGNATURE                                   TITLE                            DATE
---------                                   -----                            ----

/s/ LESLIE H. CROSS                         President, Chief Executive       September 9, 1999
------------------------------------------  Officer and Manager (Principal
Leslie H. Cross                             Executive Officer)

/s/ CYRIL TALBOT III                        Vice President, Chief Financial  September 9, 1999
------------------------------------------  Officer and Secretary
Cyril Talbot III                            (Principal Financial and
                                            Accounting Officer)

/s/ CHARLES T. ORSATTI                      Manager                          September 9, 1999
------------------------------------------
Charles T. Orsatti

/s/ MITCHELL J. BLUTT, M.D.                 Manager                          September 9, 1999
------------------------------------------
Mitchell J. Blutt, M.D.

/s/ SHAHAN D. SOGHIKIAN                     Manager                          September 9, 1999
------------------------------------------
Shahan D. Soghikian

/s/ DAMION E. WICKER, M.D.                  Manager                          September 9, 1999
------------------------------------------
Damion E. Wicker, M.D.

/s/ JOHN J. DAILEADER                       Manager                          September 9, 1999
------------------------------------------
John J. Daileader

/s/ IVAN R. SABEL                           Manager                          September 9, 1999
------------------------------------------
Ivan R. Sabel

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of September, 1999.

                                          DJ ORTHOPEDICS CAPITAL CORPORATION

                                          By: /s/ LESLIE H. CROSS
                                            ------------------------------------
                                              Leslie H. Cross
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of DJ ORTHOPEDICS CAPITAL CORPORATION, do hereby constitute and appoint LESLIE H. CROSS and JOHN J. DAILEADER, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

SIGNATURE                                                TITLE                      DATE
---------                                                -----                      ----

/s/ LESLIE H. CROSS                         President, Chief Executive       September 9, 1999
------------------------------------------  Officer and Manager (Principal
Leslie H. Cross                             Executive Officer)

/s/ CYRIL TALBOT III                        Vice President, Chief Financial  September 9, 1999
------------------------------------------  Officer and Secretary
Cyril Talbot III                            (Principal Financial and
                                            Accounting Officer)

/s/ CHARLES T. ORSATTI                      Director                         September 9, 1999
------------------------------------------
Charles T. Orsatti

/s/ MITCHELL J. BLUTT, M.D.                 Director                         September 9, 1999
------------------------------------------
Mitchell J. Blutt, M.D.

/s/ SHAHAN D. SOGHIKIAN                     Director                         September 9, 1999
------------------------------------------
Shahan D. Soghikian

/s/ DAMION E. WICKER, M.D.                  Director                         September 9, 1999
------------------------------------------
Damion E. Wicker, M.D.

/s/ JOHN J. DAILEADER                       Director                         September 9, 1999
------------------------------------------
John J. Daileader

/s/ IVAN R. SABEL                           Director                         September 9, 1999
------------------------------------------
Ivan R. Sabel

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of September, 1999.

                                          DONJOY, L.L.C.

                                          By: /s/ LESLIE H. CROSS
                                            ------------------------------------
                                              Leslie H. Cross
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     We, the undersigned members of the Board of Managers and officers of DONJOY, L.L.C., do hereby constitute and appoint LESLIE H. CROSS and JOHN J. DAILEADER, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

SIGNATURE                                                TITLE                      DATE
---------                                                -----                      ----

/s/ LESLIE H. CROSS                         President, Chief Executive       September 9, 1999
------------------------------------------  Officer and Manager (Principal
Leslie H. Cross                             Executive Officer)

/s/ CYRIL TALBOT III                        Vice President, Chief Financial  September 9, 1999
------------------------------------------  Officer and Secretary
Cyril Talbot III                            (Principal Financial and
                                            Accounting Officer)

/s/ CHARLES T. ORSATTI                      Manager                          September 9, 1999
------------------------------------------
Charles T. Orsatti

/s/ MITCHELL J. BLUTT, M.D.                 Manager                          September 9, 1999
------------------------------------------
Mitchell J. Blutt, M.D.

/s/ SHAHAN D. SOGHIKIAN                     Manager                          September 9, 1999
------------------------------------------
Shahan D. Soghikian

/s/ DAMION E. WICKER, M.D.                  Manager                          September 9, 1999
------------------------------------------
Damion E. Wicker, M.D.

/s/ JOHN J. DAILEADER                       Manager                          September 9, 1999
------------------------------------------
John J. Daileader

/s/ IVAN R. SABEL                           Manager                          September 9, 1999
------------------------------------------
Ivan R. Sabel

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER
-------                            EXHIBIT

     3.1 Amended and Restated Operating Agreement of dj Orthopedics,
         LLC
     3.2 Second Amended and Restated Operating Agreement of DonJoy,
         L.L.C.
     3.3 Certificate of Amendment to Certificate of Incorporation of
         DJ Orthopedics Capital Corporation
     3.4 By-Laws of dj Orthopedics, LLC
     3.5 By-Laws of DonJoy, L.L.C.
     3.6 By-Laws of DJ Orthopedics Capital Corporation
     4.1 Indenture dated as of June 30, 1999 among the Issuers,
         DonJoy and The Bank of New York, as Trustee
     4.2 Form of New Note (included as Exhibit B to Exhibit 4.1)
     4.3 Exchange and Registration Rights Agreement dated as of June,
         30, 1999 among the Issuers, DonJoy and Chase Securities
         Inc., as Initial Purchaser
     5.1* Opinion of O'Sullivan Graev & Karabell, LLP
    10.1 Recapitalization Agreement dated as of April 29, 1999 among
         CDP, DonJoy and Smith & Nephew
    10.2 Group Research Centre Technology Agreement dated as of June
         30, 1999 between DonJoy and Smith & Nephew
    10.3 Supply Agreement dated as of June 30, 1999 between DonJoy and Smith & Nephew
    10.4 Transition Services Agreement dated as of June 30, 1999 between DonJoy and Smith & Nephew
    10.5 Distribution Agreement dated as of June 30, 1999 between
         DonJoy, Smith & Nephew and the affiliates of Smith & Nephew listed on Schedule I thereto
    10.6 CERF Laboratories Agreement dated as of June 30, 1999 between DonJoy and Smith & Nephew
    10.7 Subleases dated as of June 30, 1999 between the Company and Smith & Nephew
    10.8 Guaranties dated as of June 30, 1999 executed by DonJoy
    10.9 Preferred Unit Purchase Agreement dated as of June 30, 1999 among DonJoy, CB Capital and First Union Investors
    10.10 Members' Agreement dated as of June 30, 1999 among DonJoy,
         CDP, CB Capital, First Union Investors, Smith & Nephew and the Management Members
    10.11 Credit Agreement dated as of June 30, 1999 among the
         Issuers, DonJoy, the Lenders party thereto and First Union
         National Bank, as Administrative Agent
    10.12 Indemnity, Subrogation and Contribution Agreement dated as of June 30, 1999 among the Company, DJ Capital and First
         Union National Bank, as Collateral Agent
    10.13 Parent Guarantee Agreement dated as of June 30, 1999 between
         DonJoy and First Union National Bank, as Collateral Agent
    10.14 Subsidiary Guarantee Agreement dated as of June 30, 1999 between DJ Capital and First Union National Bank, as
         Collateral Agent
    10.15 Pledge Agreement dated as of June 30, 1999 among the
         Company, DonJoy and First Union National Bank, as Collateral
         Agent
    10.16 Security Agreement dated as of June 30, 1999 among the
         Company, DonJoy, DJ Capital and First Union National Bank, as Collateral Agent

EXHIBIT
NUMBER
-------                            EXHIBIT
    10.17 Leasehold Deed of Trust, Security Agreement and Assignment
         of Leases and Rents dated as of June 30, 1999 between the
         Company and First American Title Insurance Company, as
         trustee
    10.18 Employment Agreement dated as of June 30, 1999 between the
         Company and Leslie H. Cross
    10.19 Employment Agreement dated as of June 30, 1999 between the
         Company and Cyril Talbot III
    10.20 Employment Agreement dated as of June 30, 1999 between the
         Company and Michael R. McBrayer
    10.21 1999 Option Plan of DonJoy
    10.22 Retention Agreement dated as of December 14, 1998 between
         Smith & Nephew and Les Cross
    10.23 Retention Agreement dated as of December 14, 1998 between
         Smith & Nephew and Cy Talbot
    10.24 Retention Agreement dated as of December 14, 1998 between
         Smith & Nephew and Michael McBrayer
    10.25 Retention Agreement dated December 14, 1998 between Smith &
         Nephew and Chuck Bastyr
    10.26 Retention Agreement dated December 14, 1998 between Smith &
         Nephew and
         Peter Bray
    12.1 Statement re: computation of ratio of earnings to fixed charges
    21.1 Subsidiaries of the Registrants
    23.1* Consent of O'Sullivan Graev & Karabell, LLP (included in
         Exhibit 5.1)
    23.2 Consent of Ernst & Young LLP
    24.1 Powers of Attorney (included on the signature pages)
    25.1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of The Bank of New York as Trustee
    27.1 Financial Data Schedule
    99.1* Form of Letter of Transmittal
    99.2* Form of Notice of Guaranteed Delivery
    99.3* Form of Letter to Brokers, Dealers, Commercial Banks, Trust
         Companies and Other Nominees
    99.4* Form of Letter to Clients

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* To be filed by amendment